UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Mercury Systems, Inc.
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2024 PROXY STATEMENT

mercury

TRANSFORMING THE FUTURE WITH MISSION-CRITICAL PROCESSING AT THE EDGE

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Notice of 2024 Annual Meeting of Shareholders
Dear Shareholders:
The Board of Directors of Mercury Systems, Inc. invites you to attend the 2024 Annual Meeting of Shareholders. The Annual Meeting will be held on October 23, 2024, at 10:00 a.m. Eastern Time at the Company's headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. The meeting is being held for the following purposes:
•To elect three Class III directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified.
•To hold an advisory vote on the fiscal 2024 compensation of our named executive officers (the "say-on-pay" vote).
•To hold a vote to approve our 2024 Employee Stock Purchase Plan.
•To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.
•To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.
The first proposal relates solely to the election of three Class III directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.
The Board of Directors has fixed the close of business on August 26, 2024 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.
Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance by contacting us at annualmeeting@mrcy.com. To attend the meeting, please note the security procedures included on page 1 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be held on October 23, 2024: The proxy statement and annual report to shareholders for our fiscal year ended June 28, 2024 are available at www.envisionreports.com/MRCY.

By Order of the Board of Directors

Chairman of the Board, President and Chief Executive Officer

Andover, Massachusetts
September 12, 2024

i

EXECUTIVE SUMMARY
This executive summary is an overview of information that you will find elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Proposals and Board Recommendations

No.	Proposal Summary	Board's Voting Recommendations
1	Election of Three Class III Directors	FOR each nominee
2	Advisory Vote on Fiscal 2024 Executive Compensation ("Say-on-Pay")	FOR
3	Approval of 2024 Employee Stock Purchase Plan	FOR
4	Ratification of Appointment of Our Independent Registered Public Accounting Firm for Fiscal 2025	FOR

Cautionary Note on Forward-Looking Statements: This proxy statement contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to our focus on enhanced execution of our strategic plan. You can identify these statements by the words "may," "will," "could," "should," "would," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," "likely," "forecast," "probable," "potential," and similar expressions. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in our markets, effects of any U.S. federal government shutdown or extended continuing resolution, effects of geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in or cost increases related to completing development, engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. government’s interpretation of, federal export control or procurement rules and regulations, changes in, or in the interpretation or enforcement of, environmental rules and regulations, market acceptance of our products, shortages in or delays in receiving components, supply chain delays or volatility for critical components such as semiconductors, production delays or unanticipated expenses including due to quality issues or manufacturing execution issues, capacity underutilization, increases in scrap or inventory write-offs, failure to achieve or maintain manufacturing quality certifications, such as AS9100, the impact of supply chain disruption, inflation and labor shortages, among other things, on program execution and the resulting effect on customer satisfaction, inability to fully realize the expected benefits from acquisitions, restructurings, and operational efficiency initiatives or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, effects of shareholder activism, increases in interest rates, changes to industrial security and cyber-security regulations and requirements and impacts from any cyber or insider threat events, changes in tax rates or tax regulations, such as the deductibility of internal research and development, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, litigation, including the dispute arising with our former CEO over his resignation, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 28, 2024. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

FY24 SELECT FINANCIAL HIGHLIGHTS

Backlog ($M)

16%
YOY
16% CAGR
625
831
909
1,038
1,140
1,326
FY19 FY20 FY21 FY22 FY23 FY24

Bookings ($M)

783
954
881
1,063
1,076
1,021
FY19 FY20 FY21 FY22 FY23 FY24

This record level of billings reflects our relentless focus on progressing our programs to deliver for our customers, invoice, and collect cash, leading to a record free cash flow performance in our fourth quarter and positive free cash flow for the year for the first time since 2021.

Free Cash Flow ($M)

$86M
YOY
70.8
71.9
51.6
(46.5)
(60.1)
26.1
FY19 FY20 FY21 FY22 FY23 FY24

Net Working Capital ($M)

15%
YOY
226.2
282.0
378.4
555.7
632.2
538.8
FY19 FY20 FY21 FY22 FY23 FY24

CAGR figures for period of FY19–FY24.
YoY figures for period of FY23 vs FY24.
Numbers are rounded. Per-share data is presented on a fully diluted basis.

SELECTED FINANCIAL DATA

The following table summarizes certain historical consolidated financial data, which should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report (in thousands, except per-share data):

	FISCAL YEARS				
	2024	**2023**	**2022**	**2021**	**2020**
Statement of Operations Data					
Net revenues	$835,275	$973,882	$988,197	$923,996	$796,610
(Loss) income from operations	$(147,754)	$(21,685)	$31,610	$81,001	$91,062
Net (loss) income	$(137,640)	$(28,335)	$11,275	$62,044	$85,712
Net (Loss) Earnings Per Share					
Basic	$(2.38)	$(0.50)	$0.20	$1.13	$1.57
Diluted	$(2.38)	$(0.50)	$0.20	$1.12	$1.56
Adjusted EBITDA(1)	$9,413	$132,253	$200,507	$201,896	$176,242
Adjusted EPS(1)	$(0.69)	$1.00	$2.19	$2.42	$2.30

	AS OF FISCAL YEARS				
	2024	**2023**	**2022**	**2021**	**2020**
Balance Sheet Data					
Net working capital	$538,847	$632,191	$555,671	$378,438	$282,016
Total assets	$2,379,905	$2,391,367	$2,304,415	$1,955,137	$1,610,720
Long-term obligations	$671,714	$591,418	$573,303	$320,168	$100,021
Total shareholders' equity	$1,472,275	$1,566,685	$1,537,185	$1,484,146	$1,384,784

(1) Adjusted EBITDA and adjusted EPS are key measures that are not calculated according to U.S. generally accepted accounting principles ("GAAP"). Refer to "Non-GAAP Financial Measures" in Management's Discussion and Analysis of Financial Condition and Results of Operations for our definition of these measures, including reconciliations to our most directly comparable GAAP financial measures. Reconciliations to our most directly comparable GAAP financial measures are included in our Annual Report on Form 10-K for fiscal years 2022, 2023, and 2024.

Company Overview
We are a technology company that delivers mission-critical processing power to the edge to solve the most pressing aerospace and defense challenges. Our products and solutions are deployed in more than 300 programs and across 35 countries. We are headquartered in Andover, Massachusetts, and have over 20 locations worldwide.
The Mercury Processing Platform is the unique advantage we provide to our customers. It comprises the innovative technologies we’ve developed and acquired for more than 40 years that bring integrated, mission-critical processing capabilities to the edge. Our processing platform spans the full breadth of signal processing—from radio frequency front end to the human-machine interface—to rapidly convert meaningful data, gathered in the most remote and hostile environments, into critical decisions. It allows us to offer standard products and custom solutions from silicon to system scale, including components, modules, subsystems, and systems and it embodies the customer-centric approach we take to delivering capabilities that are mission-ready, trusted and secure, software-defined, and open and modular.
As a leading manufacturer of essential components, products, modules and subsystems, we sell to all of the top defense prime contractors, the U.S. government and original equipment manufacturer commercial aerospace companies. Our mission-critical products and solutions are deployed by our customers for a variety of applications including sensor and radar processing, electronic warfare, avionics, weapons, and command, control, communications, and intelligence (C4I). We have built a trusted, robust portfolio of proven capabilities, leveraging the most advanced commercial silicon technologies and purpose-built to exceed the performance needs of our defense and commercial customers. Customers add their own applications and algorithms to our specialized, secure and innovative products and pre-integrated solutions. This allows them to complete their full system by integrating with their platform, the sensor technology and, increasingly, the processing from Mercury.
Our deep, long-standing relationships with leading high-tech and other commercial companies, coupled with our targeted research and development (“R&D”) investments and industry-leading trusted and secure design and manufacturing capabilities, are the foundational tenets of this highly successful model. We are leading the development and adaptation of commercial technology for aerospace and defense solutions. From chip-scale to system scale and from data, including radio frequency to digital to decision, we make mission-critical technologies safe, secure, affordable and relevant for our customers.
Our capabilities, technology, people and R&D investment strategy combine to differentiate Mercury in our industry. We maintain our technological edge by investing in critical capabilities and intellectual property in processing, leveraging open standards and open architectures to adapt quickly those building blocks into solutions for highly data-intensive applications, including emerging needs in areas such as artificial intelligence.
Named Executive Officers
Our named executive officers for our 2024 fiscal year are:

Name	Position
William L. Ballhaus(1)	Chairman of the Board, President and Chief Executive Officer
David E. Farnsworth(2)	Executive Vice President and Chief Financial Officer
Stuart H. Kupinsky(3)	Executive Vice President, Chief Legal Officer and Corporate Secretary
Steven V. Ratner(4)	Executive Vice President and Chief Human Resources Officer
Charles R. Wells, IV(5)	Executive Vice President and Chief Operating Officer
Christopher C. Cambria(6)	Former Executive Vice President, General Counsel and Secretary
Allen Couture(7)	Former Executive Vice President, Execution Excellence
Michelle M. McCarthy(8)	Former Senior Vice President and Chief Accounting Officer, and Former Interim Chief Financial Officer and Treasurer
(1)Mr. Ballhaus was appointed as our Interim President and Chief Executive Officer on June 25, 2023. Following the completion of a formal search process, he was named as our President and Chief Executive Officer effective August 15, 2023. Mr. Ballhaus was named Chairman of Mercury's Board of Directors immediately prior to our 2023 annual shareholders meeting on October 25, 2023.
(2) Mr. Farnsworth joined Mercury on July 17, 2023 as our Chief Financial Officer and Treasurer. He served in this capacity through October 25, 2023, after which he has continued to serve as our Chief Financial Officer.
(3) Mr. Kupinsky joined Mercury on January 29, 2024.

(4) Mr. Ratner served as Senior Vice President and Chief Human Resources Officer until September 23, 2023, when he was promoted to the office of Executive Vice President and Chief Human Resources Officer.
(5) Mr. Wells served as President of Microelectronics until January 22, 2024, when he was named as our Chief Operating Officer.
(6) Mr. Cambria served as our Executive Vice President, General Counsel and Secretary until his termination by Mercury without cause effective March 1, 2024. For a further discussion, see "Compensation Discussion and Analysis—Separation Agreement with Christopher Cambria."
(7) Mr. Couture served as a Senior Vice President, Execution Excellence, until July 26, 2023, when he was promoted to the office of Executive Vice President, Execution Excellence. He was terminated by Mercury without cause effective February 16, 2024. For a further discussion, see "Compensation Discussion and Analysis—Separation Agreement with Allen Couture."
(8) Ms. McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period until February 12, 2024, and resigned from Mercury effective March 1, 2024.
Shareholder Engagement and 2023 Advisory "Say-on-Pay" Vote on Executive Compensation
Over the past two years, we took a series of actions in response to shareholder feedback to ensure that our executive pay programs are aligned with our strategic priorities and shareholder expectations going forward. At our 2023 annual shareholders meeting, the Company received the support of 97% of the votes cast on our Say-on-Pay proposal, which is a stark improvement from the 20% level of support we received at the prior year's annual shareholders meeting. We believe our demonstrated responsiveness to shareholder feedback contributed to this year-over-year improvement.
In 2024, we continued our extensive annual engagement efforts with shareholders on our executive compensation program, as well as other matters including strategy, Board composition, and environmental, social and governance matters. We invited 19 of our largest shareholders representing approximately 79% of our outstanding shares to engage with us prior to the filing of this proxy statement, and held meetings with shareholders who responded. These meetings were led by Barry Nearhos, who serves as our Lead Independent Director. We will continue to engage with our shareholders on an ongoing basis and consider feedback when making future decisions about our executive compensation programs.
The table below summarizes the compensation-related feedback we heard from shareholders through our enhanced engagement program that began in 2022, and the actions we took to improve our compensation programs, respond to shareholder concerns and ensure that our programs are aligned with shareholder expectations going forward.
v

What We Heard Concerns Identified Through Shareholder Engagement	How we Responded to Shareholder Feedback Evolution of our Programs for Fiscal 2023 and Fiscal 2024
Annual Incentive Plan ("AIP")

•Preference to see diversified performance measures.

•Concerns about semi-annual performance periods, with second-half targets established mid-year.

•Importance of driving free cash flow.

Beginning with the AIP for fiscal 2023:
•Expanded performance measures under the plan by adding Organic Revenue and Adjusted Free Cash Flow to the legacy Adjusted EBITDA measure.
•Used a full one-year performance period based on performance targets set at the start of the fiscal year.
For fiscal 2024, placed more emphasis on Adjusted Free Cash Flow results in calculating AIP payouts.

Long-Term Incentive Plan ("LTI")

•Desire for greater allocation of equity incentives to performance-based awards.

•Use of performance measures that could reward M&A activities regardless of value creation.

•Rigor of relative performance targets and appropriateness of using our compensation peer group to assess relative performance achievements.

•Magnitude of maximum incentive opportunity.

Beginning with annual LTI awards for fiscal 2024:
•Increased allocation of our annual LTI granted in the form of performance awards from 50% to 60% for our CEO and 55% for all other executive officers.
•Used absolute financial performance measures aligned with internal forecasts, instead of relative measures, to encourage and reward predictable performance.
•Targeted Organic Revenue instead of Total Revenue to more effectively drive intended value-creation behaviors.
•Added relative total shareholder return ("TSR") modifier to align performance award payouts with shareholder outcomes.
•Measured relative TSR performance using the SPADE® Defense Index components instead of our compensation peer group to promote relative performance against a broader industry index that is more representative of comparable investment opportunities available to our shareholders.
•Reduced maximum payout opportunity under performance awards from 300% to 200% of target shares, subject to a modifier based on relative TSR of up to ±25% of target shares.

Compensation Benchmarking •Use of compensation peer groups that are misaligned with current Company size.
Beginning with benchmarking of executive pay levels for fiscal 2024:
•Developed a new peer group with median revenues aligned with the Company's current size to replace our prior approach of using multiple peer groups, including one comprised of companies larger than Mercury, in anticipation of our future growth.

2024 Performance Focus Areas and Highlights
During fiscal 2024, we made considerable progress in addressing what we believe to be transitory challenges that have obscured the underlying performance of our business. Our actions were focused on four priorities that are central to unlocking Mercury's intrinsic value: delivering predicable results; building a thriving organic growth engine; expanding margins; and driving improved free cash flow generation.
Delivering Predictable Results
Over the last several years, our program management systems and processes did not mature at the same pace as the growth of our business. As a result, a small number of development programs had an outsized and we believe temporary impact on our performance as we worked through solutions to resolve and move them into production. We began fiscal 2024 with 17 of these "challenged" programs. As of year-end, we successfully retired risk on 11 of these programs. For the remaining six, two are nearing completion and represent ordinary course risk going forward. The other four are associated with our unique "common processing architecture" technology, where we have successfully executed a return to initial pilot production and are on a deliberate path to ramp up toward full-rate production in the first half of fiscal 2025.

Building a Thriving Organic Growth Engine
For fiscal 2022 and 2023, our book-to-bill ratio averaged slightly over 1.0x, which is not adequate to meet our growth aspirations. In 2024, our book-to-bill ratio grew to 1.22x for the year, albeit on lower revenue. Our total backlog at year end increased by 16.7% from $1.14 billion for fiscal 2023 to a record $1.33 billion for fiscal 2024.
Expanding Margins
During fiscal 2024, we implemented a series of cost reduction actions as we realigned our organizational structure, resulting in significant cost savings. These actions included streamlining our business organization to a single operating unit with Charles R. Wells as our Chief Operating Officer; organizing our U.S.-based business units into two Product business units and an Integrated Processing Solutions business unit; centralizing our engineering, operations, and mission assurance functions; standing up an Advanced Concepts group that is focused on advanced technologies, innovation, and strategic growth pursuits; and reducing Selling, General & Administrative headcount and discretionary spend and removing redundancies.
Driving Improved Free Cash Flow Generation
We significantly reduced our year-end net working capital by $93.4 million from year-end 2023 after years of expansion. Of particular note, unbilled receivables declined year-over-year by $79 million, or by 21% as compared to year-end 2023. These results reflect our relentless focus on progressing our programs to deliver for our customers, invoice and collect cash, leading to a record free cash flow performance in our fourth quarter and a return to positive free cash flow for the year.
2024 Financial Results
Our results on key financial measures for fiscal 2024 were as follows:
•Our bookings decreased from $1.08 billion in fiscal 2023 to $1.02 billion in fiscal 2024. As noted above, our book-to-bill ratio increased from 1.10x in fiscal 2023 to 1.22x in fiscal 2024.
•Our total backlog at year end increased from $1.14 billion for fiscal 2023 to $1.33 billion for fiscal 2024.
•Our revenues declined from $973.9 million for fiscal 2023 to $835.3 million for fiscal 2024.
•Our net loss was $137.6 million for fiscal 2024, compared to $28.3 million for fiscal 2023. Our adjusted EBITDA, a non-GAAP financial measure, declined from $132.3 million for fiscal 2023 to $9.4 million for fiscal 2024. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
•Our cash flows provided by (or used in) operating activities in fiscal 2024 were $60.4 million, compared to $(21.3) million in fiscal 2023. Our free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures from property and equipment, was $26.1 million for fiscal 2024 and $(60.1) million for fiscal 2023. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
While we did not achieve the results that we set out to deliver under our internal, annual operating plan, consistent with our achievements described in "– 2024 Performance Focus Areas and Highlights" above, we began to see what we believe to be the emergence of the true value of the business in the second half of the year, particularly with respect to our fourth quarter adjusted EBITDA and free cash flow performance.
•Our fourth quarter net loss was $10.8 million for fiscal 2024, compared to $8.2 million for fiscal 2023. Our fourth quarter adjusted EBITDA, a non-GAAP financial measure, increased from $21.9 million for fiscal 2023 to $31.2 million for fiscal 2024. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
•Our fourth quarter cash flows provided by (or used in) operating activities in fiscal 2024 were $71.8 million, compared to $12.6 million in fiscal 2023. Our fourth quarter free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures from property and equipment, was $61.4 million for fiscal 2024 and $3.8 million for fiscal 2023. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
As result, we believe that we are well positioned for strong financial performance in fiscal 2025.

2024 Compensation Program Highlights
New CEO Pay Structure Designed to Promote Shareholder Interests. Following a detailed review of internal and external candidates, in August 2023 the Company named Mr. Ballhaus to serve as our permanent Chief Executive Officer. In connection with his appointment, the Company and Mr. Ballhaus entered into an employment agreement providing for compensation that strongly emphasizes performance-based variable pay, is partially contingent on his personal investment in the Company and includes pay elements requiring significant and sustained price appreciation within a relatively short period of time to have any realizable value.
The key elements of Mr. Ballhaus' compensation and how those elements foster strong alignment with shareholder value creation are summarized below. For a further discussion, see "Compensation Discussion and Analysis—Employment Agreement with William Ballhaus."

2024 CEO Compensation aligned with Shareholder Interests
Pay Element	Amount		Shareholder Alignment
Annual Target Pay	Base Salary	$950,000	•Formula-based annual and long-term incentives •Approximately 60% of annual compensation is in the form of performance-based variable pay
	Target bonus	1,425,000
	Performance Stock	3,400,000
	Restricted Stock	2,350,000
	Total	$8,125,000
Stock Matching New-Hire Awards	$3 million
•Contingent on CEO-funded stock purchase of $1.5 million
•CEO must maintain this investment through August 17, 2026
•Matching awards are granted in the form of restricted stock, subject to a three-year cliff vesting period

Premium Priced Stock Option New-Hire Awards	$11.87 million
•Contingent on significant stock price appreciation to have any realizable value
•Staggered vesting periods with escalating exercise prices promote sustained price appreciation over multiple periods
•The grant-date fair value of these awards is $11.87 million. Mr. Ballhaus' opportunity to actually realize this value from the exercise of these awards is contingent on Mercury's stock price increasing to at least $57.71 during each of the two years ended August 17, 2027 and 2028

2024 Annual Incentive Plan (AIP) payouts to executives aligned with performance. Following the end of the fiscal year, the Committee engaged in a comprehensive review of the Company's 2024 performance. Our financial results for fiscal 2024 fell below the requirements necessary for our executives to earn a calculated payout of 50% under our AIP, as described in "Compensation Discussion and Analysis — Elements of Fiscal 2024 Target Pay – Annual Incentives." However, as detailed above, our financial results were negatively impacted by unexpected challenges that we believe to be transitory, which obscured solid performance elsewhere in the business. Led by our new CEO, our refreshed management team responded to these challenges with considerable progress in our four focus areas, culminating in substantially improved results for the second half of the year. After considering these meaningful and tangible achievements, the Committee determined to award our executives payouts of 40% of their respective target bonuses for fiscal 2024.
No payouts under long-term performance awards. We did not make any payouts to executives under long-term performance awards whose performance periods ended in fiscal 2024 and whose vesting periods ended in August 2024, because the threshold performance requirements for these awards were not achieved. Performance awards whose performance periods ended in fiscal 2024 and whose vesting periods are scheduled to end in or after November 2024 are based in part on peer group performance that has yet to be publicly reported and is subject to review and certification by the Committee. For a further discussion, see "Tabular Executive Compensation Disclosure — Outstanding Equity Awards at Fiscal Year-End."
2024 Target Pay
The table below details each named executive officer's annual base salary, target annual incentive opportunity ("target bonus") and grant date target value of annual LTI awards (collectively, "target pay") for fiscal 2024. We use target pay as the basis for benchmarking our named executive officers' annual compensation and for allocating compensation among different pay elements.

Target Pay for Fiscal 2024
	Salary(1)	Target Bonus as % of Salary(1)	Annual LTI Awards(2)	Target Pay
Current Employees:
William L. Ballhaus	$950,000	150%	$5,750,000	$8,125,000
David E. Farnsworth	450,000	110%	1,500,000	2,445,000
Stuart H. Kupinsky	450,000	100%	850,000	1,750,000
Steven V. Ratner	437,750	100%	700,000	1,575,500
Charles R. Wells, IV	450,000	110%	1,400,000	2,345,000
Former Employees:
Christopher C. Cambria	407,968	100%	800,000	1,615,936
Allen Couture	437,750	100%	800,000	1,675,500
Michelle M. McCarthy	350,200	50%	350,000	875,300
(1)Represents each executive's annual base salary rate and target bonus as a percentage of salary at the end of fiscal 2024 or at such earlier time during fiscal 2024 on which their employment with Mercury terminated.
(2)Represents LTI awards granted to our named executive offers as part of their annual compensation for fiscal 2024. Accordingly, this table excludes the value of one-time new-hire, promotion and recognition awards granted to Messrs. Ballhaus, Farnsworth, Kupinsky and Ms. McCarthy during fiscal 2024. In the case of Messrs. Kupinsky and Wells, who were hired or promoted by Mercury following the annual grant date for Mercury's fiscal 2024 LTI awards, the table includes the values established by the Committee as set forth in their respective offer letters for their future annual LTI awards. For a further discussion, see "Compensation Discussion and Analysis—Offer Letter with Stuart Kupinsky" and "Compensation Discussion and Analysis—Offer Letter with Charles Wells."
We consider market median compensation levels as our reference point in making executive pay decisions, subject to adjustments based on experience, performance, the other individual factors as described in "– Use of Market Data and Competitive Compensation Positioning" and as otherwise appropriate. The majority of each executive's target pay is in the form of variable incentive compensation that is subject to future performance to have any realized value. See the information in "– Mix of Pay."

Our Board of Directors
The following table provides summary information about our Directors as of the date of this proxy statement.

				Committee Memberships
Name	Director Since	Primary Occupation	Independent	AC	HC	NGC	GRC	M&A
William L. Ballhaus Chairman of the Board Class I Director Term Ending in 2025	2022	President and CEO, Mercury Systems	No
Orlando P. Carvalho Class III Director Nominated for a Term Ending in 2027	2020	Former Executive Vice President Aeronautics, Lockheed Martin	Yes		M	M		C
Gerard J. DeMuro Class II Director Term Ending in 2026	2023	Former Co-CEO, Eve Air Mobility and Former President and CEO of BAE Systems, Inc. (U.S.)	Yes	M,F			M
Lisa S. Disbrow Class I Director Term Ending in 2025	2017	Under Secretary of the U.S. Air Force (Retired)	Yes	M,F	M		C
Roger A. Krone Class II Director Term Ending in 2026	2023	President and CEO, Boy Scouts of America Former Chairman and CEO, Leidos	Yes			M		M
Howard L. Lance Class I Director Term Ending in 2025	2022	Former President and CEO Maxar Technologies and Harris Corporation	Yes		C	M		M
Barry R. Nearhos Lead Independent Director Class III Director Nominated for a Term Ending in 2027	2018	Former Managing Partner, PricewaterhouseCoopers	Yes	C,F		C
Scott Ostfeld Class II Director Term Ending in 2026	2023	Managing Partner and Portfolio Manager, JANA Partners	Yes		M			M
Debora A. Plunkett Class III Director Nominated for a Term Ending in 2027	2021	Federal Senior Executive National Security Agency (Retired)	Yes	M			M

AC = Audit Committee	GRC = Government Relations Committee	M = Member
HC = Human Capital and Compensation Committee	M&A = M&A and Finance Committee	C = Committee Chair
NGC = Nominating and Governance Committee		F = Financial Expert
We are proposing that Orlando P. Carvalho, Barry R. Nearhos, and Debora A. Plunkett, three continuing Class III directors, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Mr. Nearhos, our Lead Independent Director, was appointed to the Board in 2018, Mr. Carvalho was appointed to the Board in 2020, and Ms. Plunkett was appointed to the Board in 2021.
x

Environmental, Social, and Corporate Governance Highlights
Governance
Our focus on good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information		Board and Governance Information
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2024	12
Number/ % of Independent Directors	8/ 89%	Lead Independent Director	Yes
Average Age of Independent Directors	63	Separate Chairman and CEO	No
Average Director Tenure	3 years	Code of Business Conduct and Ethics	Yes
Women Board Members	22%	Stock Ownership Guidelines: Directors & Executives	Yes
Board Committees Chaired by Women	20%	Board Refreshment: New Directors Over Past 5 Years	7
Racial/ Ethnically Diverse Board Members	11%	Board Policy to Reflect Diversity (Gender & Race)	Yes
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Uncontested Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Proxy Access	No
Annual Board and Committee Self-Assessments	Yes	Ongoing Shareholder Outreach and Engagement	Yes
Limited Membership on Other Public Co Boards	Yes	Capital Structure with One Vote per Common Share	Yes
Board Committees are 100% Independent Directors	Yes	Succession Planning Process for Senior Management	Yes
Poison Pill	No	Regular Executive Sessions without Management	Yes
    Our Board of Directors and executives understand and embrace the importance to all of our primary stakeholders of environmental, social, and governance ("ESG") measurement and reporting. For a number of years, we have been focused on the aspects of ESG we believe have the greatest impact on our business, our stakeholders, and value creation. As it relates to the environment and sustainability, our initial priorities include: talent management and culture; responsible sourcing and operational excellence; cyber security; and environmental stewardship. We have also focused on addressing a number of key governance principles that are generally considered best practices. Of our areas of focus, we are more focused on developing talent management and culture and cyber security because we believe these have the greatest potential to create - and the highest risk to destroy - value for Mercury and our shareholders. We continue to invest in our efforts, results, and reporting accountability, and endeavor to add both to what we do and how we report these efforts over time.
Our executive leadership team oversees and implements our environmental initiatives with a view towards demonstrating our commitment to good corporate citizenship and responsible business practices. The Human Capital and Compensation Committee of our Board of Directors reviews our ESG practices with a view toward how our efforts help attract, develop, and retain employee talent, including our culture and values as well as how we demonstrate our commitment to good corporate citizenship. The Nominating and Governance Committee of our Board of Directors is responsible for the annual assessments of the Board, its Committees, and individual directors, the annual process of the selection and nomination of directors for election, our corporate governance policies and processes, and reviewing and overseeing Mercury's environmental impact and initiatives.
Talent Management
For talent management and culture, we strive to invest in the professional development of our team members, hiring and retaining a diverse workforce. We are focused on ongoing employee training in critical compliance areas and on business ethics, export rules, and our culture of integrity. We adhere to high ethical and security standards and operating with integrity is a foundation of our culture and values. We disclose in the Environmental, Social, and Governance section of our website gender, racial, and ethnicity data, our voluntary and involuntary termination rates, and our OSHA injury rates.
Diversity, Equity, and Inclusion
We are focused on advancing diversity, equity, and inclusion internally and externally through a variety of programs and initiatives and we report our employee diversity statistics at regular meetings of the Human Capital and Compensation Committee.

Cyber and Industrial Security
The layers of cyber security we have built into our business systems and incorporated into our processes help ensure the critical data that drives the development of customer solutions is secure and protects our employees' personal information. Our good work has been recognized and we remain focused on modeling industry best practices. We also have cyber security expertise on our Board of Directors, with Ms. Plunkett having served as a federal senior executive at the National Security Agency (NSA), including roles as Deputy Director and later Director of Information Assurance, where she led the agency's information assurance/ cyber defense mission.
We have deployed and have been relying upon a best in class industrial security program as evidenced by superior ratings from the U.S. Defense Counterintelligence and Security Agency (DCSA). Six of our cleared sites have been recognized with the James S. Cogswell Industrial Security Achievement Award in recent years; less than 1% of the 13,000+ cleared contractor locations receive this award annually.
Responsible Sourcing
We believe responsible sourcing and operational excellence are integral parts of value creation. We work with all our suppliers in an effort to ensure that we all adhere to an equal and high standard of sustainability and ethical principles. We provide opportunities for small businesses to engage with us as we support our customers in the aerospace, defense, and intelligence markets. We work closely with many categories of small businesses, including small disadvantaged, women-owned, veteran-owned, service-disabled veteran-owned, and historically underutilized business zone (HUBZone) companies.
Our execution excellence initiatives include a focus on supply chain efficiency and procurement savings, which we believe will further enhance our competitiveness and value in the coming years.
Environmental Stewardship
As a technology company, we have relatively limited exposure to environmental stewardship risks in our operations. Nonetheless, we are focused on promoting environmental stewardship and introducing innovative processes and technologies that improve our efforts, including quantifying and disclosing our environmental impact along with our efforts to maximize future generations' ability to live, work, and play in our shared natural environment. We disclose in the ESG section of our website details of scope 1, scope 2, and scope 3 greenhouse gas (GHG) emissions from our business activities covering backup-generators and boilers for scope 1 emissions, purchased energy for scope 2 emissions, and business travel for scope 3 emissions. We have partnered with a nationally-recognized waste management vendor to ensure that our by-products and materials are reclaimed, recycled, or disposed of in ways that will reduce environmental impacts and conserve natural resources. As an environmentally-conscious company, we focus on and support efforts that move towards a zero waste future through continuous improvement of production processes, sustainable materials management, and resource efficiency.
Facilities optimization and capital and asset efficiency are significant themes in our operational excellence initiatives, and we believe we will create further value for all of our stakeholders as we use our resources more efficiently.
Further Information
Please see the Environmental, Social, and Governance section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our Annual Report on Form 10-K.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this notice and proxy card to you on or about September 12, 2024 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. ("Mercury") for the 2024 Annual Meeting of Shareholders to be held on October 23, 2024, and any adjournment or postponement of that meeting. The meeting will be held on October 23, 2024, beginning at 10:00 a.m. Eastern Time at our headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. You may vote by internet, telephone, or mail in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are four matters scheduled for a vote:
•election of three Class III directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified;
•an advisory vote on the fiscal 2024 compensation of our named executive officers (the "say-on-pay" vote);
•approval of our new 2024 Employee Stock Purchase Plan; and
•ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 26, 2024, the record date, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What is the Admission Policy for the Annual Meeting?
All holders of Mercury shares as of the record date are encouraged to attend the Annual Meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.
•Eligible Attendees. Attendance is limited to registered and beneficial Mercury shareholders as of the record date.
•Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver's license or passport. You must register on or prior to October 11, 2024 in order to obtain an admission ticket.
•Obtaining an Admission Ticket. In order to obtain an admission ticket, please email us at annualmeeting@mrcy.com.
•Security Measures. Upon entering the meeting facility, you may be required to proceed through a security checkpoint. In addition, cameras, recording equipment, electronic devices, large bags, briefcases, and packages will not be permitted in the Annual Meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 26, 2024, the record date, will constitute a quorum for purposes of the meeting. On the record date, 59,500,014 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.
How do I vote my shares?
•Beneficial Shareholders. If you own shares through a broker, bank, or other holder of record (that is, your shares are held in "street name"), you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. If your shares are held in "street name" and you wish to vote them at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 23, 2024.
•Registered Shareholders. If you own shares that are registered in your name, you may vote by proxy before the Annual Meeting by internet at www.envisionreports.com/MRCY, by calling 1-800-652-VOTE (8683), or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 23, 2024. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
•Shareholders Through the Mercury Systems 401(k) Plan. If you indirectly own shares through the Company stock fund in the Mercury Systems 401(k) plan, you may vote by proxy before the Annual Meeting by internet at www.envisionreports.com/MRCY, by calling 1-800-652-VOTE (8683), or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 21, 2024. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:
•FOR the election of the three nominees for Class III directors named below under "Proposal 1: Election of Three Class III Directors;"
•FOR the approval of, on an advisory basis, the fiscal 2024 compensation of our named executive officers as disclosed in this proxy statement;
•FOR the approval of our new 2024 Employee Stock Purchase Plan;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025; and
•in the proxy's discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.
What discretion does my broker have to vote my shares held in "street name"?
A broker holding your shares in "street name" must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, brokers may not vote on "non-routine" matters without specific instructions from you, such as the election of directors, the advisory vote on say-on-pay, and the approval of our new 2024 Employee Stock Purchase Plan. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting. Brokers may, however, vote shares held in "street name" with respect to "routine" matters, which include the ratification of the appointment of an independent registered public accounting firm, if the broker's clients do not provide voting instructions. We urge you to give voting instructions to your broker on all voting items.
Can I change my vote after I return my proxy card?
•Beneficial Shareholders. Beneficial shareholders should contact their broker, bank, or other holder of record for instructions on how to revoke their proxies or change their vote.
•Registered Shareholders. Registered shareholders may revoke their proxies or change their voting instructions at any time before 1:00 a.m., Eastern Time, on October 23, 2024, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the Annual Meeting and voting by ballot.
•Shareholders Through the Mercury Systems 401(k) Plan. If you indirectly own shares through the Company stock fund in the Mercury Systems 401(k) plan, you may revoke your proxy or change your voting instructions at any time before 1:00 a.m., Eastern Time, on October 21, 2024, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary.
Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person at the meeting.
How are votes counted?
•Election of directors. A director nominee receiving a majority of the votes properly cast at the meeting for the nominee's election (meaning he or she receives more votes cast "FOR" than cast "WITHHOLD") will be elected director. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.
•All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, as applicable, which are described above, will have no effect on the outcome of voting on these matters.
How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our directors, officers, and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.
We have engaged Okapi Partners LLC ("Okapi") to assist in the solicitation of proxies and provide related advice and informational support, for agreed services fees and reimbursement of customary disbursements and expenses. In addition to fees and expenses for services provided through the date of the meeting, Okapi's fee in connection with the proxy solicitation for this meeting is not expected to exceed $75,000.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS
Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. As permitted by Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of nine members, with: William L. Ballhaus, Lisa S. Disbrow, and Howard L. Lance serving as Class I directors; Gerard J. DeMuro, Roger A. Krone, and Scott Ostfeld serving as Class II directors; and Orlando P. Carvalho, Barry R. Nearhos, and Debora Plunkett serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2025, 2026, and 2024, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that Orlando P. Carvalho, Barry R. Nearhos, and Debora A. Plunkett, three continuing Class III directors, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Mr. Nearhos, our Lead Independent Director, was appointed to the Board in 2018, Mr. Carvalho was appointed to the Board in 2020, and Ms. Plunkett was appointed to the Board in 2021.
Directors' Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company's business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors' overall composition and the Company's current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company's interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company's current situation and strategic plans.
Our Board of Directors Policy recognizes the benefits that diversity brings to the Board and states that the Board has a goal to reflect gender, ethnic, and racial diversity in its membership. Having a Board composed of individuals with diverse skills, experience, backgrounds and perspectives means: competitive advantage; robust understanding of opportunities, issues and risks; inclusion of different concepts, ideas, and relationships; enhanced decision-making and dialogue; and heightened capacity for oversight of the organization and its governance. For purposes of Board composition, diversity includes, but is not limited to, business and industry skills and experience, gender, race, and ethnicity. The Board shall make good use of these differences and distinctions among individuals in determining the optimum composition of the Board. All Board appointments should collectively reflect the diverse nature of the business environment in which the Company operates and be made on merit, in the context of the skills, experience, independence, and knowledge which the Board requires to be effective.
In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee's independence, financial literacy, personal and professional accomplishments, and experience, including the following:

Experience/ Qualification	Relevance to Mercury
Public Co. CEO	Experience as the chief executive officer of a publicly-traded company provides us with insights and understanding of the challenges of operating a business with multiple stakeholders with various and at times competing time horizons for return on investment.
Senior Leadership	Experience in significant leadership positions provides us with new insights and demonstrates key management disciplines that are relevant to the oversight of our business.
Defense Industry	Extensive experience in the aerospace and defense industry provides an understanding of the complex environment in which we operate and is highly important to strategic planning and oversight of our business operations.
Technology Industry	Experience with secure sensor processing, rugged servers, mission computers, safety-critical avionics, radio frequency components, multifunction assemblies and subsystems provides an understanding of the complex operations of our business as well as the labor markets in which we compete for talent.
Corporate Governance	An understanding of organizations and governance supports management accountability, transparency, and protection of shareholder interests.
Risk Management	Risk management experience is critical in overseeing the risks we face today and those emerging risks that could present in the future.
Finance and Accounting	Finance and accounting experience is important in understanding and reviewing our business operations, strategy, and financial results.
Business Operations and Strategic Planning	An understanding of business operations and processes, and experience making strategic decisions, are critical to the oversight of our business, including the assessment of our strategic operating plan and business strategy.
Regulatory	An understanding of laws and regulations is important because we operate in a highly regulated industry and we are directly affected by government actions.
Talent Management	We place great importance on attracting and retaining superior talent, and motivating employees to achieve desired enterprise and individual performance objectives.
Mergers & Acquisitions (M&A)	Experience with acquiring and integrating companies through M&A transactions is important to understanding this component of our strategy.
Debt and Equity Capital Markets	Debt and equity capital markets experience is important because we use the capital markets, along with cash generated from operations, to finance our growth agenda.

Board Skills Matrix for Continuing Non-Employee Directors

Skill/ Qualification	Orlando P. Carvalho	Gerard J. DeMuro	Lisa S. Disbrow	Roger A. Krone	Howard L. Lance	Barry R. Nearhos	Scott Ostfeld	Debora A. Plunkett
Public Co. CEO		•		•	•
Senior Leadership	•	•	•	•	•	•	•	•
Defense Industry	•	•	•	•	•			•
Technology Industry	•	•	•	•	•			•
Corporate Governance	•	•		•	•	•	•
Risk Management	•	•	•	•	•	•	•	•
Finance and Accounting	•	•	•	•	•	•	•	•
Business Operations & Strategic Planning	•	•	•	•	•	•	•	•
Regulatory	•	•	•	•	•			•
Talent Management	•	•	•	•	•	•	•	•
Mergers & Acquisitions	•	•		•	•	•	•
Debt & Equity Capital Markets		•		•	•	•	•
Mercury Board Tenure (years)	4	1	7	1	2	6	1	3
Current Other Public Company Boards	—	1	2	1	1	—	1	1

Board Diversity Matrix as of October 23, 2024
Total # of Directors:	9
Part I: Gender Identity	Female	Male
Directors	2	7
Part II: Demographic Background
African American or Black	1
White	1	7

Based on the Board Diversity Matrix Instructions and Templates issued by Nasdaq, our Board Diversity Matrix from the proxy statement for our prior Annual Meeting is included below.

Board Diversity Matrix as of October 25, 2023 (Prior Annual Meeting)
Total # of Directors:	9
Part I: Gender Identity	Female	Male
Directors	3	6
Part II: Demographic Background
African American or Black	1
White	2	6
Recommendation
The Board of Directors recommends a vote FOR the election of the nominees listed below.

Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the three Class III nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.
The following information was provided by each of the incumbent directors whose term will continue after the meeting.
Class III Directors - Nominated for a Term Ending in 2027:

Orlando P. Carvalho
Age: 66	Committee Memberships:
Director Since: 2020	Human Capital & Compensation M&A and Finance (Chair) Nominating and Governance
Primary Occupation:
Former Executive Vice President, Aeronautics, Lockheed Martin
Description of Business Experience:	Skills and Qualifications:
Mr. Carvalho has over 38 years of experience in the aerospace and defense industry with Lockheed Martin. Before his retirement from Lockheed Martin in 2018, he was Executive Vice President of Lockheed Martin's Aeronautics business, a 24,000-employee enterprise. Mr. Carvalho held several integral leadership positions with Lockheed Martin, including Executive Vice President and General Manager of the F-35 Lightning II Joint Strike Fighter program, President of Lockheed Martin Mission Systems & Sensors, and General Manager and Vice President of Surface-Sea Based Ballistic Missile Defense Systems. Mr. Carvalho presently serves on the Board of Advisors for the University of Maryland Robert H. Smith School of Business and he is an Associate Fellow of the American Institute of Aeronautics and Astronautics. Mr. Carvalho's qualifications to serve on our Board of Directors include his executive experience with defense contracting and his knowledge of defense and aerospace technology, operations, and program management.	Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions
Other Public Company Directorships Held in the Last Five Years:
None

Barry R. Nearhos
Age: 66	Committee Memberships:
Director Since: 2018	Audit (Chair) Nominating and Governance (Chair)
Primary Occupation:	Lead Independent Director
Former Managing Partner, PricewaterhouseCoopers
Description of Business Experience:	Skills and Qualifications:
Mr. Nearhos has over 35 years of experience with PricewaterhouseCoopers (PwC) providing assurance, business advisory, and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in 2015, Mr. Nearhos was Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford, and Albany offices. During his tenure, he also served as the leader of PwC's Northeast Assurance practice, a position he held from 2005 until 2008, and as a partner in PwC's Assurance practice from 1989 to 2015. He was a director of Virtusa Corporation, a publicly traded IT services and outsourcing company, from 2016 until its acquisition by private equity in 2021. Mr. Nearhos is one of our "audit committee financial experts" and became our lead independent director in October 2023. Mr. Nearhos' qualifications to serve on our Board of Directors include his strong accounting and financial expertise as well as his expertise in capital markets, M&A, strategy, corporate governance, and talent and risk management.	Senior Leadership Corporate Governance Risk Management Business Operations & Strategy Finance and Accounting Mergers & Acquisitions Talent Management Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Virtusa Corporation (Ticker: VRTU) (2016 - 2021)

Debora A. Plunkett
Age: 64	Committee Memberships:
Director Since: 2021	Audit Government Relations
Primary Occupation:
Federal Senior Executive, National Security Agency (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Plunkett's previous National Security Agency (NSA) positions include Director of Information Assurance from April 2010 to November 2014 and Deputy Director of Information Assurance from August 2008 to April 2010, where she led the agency's information assurance/cyber defense mission and directed thousands of NSA professionals worldwide. She also conceived and established the National Cyber Security Assistance Program to qualify commercial organizations for accreditation in performing cyber security services for national security systems, and advised Executive Branch decision-makers, including the National Security Council, on cyber issues. Most recently, Ms. Plunkett was the first person to serve in the newly established position of Senior Advisor to the NSA Director, from November 2014 to January 2016, with a focus on enhancing equality, diversity, and inclusion for the agency's highly technical workforce. A highly credentialed professional, Ms. Plunkett received the Distinguished Service Medal and Exceptional Civilian Service Award from the NSA Director. She was awarded the Rank of Distinguished Executive by President Barack Obama, and the Rank of Meritorious Executive by President George W. Bush. As a recognized expert in national security, she has appeared on CBS/60 Minutes and Federal News Radio, been interviewed in the Washington Post, and given keynote addresses at high-profile cyber security and defense conferences. She currently serves on the CACI International and Nationwide Mutual Insurance Boards of Directors, is a Senior Fellow at Harvard University’s Belfer Center, and a professor in the cybersecurity graduate program at the University of Maryland. Ms. Plunkett's qualifications to serve on our Board of Directors include her extensive experience in cyber and national security as well as information assurance.	Senior Leadership Defense Industry Technology Industry Risk Management Finance & Accounting Business Operations & Strategy Regulatory Talent Management
Other Public Company Directorships Held in the Last Five Years:
CACI International Inc. (Ticker: CACI) (2018 - present)
J. C. Penney Company, Inc. (Ticker: JCP) (2017 - 2020)

Class I Directors - Serving a Term Ending in 2025:

William L. Ballhaus
Age: 57	Committee Memberships:
Director Since: 2022	None
Primary Occupation:	Chairman of the Board
Chairman, President and CEO, Mercury Systems
Description of Business Experience:	Skills and Qualifications:
Mr. Ballhaus joined the Company's Board of Directors as a non-employee director in June 2022, was appointed interim President and Chief Executive Officer on June 24, 2023, and was appointed President and CEO effective August 15, 2023. In October 2023, Mr. Ballhaus became the Company's Chairman of the Board effective with the annual meeting of shareholders. Mr. Ballhaus has significant experience in the aerospace, defense, and technology industries, including multiple CEO roles, as well as experience in operational transformations and delivering strong results. He previously served as Chairman and CEO of Blackboard, Inc., a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as CEO and President of SRA International, Inc., a provider of information technology services, from 2011 until the creation of CSRA Inc. from SRA International Inc.'s and CSC's U.S. public sector business. Before that, Mr. Ballhaus served as CEO and President of government contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing, and Hughes, where he led global government and commercial technology businesses particularly focused on software and IT.

Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
None

Lisa S. Disbrow
Age: 61	Committee Memberships:
Director Since: 2017	Audit Government Relations (Chair) Human Capital & Compensation
Primary Occupation:
Under Secretary of the Air Force (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Disbrow is an appointed member of the President's Export Council and serves as Chair of the Secretary of Defense's Reserve Forces Policy Board. She previously served as an appointed Commissioner on the U.S. Congress' Commission on DoD Planning, Programming, Budgeting and Execution Reform. She is a Senior Fellow at Johns Hopkins University Applied Physics Lab, and the Vice Chairman of the National Defense Industrial Association's (NDIA) Board and will serve as the NDIA's Chairman starting in October 2024. Ms. Disbrow retired from federal service in 2017 as U.S. Senate-confirmed Air Force Under Secretary, where she was responsible for training, equipping, and providing for the welfare of approximately 660,000 personnel worldwide. She oversaw an annual budget and directed strategy, risk management, business processes, weapons requirements and acquisition, military force development, technology investments, and personnel management across a global enterprise. She was Acting Secretary of the Air Force during the change of Presidential administrations, and previously served as the Air Force's Assistant Secretary for Financial Management and Comptroller, the principal senior official on financial matters with a workforce of 10,000 personnel world-wide. Over a 32-year national security career, she held numerous senior civilian positions on the United States Joint Chiefs of Staff, leading joint warfighting requirements and operational assessments as the Vice Director of J8; in the National Reconnaissance Office as a Systems Engineer; and on the National Security Council in the White House. Her recognitions include the Distinguished and the Meritorious Presidential Rank awards, and DoD's Distinguished Civilian Service award. She is a retired U.S. Air Force Colonel with over 23 years of total active and reserve service in intelligence, operational plans, and programming. Ms. Disbrow's qualifications to serve on our Board of Directors include her extensive military and defense budget experience, responsible for an annual budget of over $165 billion in appropriated funding, in the Company's target defense market, her defense procurement experience, and her knowledge of defense and aerospace technology.

Senior Leadership Defense Industry Technology Industry Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management
Other Public Company Directorships Held in the Last Five Years:
Blackberry Limited (Ticker: BB) (2019 - present)
CACI International Inc. (Ticker: CACI) (2021 - present)
Perspecta, Inc. (Ticker: PRSP) (2018 - 2021)

Howard L. Lance
Age: 68	Committee Memberships:
Director Since: 2022	Human Capital & Compensation (Chair) M&A and Finance Nominating & Governance
Primary Occupation:
Former President and CEO, Maxar Technologies, Inc. and Harris Corporation
Description of Business Experience:	Skills and Qualifications:
Mr. Lance is currently Managing Partner at Lance Advisors LLC, an advisory firm serving private equity and institutional investors. He serves as non- executive Chairman of Summit Materials, a publicly traded provider of aggregates and cement, non-executive Chairman of privately held Reworld Waste, a provider of sustainable materials management solutions, non-executive Chairman of privately held Heritage Environmental Solutions, a provider of regulated environmental solutions, and a director of Mercury Systems, a defense electronics supplier. He previously served on the public company boards of Change Healthcare, New Vista Acquisition Corp., Ferrovial S.A., Eastman Chemical Co., Stryker Corp., and Aviat Networks. Mr. Lance was President and Chief Executive Officer of Maxar Technologies, a publicly traded provider of space technology solutions including satellites, robotics, geospatial imagery, and services from 2016 to 2019. Previously, he was Executive Advisor – Private Equity at the Blackstone Group from 2012 to 2016. He served as Chairman, President and Chief Executive Officer of Harris Corporation (now L3Harris Technologies), a publicly traded provider of communications and information technology solutions to government, defense, and commercial markets from 2003 to 2012. He was Co-President of NCR Corporation and Chief Operating Officer of its Retail and Financial Group from 2001 to 2002. Previously, he spent 17 years at Emerson Electric Company including as Executive Vice President of its Electronics and Telecom businesses, Group President of its Climate Technologies businesses, and Chief Executive Officer of Astec PLC, a publicly listed subsidiary based in Hong Kong. Mr. Lance’s qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience as the Chief Executive Officer of multiple public companies.
Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Summit Materials, Inc. (Ticker: SUM) (2015 - present)
Change Healthcare, Inc. (Ticker: CHNG) (2017 - 2022)
New Vista Acquisition Corp. (Ticker: NVSA) (2021 - 2022)
Maxar Technologies Inc. (Ticker: MAXR) (2016 - 2019)

Class II Directors - Serving a Term Ending in 2026:

Gerard J. DeMuro
Age: 67	Committee Memberships:
Director Since: 2023	Audit Government Relations
Primary Occupation:
Former Co-CEO, Eve Air Mobility and Former President and CEO, BAE Systems, Inc.
Description of Business Experience:	Skills and Qualifications:
Mr. DeMuro served as Co-CEO of Eve Air Mobility, a publicly traded producer of eVTOL aircraft and urban air mobility infrastructure, from September 2021 to September 2023. From 2014 to 2020, Mr. DeMuro served as President and CEO of BAE Systems, Inc., the U.S.-based subsidiary of BAE Systems PLC, a provider of technology-led defense, aerospace, and security solutions. From 1999 to 2013, he held several roles of increasing responsibility at General Dynamics, a global aerospace and defense company, including Executive Vice President and Corporate Vice President of Information Systems & Technology. Earlier in his career, Mr. DeMuro held roles at GTE Corporation (now part of Verizon Communications) and the U.S. Department of Defense. Mr. DeMuro's qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience with public and private companies.	Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
BAE Systems Plc (Ticker: BAESY) (2014 - 2020)
Zanite Acquisition Corporation (Ticker: ZNTE) (2020 - 2021)
Eve Holding Inc. (Ticker: EVEX) (2023 - present)

Roger A. Krone
Age: 68	Committee Memberships:
Director Since: 2023	Government Relations M&A and Finance Nominating and Governance
Primary Occupation:
President and CEO, Boy Scouts of America and Former Chairman and CEO, Leidos
Description of Business Experience:	Skills and Qualifications:
Mr. Krone is President and Chief Executive Officer of the Boy Scouts of America. He served as the Chairman and CEO at Leidos, a Fortune 500 science and technology company focused on the software, hardware, and complex integrated system solutions of large- and small-scale defense, civil, and health applications, from 2014 until his retirement in 2023. Mr. Krone spent over 15 years at Boeing, where he served in several leadership positions, including President of its Network & Space Systems business, and was previously a Vice President at McDonnell Douglas Corporation, which was later acquired by Boeing. Mr. Krone began his career at General Dynamics Corporation. Mr. Krone has served on the Board of Directors of Lear Corporation, a publicly traded global automotive technology company, since 2020. He previously served on the Board of Directors of BorgWarner, a publicly traded automotive supplier, from 2017 to 2019. Mr. Krone is a Certified Public Accountant. Mr. Krone's qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience with public companies.	Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Lear Corporation (Ticker: LEA) (2020 - present)
Leidos Holdings, Inc. (Ticker: LDOS) (2014 - 2023)
BorgWarner Inc. (Ticker: BWA) (2017 - 2019)

Scott Ostfeld
Age: 47	Committee Memberships:
Director Since: 2023	Human Capital & Compensation M&A and Finance
Primary Occupation:
Managing Partner and Portfolio Manager, JANA Partners
Description of Business Experience:	Skills and Qualifications:
Mr. Ostfeld is a Managing Partner and Portfolio Manager at JANA Partners where he has nearly 20 years of experience enhancing value as an engaged shareholder. Prior to joining JANA in 2006, Mr. Ostfeld was at GSC Partners, where he served in their distressed debt private equity group and focused on acquiring companies through the restructuring process and enhancing value as an equity owner. He was previously an investment banker at Credit Suisse First Boston Corporation. Mr. Ostfeld currently serves on the Board of Directors of TreeHouse Foods, a publicly traded private label food company. He was previously a director at Conagra Brands, a publicly traded packaged good company from 2019 to 2022, HD Supply Holdings, a publicly traded industrial distribution company, from 2017 until its sale to Home Depot in 2020, and Team Health, publicly traded physician services company, from 2016 until its sale to Blackstone Group in 2017. Mr. Ostfeld serves on the Board of Columbia University’s Richman Center for Business, Law and Public Policy. Mr. Ostfeld's qualifications to serve on our Board of Directors include his experience investing in companies and driving shareholder value as well as his expertise in capital markets, M&A, strategy, corporate governance, and talent and risk management.	Senior Leadership Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
TreeHouse Foods, Inc. (Ticker: THS) (2022 - present)
Conagra Brands, Inc. (Ticker: CAG) (2019 - 2022)
HD Supply Holdings, Inc. (Ticker: HDS) (2017 - 2020)

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information		Board and Governance Information
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2024	12
Number/ % of Independent Directors	8/ 89%	Lead Independent Director	Yes
Average Age of Independent Directors	63	Separate Chairman and CEO	No
Average Director Tenure	3 years	Code of Business Conduct and Ethics	Yes
Women Board Members	22%	Stock Ownership Guidelines: Directors & Executives	Yes
Board Committees Chaired by Women	20%	Board Refreshment: New Directors Over Past 5 Years	7
Racial/ Ethnically Diverse Board Members	11%	Board Policy to Reflect Diversity (Gender & Race)	Yes
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Uncontested Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Proxy Access	No
Annual Board and Committee Self-Assessments	Yes	Ongoing Shareholder Outreach and Engagement	Yes
Limited Membership on Other Public Co Boards	Yes	Capital Structure with One Vote per Common Share	Yes
Board Committees are 100% Independent Directors	Yes	Succession Planning Process for Senior Management	Yes
Poison Pill	No	Regular Executive Sessions without Management	Yes
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of "independent directors," determined in accordance with the applicable listing standards of the Nasdaq Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director's immediate family from Mercury, any professional relationship between a director or a member of a director's immediate family and Mercury's outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director's immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). The Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission ("SEC"), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be "affiliated persons" of Mercury or its subsidiaries. In addition, the Board of Directors has determined that directors who serve on the Human Capital and Compensation Committee must satisfy the standards for being considered a "non-employee director" within the meaning of SEC Rule 16b-3.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Ballhaus, who is Mercury's President and Chief Executive Officer. There are no family relationships among any of our current directors, director nominees, and executive officers.

How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. With respect to the nominees for Class III director standing for election at the meeting, Mr. Nearhos, our Lead Independent Director, was appointed to the Board in 2018, Mr. Carvalho was appointed to the Board in 2020, and Ms. Plunkett was appointed to the Board in 2021.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate's past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the Committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The Nominating and Governance Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. While we do not have a formal diversity policy, our Board Policy recognizes the benefits that diversity brings to the Board and states that the Board has a goal to reflect gender, ethnic, and racial diversity in its membership. The Committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The Committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the Committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the information required by our by-laws as to each person whom the shareholder proposes to nominate for election as well as each shareholder providing the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading "Shareholder Proposals for the 2025 Annual Meeting."
In addition to satisfying the requirements set forth in our by-laws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the additional information required by Rule 14a-19 ("Rule 14a-19") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), not less than 90 days nor more than 120 days prior to the first anniversary of the prior year's annual meeting.
Under Rule 14a-8 of the Exchange Act ("Rule 14a-8"), a shareholder who intends to present a proposal at an annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary at our executive offices not less than 120 calendar days before the date our proxy statement was released to shareholders in connection with the previous year's annual meeting. Any proposals received after such deadline will be considered untimely under Rule 14a-8. Please refer to Rule 14a-8 for the requirements that apply to these proposals.
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, attention: Corporate Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary considers to be important for members of the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and duplicative communication.

What committees has the Board established?
The Board of Directors has standing Audit, Human Capital and Compensation, Nominating and Governance, M&A and Finance, and Government Relations Committees. As described above under the heading "Independence," all of the members of the Board committees are deemed to be independent directors. Each of our Board committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance."
Audit Committee
The Audit Committee assists the Board in its oversight of management's conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.
Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for: setting the compensation of our executive officers; reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers; overseeing the administration of our equity-based and other long-term incentive plans; reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board; overseeing the development and implementation of succession planning for our senior executives; and overseeing our human capital management practices, including our culture, talent recruitment, development, and retention, employee engagement, workplace safety, and diversity, equity, and inclusion.
All of the independent directors on the Board annually review and approve our CEO's performance objectives, and evaluate the CEO's performance in light of those objectives. Based on the foregoing, the Human Capital and Compensation Committee sets the CEO's compensation, including salary, target bonus, bonus payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Human Capital and Compensation Committee, and the Committee sets their compensation. Our Executive Vice President, Chief Human Resources Officer and the Committee's independent compensation consultant also make recommendations to the Committee regarding compensation for our executives.
The Human Capital and Compensation Committee may delegate to the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, and the Chief Human Resources Officer the authority to grant equity awards under our 2018 Stock Incentive Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act. The Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.
The Human Capital and Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Committee has engaged an outside compensation consultant to assist the Committee in applying its compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. The Committee retained Meridian Compensation Partners, LLC ("Meridian") as its outside compensation consultant for fiscal 2024, a role which Meridian began in fiscal 2023. Representatives of Meridian regularly attend Committee meetings, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers.
The Human Capital and Compensation Committee's independent compensation consultant provides input to the Committee regarding compensation for non-employee directors. The Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.
The Human Capital and Compensation Committee considered the services provided by Meridian, as well as informational responses provided by Meridian to the Committee on topics relevant to assessing Meridian's relationship with Mercury and our management team, and determined that such services do not compromise Meridian's independence as the Committee's independent compensation consultant.
Information regarding fees paid to Meridian can be found in the Compensation Discussion & Analysis section of this proxy statement under "Role of the Compensation Consultant".
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The Committee has recommended the nominees for election at the Annual Meeting. The Committee oversees the process by which the Board and Committees each assesses its effectiveness as well as the individual director peer assessment process. The Committee reviews our Board of Directors Policy and reviews our environmental sustainability policies, strategies, and related disclosures and reports to the Board any recommendations for changes in the Company's governance of environmental risks and opportunities. The Committee is authorized to obtain advice and assistance from independent consultants, director search firms, outside counsel, and other advisors as it deems appropriate, at our expense.
M&A and Finance Committee
The M&A and Finance Committee assists the Board in reviewing and assessing M&A transactions as well as corporate finance and capital markets transactions. The Committee is comprised of at least three members, all independent directors, as appointed by the Board. The Committee also serves as the pricing committee for any of the Company's capital markets activities.
Government Relations Committee
The Government Relations Committee, consisting of three or more members as appointed by the Board, assists the Board with the following functions: identifying and evaluating global security, political, budgetary, regulatory, and other issues, trends, opportunities, and challenges that could impact our business activities and performance; making recommendations to continue to raise our visibility in the marketplace and awareness of our business model, as well as our products and capabilities; and making recommendations concerning our government relations activities, including our interactions with the federal government on matters of impact to our business with the aim of enhancing our customer base.
In carrying out its duties and responsibilities, the Government Relations Committee has the authority to meet with and make inquiries of our employees as well as obtain advice and assistance from external advisors.

How often did the Board and Committees meet during fiscal 2024?
The Board of Directors met 12 times during fiscal 2024. The table below reports information about the membership of the committees as of August 26, 2024 and the number of committee meetings held during fiscal 2024:

Name	Audit Committee(1)	Human Capital & Compensation Committee	Nominating & Governance Committee	M&A and Finance Committee	Government Relations Committee
Orlando P. Carvalho		X	X	Chair
Gerard J. DeMuro	X				X
Lisa S. Disbrow	X	X			Chair
Roger A. Krone			X	X	X
Howard L. Lance		Chair	X	X
Barry R. Nearhos	Chair		Chair
Scott Ostfeld		X		X
Debora A. Plunkett	X				X
Number of Meetings During Fiscal 2024	9	10	4	3	4
(1)    The Board has determined that each of Messrs. Nearhos and DeMuro and Ms. Disbrow qualifies as an "audit committee financial expert" and that Ms. Plunkett qualifies as "financially literate" under SEC rules. The Board has further determined that each of Messrs. Nearhos and DeMuro and Mses. Disbrow and Plunkett meet all applicable independence requirements under the listing standards of the Nasdaq Global Select Market and applicable SEC rules and regulations.
In fiscal 2024, all directors other than Ms. Plunkett attended at least 75% of the aggregate of: (i) the total number of meetings held by our Board (during the period for which he or she was a director); and (ii) the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served). Due to health-related issues, Ms. Plunkett attended slightly less than 75% of the total meetings of the Board and the committees on which she served in fiscal 2024. If we were to exclude the meetings in which Ms. Plunkett's attendance was impacted by health-related issues, she would have attended substantially greater than 75% of meetings. Ms. Plunkett has served on the Board since 2021. Further, in fiscal 2024, Ms. Plunkett remained in regular contact with the Board and CEO, participating in key matters. The Board has confidence in Ms. Plunkett’s commitment to the Board.
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met five times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Nearhos, our Lead Independent Director.
How Does Mercury Approach Board Refreshment?
To garner new ideas and perspectives, and to respond to the ever-changing needs of our stakeholders, the Board actively seeks candidates representing a range of tenures, areas of expertise, industry experience, and backgrounds. In 2020 the Board added Orlando P. Carvalho, in 2021 the Board added Debora A. Plunkett, in 2022 the Board added William L. Ballhaus and Howard L. Lance, and in 2023 the Board added Gerard J. DeMuro, Roger A. Krone, and Scott Ostfeld. Seven of the nine directors that will continue on the Board following the Annual Meeting were elected during the last five years. The other two members of the Board, Lisa S. Disbrow and Barry R. Nearhos, were added to the Board in 2017 and 2018, respectively.
Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2023 Annual Meeting of Shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to five times the value of the annual director cash retainer within five years of first becoming a non-employee director. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances. All of our non-employee directors are in compliance with the stock ownership guidelines.
Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website.
Does Mercury have a Human Rights Policy?
Yes. We have adopted a Human Rights Policy applicable to our employees and our suppliers. Our Human Rights Policy is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." This Policy goes beyond mere compliance with law. When differences arise between standards and legal requirements, the stricter standard applies, in compliance with applicable law. We also expect our employees and suppliers to conduct themselves in accordance with all other Mercury policies, including the Code of Business Conduct and Ethics.
Does Mercury have a Supplier Code of Conduct?
Yes. We have adopted a Supplier Code of Conduct. Our Supplier Code of Conduct is posted on our website at www.mrcy.com. Our Supplier Code establishes minimum expectations and requirements for suppliers, as well as their employees, subcontractors, and agents in connection with their business dealings with Mercury. We encourage suppliers to go beyond the principles outlined in the Supplier Code and to observe the highest international standards. If a matter is not expressly addressed in the Supplier Code, we expect suppliers to use good judgment and respect the spirit of the Supplier Code.
Does Mercury have a method for the anonymous reporting of accounting, legal, and ethical concerns?
Yes. Our Code of Business Conduct and Ethics, our Human Rights Policy, and our Supplier Code of Conduct each include a means for the anonymous reporting of any concerns about accounting, legal, and ethical matters. Any employee, supplier, customer, shareholder, or other interested party can submit a report via the following anonymous methods:
•by telephone voicemail at 866-277-5739; or
•by submitting a complaint via the internet at www.whistleblowerservices.com/mrcy.
Does Mercury have a written policy governing related-person transactions?
Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Committee, the Chair of the Committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.
Does Mercury make corporate political contributions?
No, we do not use corporate funds for political contributions. If we were to use corporate funds for political activities, per our Code of Business Conduct and Ethics, any such contribution would require approval by the Board of Directors.
Does Mercury have a shareholder rights agreement (i.e. poison pill)?
No.

Does Mercury regularly engage with its shareholders?
Yes. Our executive officers and the Board believe that shareholder engagement is an important component of our governance practices. The Chairman of the Board, the Lead Independent Director, and the Chair of the Human Capital and Compensation Committee, as well as members of management, engage with shareholders on a variety of matters, such as corporate governance, executive compensation, and sustainability and have been responsive to the feedback provided by shareholders.
How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management ("ERM") process each fiscal year. The process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Chief Legal Officer reviews the key risks identified in the ERM process and management's plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, our Board of Directors administers its risk oversight responsibilities by delegating certain business and governance activities to the appropriate committees for more detailed consideration and evaluation. In performing this oversight function, each committee has full access to management, as well as the ability to engage advisors or other experts it deems necessary in the performance of its duties. The committees regularly report their risk oversight activities to our Board of Directors. The Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, compliance with law, and related-party transactions; the Human Capital and Compensation Committee focuses on risks associated with our executive compensation policies and practices, executive succession planning, and human capital management practices and metrics; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and Nasdaq requirements for director independence, the implementation of our corporate governance policies, and environmental sustainability policies, strategies, and disclosures; the M&A and Finance Committee focuses on risks related to acquisition activities and compliance with covenants in credit facilities; and the Government Relations Committee focuses on risks to our business from governmental actions, including the defense budget and continuing budget resolutions.
How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board's specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.
The Board has determined that having a Chairman who is also our Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time, and Mr. Ballhaus assumed the duties of Chairman in addition to his CEO role effective with the 2023 Annual Meeting of Shareholders, and Mr. Nearhos became our Lead Independent Director at that time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board's evaluation of management's ERM process, and the Lead Independent Director is responsible for developing and shaping Board meeting agendas, leading and facilitating discussions and deliberations with the independent directors, including on the evaluation of the CEO, and reporting and acting as liaison to the independent directors.
The Board of Directors meets in executive session without management present at each quarterly Board meeting and the Audit Committee meets in executive session at most quarterly Committee meetings, as well as having regular executive sessions with our Senior Director of Internal Audit and our independent registered public accounting firm.

Does Mercury have a commitment to sustainability and provide information on its Environmental, Social, and Governance ("ESG") practices?
    Please see the Executive Summary of this proxy statement as well as the Environmental, Social, and Governance section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our annual report on Form 10-K.
Does Mercury have a commitment to culture and values?
We are aware that the workforce required to grow our business and deliver creative solutions is rich in diversity of thought, experience, and culture. Our diversity and inclusion focus is on building and maintaining the talent that will create cohesive and collaborative teams that drive innovation.
Our industry leadership is attributable to the spirit and commitment of our employees.
We believe that we are a destination employer for high performing, diverse, global talent, primarily because we offer the opportunity to participate in a mission focused organization that develops cutting-edge technology in an integrated fashion. We strive to deliver a world-class employee experience in a fast paced, energetic, and innovative environment that values results, caring, and learning.
We seek to drive alignment through common direction and language: developing shared values, mindsets, and behaviors (VM&Bs"); communicating our company-wide vision, strategy, and priorities; and embedding our VM&Bs and strategic priorities into our programs and systems.
We are dedicated to providing a world class employee experience and maximizing the potential of our greatest asset — our people. We embrace growth and the opportunity it brings, with a focus on: a healthy, vibrant, high performance culture; organizational effectiveness; a robust talent pipeline; compensation that recognizes and rewards success; and lifelong learning and mentoring.
We are committed to making Mercury a great place to work, no matter where our employees are located. We offer a casual and enjoyable work environment and encourage employees to get involved. Our social committees at each site organize a range of engagement activities including: holiday celebrations, participation in community events such as blood drives and organized family-friendly events.
At Mercury, we believe in building strong communities both inside our Company and in the areas where we live and work. We are committed to our vision for strong communities, and we are taking action to achieve our goals. We strive to positively impact our local and global communities and understand that an important part of our success is giving back. As a community, we participate in charitable and educational initiatives around the world, donating time and contributing financially to community organizations focused on our country's youth and armed/veteran services. Additionally, our team members are involved in numerous community service and fundraising events throughout the year.

DIRECTOR COMPENSATION
The Human Capital and Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. Directors who are also our employees receive no additional compensation for serving on the Board of Directors.
Fiscal 2024
During fiscal 2024, our non-employee directors received an annual cash retainer of $65,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000 per annum
Lead Independent Director	35,000 per annum
Chairman of the Audit Committee	25,000 per annum
Chairman of the Human Capital and Compensation Committee	20,000 per annum
Chairman of the Nominating and Governance Committee	12,000 per annum
Chairman of the Government Relations Committee	12,000 per annum
Chairman of the M&A and Finance Committee	12,000 per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
New non-employee directors are granted restricted stock awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of shares of restricted stock for the number of shares of common stock equal to $225,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors also receive annual restricted stock awards for the number of shares of common stock equal to $175,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected.
The compensation paid to the non-employee members of the Board of Directors with respect to fiscal 2024 was as follows:
Non-Employee Director Compensation

Name	Fees Earned	Stock Awards ($)(1)	Total
Orlando P. Carvalho (2)	$77,000	$169,535	$246,535
Gerard J. DeMuro (3)	65,000	169,535	234,535
Lisa S. Disbrow (4)	77,000	169,535	246,535
Mary Louise Krakauer (5)	42,500	—	42,500
Roger A. Krone (6)	65,000	169,535	234,535
Howard L. Lance (7)	80,000	169,535	249,535
Barry R. Nearhos (8)	125,250	169,535	294,785
William K. O'Brien (9)	55,000	—	55,000
Scott Ostfeld (10)	—	—	—
Debora A. Plunkett (11)	65,000	169,535	234,535
(1)This column represents the grant date fair value of restricted stock awards for fiscal 2024 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2024 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
(2)Mr. Carvalho served on our Board of Directors for all of fiscal 2024. His fees reflect four quarterly Board retainer fees plus additional fees for such period for service as Chair of the M&A and Finance Committee. He received a grant of 4,682 restricted shares on October 25, 2023 when the closing price per share was $36.21.
(3)Mr. DeMuro served on our Board for all of fiscal 2024. His fees reflect four quarters as a non-employee director as well the grant of 4,682 restricted shares on October 25, 2024 when the closing price per shares was $36.21.
(4)Ms. Disbrow served on our Board of Directors for all of fiscal 2024. Her fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Government Relations Committee for four quarters. She received a grant of 4,682 restricted shares on October 25, 2023 when the closing price per share was $36.21.
(5)Ms. Krakauer's service on our Board of Directors ended in October 2023 at our 2023 Annual Meeting of Shareholders. She did not receive a restricted stock award for fiscal 2024 and her fees reflect service on the Board during the first and second quarter of fiscal 2024 as well as serving as the Chair of the Human Capital and Compensation Committee for such period.
(6)Mr. Krone served on our Board of Directors for all of fiscal 2024. His fees reflect four quarters as a non-employee director as well the grant of 4,682 restricted shares on October 25, 2023 when the closing price per shares was $36.21.
(7)Mr. Lance served on our Board of Directors for all of fiscal 2024. His fees reflect four quarterly Board retainer fees as well as serving as Chair of the Human Capital and Compensation Committee for three quarters of fiscal 2024. He received a grant of 4,682 restricted shares on October 25, 2023 when the closing price per share was $36.21.
(8)Mr. Nearhos served on our Board of Directors for all of fiscal 2024. His fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Audit Committee for four quarters, service as Chair of the Nominating and Governance Committee for three quarters, and service as Lead Independent Director for three quarters. He received a grant of 4,682 restricted shares on October 25, 2023 when the closing price per share was $36.21.
(9)Mr. O'Brien's service on our Board of Directors ended in October 2023 at our 2023 Annual Meeting of Shareholders. He did not receive a restricted stock award for fiscal 2024 and his fees earned reflect service on the Board during the first and second quarter of fiscal 2024 as well as serving as the Independent Chairman of the Board during such period.
(10)Mr. Ostfeld assigns all of the compensation related to his service on our Board of Directors to JANA Partners, LLC ("JANA"). For fiscal 2024, the compensation assigned to JANA by Mr. Ostfeld consisted of a non-employee director cash retainer of $65,000 for four quarters of service on our Board and a grant of 6,137 restricted shares on July 10, 2023 when the closing price per share was $33.85.
(11)Ms. Plunkett served on our Board of Directors for all of fiscal 2024. Her fees reflect four quarterly Board retainer fees. She received a grant of 4,682 restricted shares on October 25, 2023 when the closing price per share was $36.21.
The aggregate number of unvested restricted stock awards outstanding for each non-employee director at June 29, 2024 was as follows:

Name	Aggregate Unvested Stock Awards (# of shares)
Orlando P. Carvalho	4,682
Gerard J. DeMuro	7,485
Lisa S. Disbrow	4,682
Roger A. Krone	10,479
Howard L. Lance	4,682
Barry R. Nearhos	4,682
Scott Ostfeld (1)	—
Debora A. Plunkett	4,682
(1) Mr. Ostfeld assigns all of the compensation related to his service on our Board of Directors to JANA. As of June 29, 2024, the unvested restricted stock awards held by JANA related to Mr. Ostfeld's service on the Board were 6,137 restricted shares.

Fiscal 2025
The Human Capital and Compensation Committee, with the assistance of the Committee's independent compensation consultant, performed its annual review of the Company's compensation for non-employee directors. Based on market data, including data for our peer group, the Committee recommended, and the Board of Directors approved, no changes to the amount of compensation for non-employee directors for fiscal 2025.
Effective for fiscal 2025, the Human Capital and Compensation Committee recommended, and the Board of Directors approved, a change in our compensation policy for non-employee directors to permit directors to elect to defer their equity and/ or cash compensation. Non-employee directors are given an annual opportunity to defer equity compensation in compliance with applicable law by electing to receive deferred stock units that convert into shares of common stock upon termination of Board service (and not upon vesting). Similarly, non-employee directors are given an annual opportunity to defer cash retainer payments in compliance with applicable law by electing to receive deferred stock units in lieu of such payments, which will be fully vested upon grant but will not convert into shares of common stock until termination of Board service. Subject to applicable law, new non-employee directors are given an opportunity to defer their equity and/or cash compensation effective upon the commencement of their Board service, provided that they make such election prior to that time.

EQUITY COMPENSATION PLANS
The following table sets forth information as of June 28, 2024 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	934,000	$45.00	4,819,508
Equity compensation plans not approved by shareholders	—	—	—
TOTAL	934,000	$45.00	4,819,508

(1)Does not include outstanding unvested restricted stock awards.
(2)Consists of our 2018 Stock Incentive Plan, as amended and restated to date ("2018 Plan").

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
Pursuant to Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, which should result in increased value for our shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on us, our Board of Directors, or the Human Capital and Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Capital and Compensation Committee will evaluate whether any actions are necessary to address our shareholders' concerns.
The affirmative vote of a majority of the votes properly cast is required to approve this Proposal 2.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2024, as disclosed in the Company's Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."
Recommendation
The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: APPROVAL OF 2024 EMPLOYEE STOCK PURCHASE PLAN
In April 2024, the Board of Directors adopted, subject to the approval of our shareholders, our new 2024 Employee Stock Purchase Plan (the "ESPP"). The ESPP replaces our prior 1997 Employee Stock Purchase Plan which expired by its terms in May 2024 when the last of the shares available for issuance under such prior plan were purchased.
We believe that offering eligible employees an opportunity to purchase shares of our common stock under the ESPP enables us to attract and retain key personnel, and helps to align employee and shareholder interests by encouraging employee stock ownership. We plan to offer eligible employees the opportunity to purchase shares of our common stock on a regular basis through payroll deductions under the ESPP. The ESPP is intended to be an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").
Summary of the ESPP
The following is a summary of certain major features of the ESPP. This summary is subject to the specific provisions contained in the full text of the ESPP, which is attached as Appendix A to this proxy statement.
Term of the Plan. The ESPP will continue in effect until November 14, 2033. Our Board may terminate the ESPP at any time. The ESPP will terminate in any case when all or substantially all of the unissued shares of our common stock reserved for the purposes of the ESPP have been purchased.
Plan Administration. The Human Capital and Compensation Committee of our Board of Directors administers the ESPP and has full authority to make, administer, and interpret such equitable rules and regulations regarding the ESPP as it deems advisable.
Eligibility. Persons eligible to participate in the ESPP are full-time employees of Mercury or any of its subsidiaries designated as a participating employer who work at least 20 hours per week and more than five months per year, except for persons who are deemed for purposes of Section 423(b)(3) of the Code to own five percent or more of our voting stock. As of August 26, 2024 approximately 2,400 employees were eligible to participate in the ESPP.
Purchase Periods; Exercise Price. The ESPP provides for two "purchase periods" within each full calendar year, the first commencing on May 15 and ending on November 14, and the second commencing on November 15 and ending on May 14. Eligible employees may elect to become participants in the ESPP by enrolling prior to each semi-annual period. On the first day of each purchase period, subject to the terms of the ESPP, each eligible employee who is then a participant in the ESPP is granted an option to purchase on the last business day of the purchase period a number of shares of our common stock equal to (1) the aggregate payroll deductions in the purchase period authorized by the participant, divided by (2) the exercise price (as defined below). Shares are purchased through the accumulation of payroll deductions of not less than 1% nor more than 10% of each participant’s compensation (as defined below), subject to an overall annual maximum of $25,000 per participant. The maximum number of shares that can be purchased by an individual participant in any purchase period is 2,200 shares (or such other number determined from time to time by the Human Capital and Compensation Committee).
"Compensation" means the regular rate of salary or wages in effect during a Purchase Period, before any deductions or withholdings, and including overtime, bonuses and sales commissions, but excluding amounts paid in reimbursement of expenses.
The "exercise price" for each purchase period is equal to the lower of (1) 85% of the fair market value per share of our common stock on the first business day of the relevant purchase period, or (2) 85% of the fair market value per share of our common stock on the last business day of the relevant purchase period. As of August 26, 2024, the closing price per share of our common stock as reported by the Nasdaq Global Select Market was $37.38.
Participation/ Cancellation. A participant may only purchase shares under the ESPP during his or her lifetime and the ability to purchase shares under the ESPP is not transferable. A participant may cancel his or her participation in the ESPP with respect to any purchase period so long as the participant's notice of cancellation is received by us at least 10 days prior to the last business day of the purchase period. Participation in the ESPP automatically terminates upon a participant's termination of employment for any reason. Upon any such cancellation or termination, all accumulated payroll deductions are refunded in cash.
Shares Subject to the Plan. If the ESPP is approved by shareholders, the number of shares reserved and available for issuance under the ESPP will be 1,000,000 shares. If our capital structure changes because of a stock dividend, stock split, or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.
Amendments and Termination. Our Board of Directors may at any time amend or terminate the ESPP. However, any such termination by the Board will not affect a participant's ability to purchase shares then outstanding under the ESPP, and any such amendment will not adversely affect the ability to purchase shares then outstanding under the ESPP without the participant's consent. Certain amendments, such as an increase in the number of shares available for issuance under the ESPP, will not be effective without the approval of our shareholders.
U.S. Federal Income Tax Considerations
The ESPP is intended to qualify as an "employee stock purchase plan" as defined in Section 423(b) of the Code, which provides that an employee participating in the plan is not required to pay any federal income tax when joining the plan or when purchasing the shares of common stock at the end of the purchase period. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them. If shares acquired under the ESPP are sold more than two years after the first day of the purchase period pursuant to which the shares were purchased, no taxable income results if the sale price is less than the price paid for the shares, and the employee will recognize a long-term capital loss for the difference between the sale price and the purchase price. If the proceeds of the sale are higher than the purchase price, the employee will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) fifteen percent (15%) of the fair market value of the common stock on the first day of the purchase period in which the shares were purchased, or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the employee will recognize a long-term capital gain in an amount equal to the difference between the proceeds of the sale and the employee's basis in the shares (i.e., the employee's purchase price plus the amount taxed to the employee as ordinary income). No deduction is allowed to Mercury.
If shares acquired under the ESPP are sold within two years of the first day of the purchase period pursuant to which the shares were purchased, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the last business day of the purchase period in which the shares were purchased and the employee's purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the employee's basis in the shares (i.e., the fair market value of the shares on the last business day of the purchase period in which the shares were purchased). The amount reportable as ordinary income for a sale made within two years of the first day of the purchase period pursuant to which the shares were purchased will generally be allowed as a tax deduction to Mercury.
New Plan Benefits
Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP are not determinable.
Required Vote
Approval of the ESPP requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the ESPP.
Recommendation
The Board of Directors recommends a vote FOR the approval of the ESPP.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2025. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2025 requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2025.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 26, 2024, the record date, there were 59,500,014 shares of our common stock outstanding. On that date, to our knowledge, there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The "Percent of Class" was calculated using the number of shares of our common stock outstanding as of August 26, 2024.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	7,486,058	12.6%
JANA Management Partners, LP (2)	6,931,033	11.6
William Blair Investment Management, LLC (3)	6,556,772	11.0
The Vanguard Group, Inc. (4)	5,669,352	9.5
State Street Corporation (5)	3,536,048	5.9
(1)Based on a Schedule 13G/A filed by Black Rock, Inc. ("Black Rock") with the SEC on January 23, 2024, reporting beneficial ownership as of December 31, 2023. In such Schedule 13G/A, Black Rock reported that it had sole voting power of 7,283,073 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 7,486,058 shares of our common stock, and shared dispositive power of 0 shares of our common stock. The reporting entity's address is 50 Hudson Yards, New York, New York 10001.
(2)Based on a Form 4 filed by JANA Management Partners, LP ("JANA") with the SEC on February 28, 2024, reporting beneficial ownership as of February 28, 2024. The reporting entity's address is 767 Fifth Avenue, 8th Floor, New York, New York 10153. Subsequent to the record date for the Annual Meeting, on August 29, 2024 JANA filed a Form 4 reporting beneficial ownership of 6,944,633 shares as of August 27, 2024. As a Partner and Co-Portfolio Manager of JANA, Scott Ostfeld may be deemed to beneficially own the securities held by JANA.
(3)Based on a Schedule 13G/A filed by William Blair Investment Management, LLC ("William Blair") with the SEC on February 12, 2024, reporting beneficial ownership as of December 31, 2023. In such Schedule 13G/A William Blair reported that it had sole voting power of 5,752,122 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 6,556,772 shares of our common stock, and shared dispositive power of 0 shares of our common stock. The reporting entity's address is 150 North Riverside Plaza, Chicago, IL 60606.
(4)Based on a Schedule 13G/A filed by Vanguard Group, Inc. ("Vanguard") with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023. In such Schedule 13G/A, Vanguard reported that it had sole voting power of 0 shares of our common stock, shared voting power of 20,067 shares of our common stock, sole dispositive power of 5,597,623 shares of our common stock, and shared dispositive power of 71,729 shares of our common stock. The reporting entity's address is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)Based on a Schedule 13G/A filed by State Street Corporation ("State Street") with the SEC on January 24, 2024, reporting beneficial ownership as of December 31, 2023. In such Schedule 13G/A, State Street reported that it had sole voting power of 0 shares of our common stock, shared voting power of 3,298,470 shares of our common stock, sole dispositive power of 0 shares of our common stock, and shared dispositive power of 3,536,048 shares of our common stock. The reporting entity's address is 1 Congress Street, Suite 1, Boston, MA 02114.

How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 26, 2024, the record date, with respect to common stock beneficially owned by: (1) our directors and director nominees (including our CEO); (2) our CFO and the three most highly compensated executive officers other than the CEO and the CFO; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed. The address for each director and executive officer is c/o Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

	Number of Shares Beneficially Owned (1)	Percent of Class (1)
William L. Ballhaus (2)	361,232	*
Orlando P. Carvalho (3)	52,254	*
Gerard J. DeMuro (4)	10,287	*
Lisa S. Disbrow (5)	24,042	*
Roger A. Krone (6)	25,479	*
Howard L. Lance (7)	34,160	*
Barry R. Nearhos (8)	24,171	*
Scott Ostfeld (9)	—	*
Debora A. Plunkett (10)	13,182	*
David E. Farnsworth (11)	141,610	*
Stuart H. Kupinsky (12)	65,618	*
Steven V. Ratner (13)	60,079	*
Charles R. Wells, IV (14)	131,521	*
All directors and executive officers as a group (13 persons) (15)	943,635	1.6%
* Less than 1.0%.
(1)The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 26, 2024 are outstanding.
(2)Includes (a) 39,947 shares owned by Mr. Ballhaus individually; (b) 26,683 shares owned by Mr. Ballhaus jointly with his spouse; (c) 7,066 shares owned by a family trust controlled by Mr. Ballhaus; (d) 286,851 restricted shares awarded to Mr. Ballhaus under our stock-based plans (as to which Mr. Ballhaus has sole voting power, but which are subject to restrictions on transfer), and (e) 685 shares owned indirectly by Mr. Ballhaus through the Company stock fund in our 401(k) plan. Excludes 934,000 shares underlying stock options which are not exercisable within 60 days of August 26, 2024.
(3)Includes (a) 47,572 shares owned by Mr. Carvalho individually; and (b) 4,682 restricted shares awarded to Mr. Carvalho under our stock-based plans (as to which Mr. Carvalho has sole voting power, but which are subject to restrictions on transfer).
(4)Includes (a) 2,803 shares owned by Mr. DeMuro individually; and (b) 7,484 restricted shares awarded to Mr. DeMuro under our stock-based plans (as to which Mr. DeMuro has sole voting power, but which are subject to restrictions on transfer).
(5)Includes (a) 19,360 shares owned by Ms. Disbrow individually; and (b) 4,682 restricted shares awarded to Ms. Disbrow under our stock-based plans (as to which Ms. Disbrow has sole voting power, but which are subject to restrictions on transfer).
(6)Includes (a) 2,899 shares owned by Mr. Krone individually; (b) 15,000 shares owned by family trusts controlled by Mr. Krone; and (c) 7,580 restricted shares awarded to Mr. Krone under our stock-based plans (as to which Mr. Krone has sole voting power, but which are subject to restrictions on transfer).
(7)Includes (a) 20,228 shares owned by Mr. Lance individually; (b) 9,250 shares owned by family trusts controlled by Mr. Lance; and (c) 4,682 restricted shares awarded to Mr. Lance under our stock-based plans (as to which Mr. Lance has sole voting power, but which are subject to restrictions on transfer).
(8)Includes (a) 15,989 shares owned by Mr. Nearhos individually; (b) 3,500 shares owned jointly by Mr. Nearhos with his spouse and; (c) 4,682 restricted shares awarded to Mr. Nearhos under our stock-based plans (as to which Mr. Nearhos has sole voting power, but which are subject to restrictions on transfer).

(9)Mr. Ostfeld assigns all of his restricted shares that he receives as a director to JANA Partners, LLC ("JANA"). JANA may be deemed to be a director by deputization by virtue of the fact that Mr. Ostfeld currently serves on our Board of Directors. JANA's common stock ownership is included within the table above titled "Who owns more than 5% of our common stock?"
(10)Includes (a) 8,500 shares owned by Ms. Plunkett individually; and (b) 4,682 restricted shares awarded to Ms. Plunkett under our stock-based plans (as to which Ms. Plunkett has sole voting power, but which are subject to restrictions on transfer).
(11)Includes (a) 16,677 shares owned by Mr. Farnsworth individually; (b) 124,101 restricted shares awarded to Mr. Farnsworth under our stock-based plans (as to which Mr. Farnsworth has sole voting power, but which are subject to restrictions on transfer); and (c) 832 shares owned indirectly by Mr. Farnsworth through the Company stock fund in our 401(k) plan.
(12)Includes (a) 65,211 restricted shares awarded to Mr. Kupinsky under our stock-based plans (as to which Mr. Kupinsky has sole voting power, but which are subject to restrictions on transfer); and (b) 407 shares owned indirectly by Mr. Kupinsky through the Company stock fund in our 401(k) plan.
(13)Includes (a) 3,892 shares owned by Mr. Ratner individually; and (b) 56,187 restricted shares awarded to Mr. Ratner under our stock-based plans (as to which Mr. Ratner has sole voting power, but which are subject to restrictions on transfer).
(14)Includes (a) 16,452 shares owned by Mr. Wells individually; (b) 113,956 restricted shares awarded to Mr. Wells under our stock-based plans (as to which Mr. Wells has sole voting power, but which are subject to restrictions on transfer); and (c) 1,113 shares owned indirectly by Mr. Wells through the Company stock fund in our 401(k) plan.
(15)Includes (a) 255,818 shares owned by directors and executive officers individually, jointly with spouses, or by family trusts controlled by directors or executive individually; (b) 684,780 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer); and (c) 3,037 shares owned indirectly by executive officers through the Company stock fund in our 401(k) plan.

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers as of the date of filing of this proxy statement:

Name	Age	Position
William L. Ballhaus	57	Chairman of the Board, President and Chief Executive Officer
David E. Farnsworth	64	Executive Vice President, Chief Financial Officer
Stuart H. Kupinsky	56	Executive Vice President, Chief Legal Officer and Corporate Secretary
Steven V. Ratner	48	Executive Vice President, Chief Human Resources Officer
Charles R. Wells, IV	52	Executive Vice President, Chief Operating Officer
Our executive officers are appointed to office by the Board of Directors at the first board meeting following the Annual Meeting of Shareholders or at other board meetings as appropriate, and hold office until the first board meeting following the next Annual Meeting of Shareholders and until a successor is chosen, subject to prior death, resignation or removal.

William L. Ballhaus
William L. Ballhaus joined Mercury's Board of Directors as a non-employee director in June 2022, was appointed interim President and Chief Executive Officer on June 24, 2023, and was appointed President and CEO effective August 15, 2023. In October 2023, Mr. Ballhaus became the Company's Chairman of the Board effective with the annual meeting of shareholders. Mr. Ballhaus has significant experience in the aerospace, defense and technology industries, including multiple CEO roles, as well as experience in operational transformations and delivering strong results. He previously served as Chairman and CEO of Blackboard, Inc., a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as CEO and President of SRA International, Inc., a provider of information technology services, from 2011 until the creation of CSRA Inc. from SRA International Inc.'s and CSC's U.S. public sector business. Before that, Mr. Ballhaus served as CEO and President of government contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing and Hughes, where he led global government and commercial technology businesses particularly focused on software and IT.

David E. Farnsworth
David E. Farnsworth joined Mercury in July 2023 as Executive Vice President and Chief Financial Officer. Mr. Farnsworth was the Chief Financial Officer of HawkEye 360, a radio frequency data analytics company from 2020 to 2023. Before joining HawkEye 360, Mr. Farnsworth was Vice President and Chief Financial Officer for Integrated Defense Systems of Raytheon Company from 2018 to 2020. Before that, he was CFO for the Intelligence, Information and Services segment of Raytheon.

Stuart H. Kupinsky
Stuart H. Kupinsky joined Mercury in January 2024 as Executive Vice President, Chief Legal Officer, and Corporate Secretary. Previously, Mr. Kupinsky served as Chief Legal Officer and General Counsel for five public and private technology companies, including Blackboard Inc. (later Anthology Inc. following its acquisition of Blackboard) from 2015 through 2024, one of the largest global education technology companies, and Tekelec, Inc., a public global telecommunications technology company serving the U.S. Department of Defense until its sale to Oracle. Mr. Kupinsky was also Chief Counsel for FirstNet, a multibillion-dollar independent government agency building a nationwide network for first responders. Earlier in his career he served as a trial attorney for the U.S. Department of Justice and as a law clerk on the U.S. Court of Appeals for the Federal Circuit.

Steven V. Ratner
Steve V. Ratner joined Mercury in May 2022 as Senior Vice President and Chief Human Resources Officer and in September 2023 he became the Company’s Executive Vice President, Chief Human Resources Officer. Mr. Ratner brings more than 20 years of human resources leadership experience with extensive HR strategy, compensation, and employee engagement expertise. Prior to Mercury, he was Vice President of Human Resources for Raytheon Missiles & Defense, a Raytheon Technologies business segment with approximately $16 billion in annual revenues and over 30,000 employees worldwide, from 2020 to 2022. Prior to that, he was Vice President of Human Resources and Security at Raytheon Integrated Defense Systems from 2015 to 2020. He has held numerous HR leadership positions throughout his career.

Charles R. Wells, IV
Charles R. Wells, IV joined Mercury in November 2021 as its Executive Vice President and President of Mercury's Microelectronics Division, and in January 2024 he became the Company's Executive Vice President and Chief Operating Officer. Mr. Wells has more than 25 years' experience across multiple disciplines including engineering, business development, program management, and executive management. Previously, he served as Vice President and General Manager for the Unmanned & Integrated Solutions Business Unit of Teledyne FLIR from 2018 to 2021 with full P&L responsibility while ensuring high levels of product quality and customer satisfaction. Earlier in his career, he worked as a Department of Defense civilian supporting the development and fielding of world-wide C4ISR networks and information systems. He also held positions in Northrop Grumman and ICX Technologies and served as a private consultant for large aerospace and defense companies.

COMPENSATION DISCUSSION AND ANALYSIS
LETTER FROM THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
Dear Fellow Shareholders,
The Human Capital and Compensation Committee of Mercury's Board of Directors is committed to aligning our executive compensation programs with our strategy to create long-term shareholder value.
In connection with the appointment of Bill Ballhaus as our permanent CEO in fiscal 2024, the Human Capital and Compensation Committee carefully considered the specific factors that led to Bill's selection and developed a compensation package that promotes shareholder interests, and reflects his proven track record and combined skillsets that led the Board to determine he was the best candidate to lead Mercury through its next stage of growth.
CEO Selection Process and Appointment of Bill Ballhaus
Following a comprehensive, six-month review of strategic alternatives, the Board determined in June 2023 that the best path forward to drive value creation for all Mercury stakeholders was to enhance the execution of Mercury's strategic plan. The Board recognized that Mercury faced immediate operational challenges, exacerbated by the unexpected departure of our prior CFO in February 2023 and the abrupt resignation of our prior CEO in June 2023. Accordingly, the Board initiated a CEO transition plan and named Bill Ballhaus as Interim President and CEO in June 2023.
Bill is a proven aerospace and defense executive with prior success leading three operational transformations and achieving strong results. As one of our independent directors since June 2022, Bill was familiar with Mercury's challenges, which allowed him to take immediate actions as an interim leader to put Mercury on a path to drive value.
With Bill in place as Interim President and CEO, Mercury was able to conduct a detailed review of internal and external candidates to serve as our permanent CEO. In consultation with Spencer Stuart, a leading executive search firm, the Board conducted a search process focused on candidates with three qualifications considered critical to resolving the Company's present challenges and driving our long-term success:
▪Prior public company CEO experience
▪Success as a CEO leading business turnarounds
▪Familiarity with the aerospace and defense industry
After reviewing the potential candidates, including a separate candidate interview and evaluation of Bill by Spencer Stuart, the Board determined in August 2023 that Bill was the right choice to lead Mercury through its current transition and to solidify the Company's long-term position. We are pleased that he agreed to accept the permanent CEO role at Mercury when the Board approached him.
Compensation Philosophy Underlying CEO Pay Package for Fiscal 2024
In connection with the appointment of Bill Ballhaus as our permanent CEO, the independent directors on the Board approved a competitive pay package reflecting his proven track record and combined skillsets that led the Board to determine he was the best candidate to lead Mercury through its next stage of growth. The independent directors approved Bill's compensation package at the recommendation of the Human Capital and Compensation Committee, following consultation with its independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian"), and after gaining further insight from Spencer Stuart on pay packages sought by other candidates based on Mercury's current business profile. Like the other candidates we considered, Bill had competing opportunities available to him.
Bill's compensation is strongly tied to shareholder value creation, which we recognize is of critical importance. Bill's compensation emphasizes performance-based variable pay (representing 60% of his annual target pay), is partially contingent on his personal investment in the Company and includes pay elements requiring significant and sustained price appreciation within a relatively short period of time to have any realizable value.
Bill's compensation for fiscal 2024 included one-time onboarding awards, primarily in the form of premium-priced stock options having a grant date fair value of $11.87 million, which are designed to motivate and reward substantial shareholder value creation in a condensed period of time. Under the terms of these awards, the price per share of Mercury's common stock must increase to at least $57.71 during each of the two years ended August 17, 2027 and 2028 in order for Bill to actually realize the value of $11.87 million upon the exercise of his awards.

Shareholder Engagement and Appreciation
The Committee considers our executive compensation programs to be a key lever to drive our strategic and financial success, and we welcome continued dialogue with our shareholders regarding Mercury's compensation programs. We appreciate your support and investment in Mercury.
The Human Capital and Compensation Committee
Howard L. Lance, Committee Chair
        Orlando P. Carvalho
        Lisa S. Disbrow
        Scott Ostfeld

EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes our executive compensation program for our 2024 fiscal year. This section details the compensation framework applied by the Human Capital and Compensation Committee of our Board of Directors (the "Committee") in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement. The named executive officers for our 2024 fiscal year are:

Name	Position
William L. Ballhaus(1)	Chairman of the Board, President and Chief Executive Officer
David E. Farnsworth(2)	Executive Vice President and Chief Financial Officer
Stuart H. Kupinsky(3)	Executive Vice President, Chief Legal Officer and Corporate Secretary
Steven V. Ratner(4)	Executive Vice President and Chief Human Resources Officer
Charles R. Wells, IV(5)	Executive Vice President and Chief Operating Officer
Christopher C. Cambria(6)	Former Executive Vice President, General Counsel and Secretary
Allen Couture(7)	Former Executive Vice President, Execution Excellence
Michelle M. McCarthy(8)	Former Senior Vice President and Chief Accounting Officer, and Former Interim Chief Financial Officer and Treasurer
(1)Mr. Ballhaus was appointed as our Interim President and Chief Executive Officer on June 25, 2023. Following the completion of a formal search process, he was named as our President and Chief Executive Officer effective August 15, 2023. Mr. Ballhaus was named Chairman of Mercury's Board of Directors immediately prior to our 2023 annual shareholders meeting on October 25, 2023.
(2) Mr. Farnsworth joined Mercury on July 17, 2023 as our Chief Financial Officer and Treasurer. He served in this capacity through October 25, 2023, after which he has continued to serve as our Chief Financial Officer.
(3) Mr. Kupinsky joined Mercury on January 29, 2024.
(4) Mr. Ratner served as Senior Vice President and Chief Human Resources Officer until September 23, 2023, when he was promoted to the office of Executive Vice President and Chief Human Resources Officer.
(5) Mr. Wells served as President of Microelectronics until January 22, 2024, when he was named as our Chief Operating Officer.
(6) Mr. Cambria served as our Executive Vice President, General Counsel and Secretary until his termination by Mercury without cause effective March 1, 2024. For a further discussion, see "—Separation Agreement with Christopher Cambria."
(7) Mr. Couture served as a Senior Vice President, Execution Excellence, until July 26, 2023, when he was promoted to the office of Executive Vice President, Execution Excellence. He was terminated by Mercury without cause effective February 16, 2024. For a further discussion, see "—Separation Agreement with Allen Couture."
(8) Ms. McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period until February 12, 2024, and resigned from Mercury effective March 1, 2024.
Shareholder Engagement and 2023 Advisory "Say-on-Pay" Vote on Executive Compensation
Over the past two years, we took a series of actions in response to shareholder feedback to ensure that our executive pay programs are aligned with our strategic priorities and shareholder expectations going forward. At our 2023 annual shareholders meeting, the Company received the support of 97% of the votes cast on our Say-on-Pay proposal, which is a stark improvement from the 20% level of support we received at the prior year's annual shareholders meeting. We believe our demonstrated responsiveness to shareholder feedback contributed to this year-over-year improvement.
In 2024, we continued our extensive annual engagement efforts with shareholders on our executive compensation program, as well as other matters including strategy, Board composition, and environmental, social and governance matters. We invited 19 of our largest shareholders representing approximately 79% of our outstanding shares to engage with us prior to the filing of this proxy statement, and held meetings with shareholders who responded. These meetings were led by Barry Nearhos, who serves as our Lead Independent Director. We will continue to engage with our shareholders on an ongoing basis and consider feedback when making future decisions about our executive compensation programs.
The table below summarizes the compensation-related feedback we heard from shareholders through our enhanced engagement program that began in 2022, and the actions we took to improve our compensation programs, respond to shareholder concerns and ensure that our programs are aligned with shareholder expectations going forward.

What We Heard Concerns Identified Through Shareholder Engagement	How we Responded to Shareholder Feedback Evolution of our Programs for Fiscal 2023 and Fiscal 2024
Annual Incentive Plan ("AIP")

•Preference to see diversified performance measures.

•Concerns about semi-annual performance periods, with second-half targets established mid-year.

•Importance of driving free cash flow.

Beginning with the AIP for fiscal 2023:
•Expanded performance measures under the plan by adding Organic Revenue and Adjusted Free Cash Flow to the legacy Adjusted EBITDA measure.
•Used a full one-year performance period based on performance targets set at the start of the fiscal year.
For fiscal 2024, placed more emphasis on Adjusted Free Cash Flow results in calculating AIP payouts.

Long-Term Incentive Plan ("LTI")

•Desire for greater allocation of equity incentives to performance-based awards.

•Use of performance measures that could reward M&A activities regardless of value creation.

•Rigor of relative performance targets and appropriateness of using our compensation peer group to assess relative performance achievements.

•Magnitude of maximum incentive opportunity.

Beginning with annual LTI awards for fiscal 2024:
•Increased allocation of our annual LTI granted in the form of performance awards from 50% to 60% for our CEO and 55% for all other executive officers.
•Used absolute financial performance measures aligned with internal forecasts, instead of relative measures, to encourage and reward predictable performance.
•Targeted Organic Revenue instead of Total Revenue to more effectively drive intended value-creation behaviors.
•Added relative total shareholder return ("TSR") modifier to align performance award payouts with shareholder outcomes.
•Measured relative TSR performance using the SPADE® Defense Index components instead of our compensation peer group to promote relative performance against a broader industry index that is more representative of comparable investment opportunities available to our shareholders.
•Reduced maximum payout opportunity under performance awards from 300% to 200% of target shares, subject to a modifier based on relative TSR of up to ±25% of target shares.

Compensation Benchmarking •Use of compensation peer groups that are misaligned with current Company size.
Beginning with benchmarking of executive pay levels for fiscal 2024:
•Developed a new peer group with median revenues aligned with the Company's current size to replace our prior approach of using multiple peer groups, including one comprised of companies larger than Mercury, in anticipation of our future growth.

Company Background
Mercury is a technology company that delivers mission-critical processing power to the edge — where signals and data are collected — to solve the most pressing aerospace and defense challenges. Mercury's products and solutions are deployed in more than 300 programs and across 35 countries. The Mercury Processing Platform is the unique advantage the Company provides to its customers. It comprises the innovative technologies the Company has developed and acquired for more than 40 years that brings integrated, mission-critical processing capabilities to the edge. The Company's processing platform spans the full breadth of signal processing — from RF front end to the human-machine interface — to rapidly convert meaningful data, gathered in the most remote and hostile environments, into critical decisions. It allows the Company to offer standard products and custom solutions from silicon to system scale, including components, modules, subsystems, and systems, and it embodies the customer-centric approach the Company takes to delivering capabilities that are mission-ready, trusted and secure, software-defined, and open and modular.
2024 Performance Focus Areas and Highlights
During fiscal 2024, we made considerable progress in addressing what we believe to be transitory challenges that have obscured the underlying performance of our business. Our actions were focused on four priorities that are central to unlocking Mercury's intrinsic value: delivering predicable results; building a thriving organic growth engine; expanding margins; and driving improved free cash flow generation.
Delivering Predictable Results
Over the last several years, our program management systems and processes did not mature at the same pace as the growth of our business. As a result, a small number of development programs had an outsized and we believe temporary impact on our performance as we worked through solutions to resolve and move them into production. We began fiscal 2024 with 17 of these "challenged" programs. As of year-end, we successfully retired risk on 11 of these programs. For the remaining six, two are nearing completion and represent ordinary course risk going forward. The other four are associated with our unique "common processing architecture" technology, where we have successfully executed a return to initial pilot production and are on a deliberate path to ramp up toward full-rate production in the first half of fiscal 2025.
Building a Thriving Organic Growth Engine
For fiscal 2022 and 2023, our book-to-bill ratio averaged slightly over 1.0x, which is not adequate to meet our growth aspirations. In 2024, our book-to-bill ratio grew to 1.22x for the year, albeit on lower revenue. Our total backlog at year end increased by 16.7% from $1.14 billion for fiscal 2023 to a record $1.33 billion for fiscal 2024.
Expanding Margins
During fiscal 2024, we implemented a series of cost reduction actions as we realigned our organizational structure, resulting in significant cost savings. These actions included streamlining our business organization to a single operating unit with Charles R. Wells as our Chief Operating Officer; organizing our U.S.-based business units into two Product business units and an Integrated Processing Solutions business unit; centralizing our engineering, operations, and mission assurance functions; standing up an Advanced Concepts group that is focused on advanced technologies, innovation, and strategic growth pursuits; and reducing Selling, General & Administrative headcount and discretionary spend and removing redundancies.
Driving Improved Free Cash Flow Generation
We significantly reduced our year-end net working capital by $93.4 million from year-end 2023 after years of expansion. Of particular note, unbilled receivables declined year-over-year by $79 million, or by 21% as compared to year-end 2023. These results reflect our relentless focus on progressing our programs to deliver for our customers, invoice and collect cash, leading to a record free cash flow performance in our fourth quarter and a return to positive free cash flow for the year.
2024 Financial Results
Our results on key financial measures for fiscal 2024 were as follows:
•Our bookings decreased from $1.08 billion in fiscal 2023 to $1.02 billion in fiscal 2024. As noted above, our book-to-bill ratio increased from 1.10x in fiscal 2023 to 1.22x in fiscal 2024.
•Our total backlog at year end increased from $1.14 billion for fiscal 2023 to $1.33 billion for fiscal 2024.
•Our revenues declined from $973.9 million for fiscal 2023 to $835.3 million for fiscal 2024.
•Our net loss was $137.6 million for fiscal 2024, compared to $28.3 million for fiscal 2023. Our adjusted EBITDA, a non-GAAP financial measure, declined from $132.3 million for fiscal 2023 to $9.4 million for fiscal 2024. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."

•Our cash flows provided by (or used in) operating activities in fiscal 2024 were $60.4 million, compared to $(21.3) million in fiscal 2023. Our free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures from property and equipment, was $26.1 million for fiscal 2024 and $(60.1) million for fiscal 2023. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
While we did not achieve the results that we set out to deliver under our internal, annual operating plan, consistent with our achievements described in "– 2024 Performance Focus Areas and Highlights" above, we began to see what we believe to be the emergence of the true value of the business in the second half of the year, particularly with respect to our fourth quarter adjusted EBITDA and free cash flow performance.
•Our fourth quarter net loss was $10.8 million for fiscal 2024, compared to $8.2 million for fiscal 2023. Our fourth quarter adjusted EBITDA, a non-GAAP financial measure, increased from $21.9 million for fiscal 2023 to $31.2 million for fiscal 2024. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
•Our fourth quarter cash flows provided by (or used in) operating activities in fiscal 2024 were $71.8 million, compared to $12.6 million in fiscal 2023. Our fourth quarter free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures from property and equipment, was $61.4 million for fiscal 2024 and $3.8 million for fiscal 2023. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
As result, we believe that we are well positioned for strong financial performance in fiscal 2025.
2024 Compensation Program Highlights
New CEO Pay Structure Designed to Promote Shareholder Interests. Following a detailed review of internal and external candidates, in August 2023 the Company named Mr. Ballhaus to serve as our permanent Chief Executive Officer. In connection with his appointment, the Company and Mr. Ballhaus entered into an employment agreement providing for compensation that strongly emphasizes performance-based variable pay, is partially contingent on his personal investment in the Company and includes pay elements requiring significant and sustained price appreciation within a relatively short period of time to have any realizable value.
The key elements of Mr. Ballhaus' compensation and how those elements foster strong alignment with shareholder value creation are summarized below. For a further discussion, see "—Employment Agreement with William Ballhaus."

2024 CEO Compensation aligned with Shareholder Interests
Pay Element	Amount		Shareholder Alignment
Annual Target Pay	Base Salary	$950,000	•Formula-based annual and long-term incentives •Approximately 60% of annual compensation is in the form of performance-based variable pay
	Target Bonus	1,425,000
	Performance Stock	3,400,000
	Restricted Stock	2,350,000
	Total	$8,125,000
Stock Matching New-Hire Awards	$3 million
•Contingent on CEO-funded stock purchase of $1.5 million
•CEO must maintain this investment through August 17, 2026
•Matching awards are granted in the form of restricted stock, subject to a three-year cliff vesting period

Premium Priced Stock Option New-Hire Awards	$11.87 million
•Contingent on significant stock price appreciation to have any realizable value
•Staggered vesting periods with escalating exercise prices promote sustained price appreciation over multiple periods
•The grant-date fair value of these awards is $11.87 million. Mr. Ballhaus' opportunity to actually realize this value from the exercise of these awards is contingent on Mercury's stock price increasing to at least $57.71 during each of the two years ended August 17, 2027 and 2028

2024 Annual Incentive Plan (AIP) payouts to executives aligned with performance. Following the end of the fiscal year, the Committee engaged in a comprehensive review of the Company's 2024 performance. Our financial results for fiscal 2024 fell below the requirements necessary for our executives to earn a calculated payout of 50% under our AIP, as described in "— Elements of Fiscal 2024 Target Pay – Annual Incentives." However, as detailed above, our financial results were negatively impacted by unexpected challenges that we believe to be transitory, which obscured solid performance elsewhere in the business. Led by our new CEO, our refreshed management team responded to these challenges with considerable progress in our four focus areas, culminating in substantially improved results for the second half of the year. After considering these meaningful and tangible achievements, the Committee determined to award our executives payouts of 40% of their respective target bonuses for fiscal 2024.
No payouts under long-term performance awards. We did not make any payouts to executives under long-term performance awards whose performance periods ended in fiscal 2024 and whose vesting periods ended in August 2024, because the threshold performance requirements for these awards were not achieved. Performance awards whose performance periods ended in fiscal 2024 and whose vesting periods are scheduled to end in or after November 2024 are based in part on peer group performance that has yet to be publicly reported and is subject to review and certification by the Committee. For a further discussion, see "Tabular Executive Compensation Disclosure — Outstanding Equity Awards at Fiscal Year-End."
2024 Target Pay
The table below details each named executive officer's annual base salary, target annual incentive opportunity ("target bonus") and grant date target value of annual LTI awards (collectively, "target pay") for fiscal 2024. We use target pay as the basis for benchmarking our named executive officers' annual compensation and for allocating compensation among different pay elements.

Target Pay for Fiscal 2024
	Salary(1)	Target Bonus as % of Salary(1)	Annual LTI Awards(2)	Target Pay
Current Employees:
William L. Ballhaus	$950,000	150%	$5,750,000	$8,125,000
David E. Farnsworth	450,000	110%	1,500,000	2,445,000
Stuart H. Kupinsky	450,000	100%	850,000	1,750,000
Steven V. Ratner	437,750	100%	700,000	1,575,500
Charles R. Wells, IV	450,000	110%	1,400,000	2,345,000
Former Employees:
Christopher C. Cambria	407,968	100%	800,000	1,615,936
Allen Couture	437,750	100%	800,000	1,675,500
Michelle M. McCarthy	350,200	50%	350,000	875,300
(1)Represents each executive's annual base salary rate and target bonus as a percentage of salary at the end of fiscal 2024 or at such earlier time during fiscal 2024 on which their employment with Mercury terminated.
(2)Represents LTI awards granted to our named executive offers as part of their annual compensation for fiscal 2024. Accordingly, this table excludes the value of one-time new-hire, promotion and recognition awards granted to Messrs. Ballhaus, Farnsworth, Kupinsky and Ms. McCarthy during fiscal 2024. In the case of Messrs. Kupinsky and Wells, who were hired or promoted by Mercury following the annual grant date for Mercury's fiscal 2024 LTI awards, the table includes the values established by the Committee as set forth in their respective offer letters for their future annual LTI awards. For a further discussion, see "—Offer Letter with Stuart Kupinsky" and "—Offer Letter with Charles Wells."
We consider market median compensation levels as our reference point in making executive pay decisions, subject to adjustments based on experience, performance, the other individual factors as described in "– Use of Market Data and Competitive Compensation Positioning" and as otherwise appropriate. The majority of each executive's target pay is in the form of variable incentive compensation that is subject to future performance to have any realized value. See the information in "– Mix of Pay."
SOUND PAY PRACTICES
The Committee believes that Mercury's executive compensation program reinforces our pay-for-performance culture and includes corporate governance practices that are considered by investors to promote strong alignment with, and appropriate protections of, their interests. The table below highlights key features of our executive compensation program, with recent changes or enhancements appearing in italics.

Executive Compensation Program Features
Executive Compensation Program Includes

•Transparent, formulaic incentive plans designed to promote short - and long-term business success based on expanded measures tied to our strategic priorities and better aligned with investor outcomes
•Limits on maximum payouts under incentive plans
•Stronger emphasis on long-term, performance-based compensation
•Limited perquisites consistent with competitive practices
•Meaningful stock ownership guidelines that align executive and shareholder interests
•Clawback policy that provides for recoupment of performance-based compensation and time-based LTI awards in connection with restatements of financial results that reduce previously earned payouts, regardless of individual culpability
•Double trigger provisions for accelerated equity vesting and cash severance payable in connection with a change in control
•Retention of an independent executive compensation consulting firm that reports directly to the Committee and does not perform any additional services for management
•Annual reviews and, when appropriate, modifications of the compensation of the compensation peer group used to benchmark executive pay levels and practices
•Annual Say-on-Pay advisory votes and shareholder engagement that provides the Committee with feedback considered when making future executive compensation decisions

Executive Compensation Program Does not Include or Prohibits

•Guarantees regarding future increases in target pay, or future payouts under annual or long-term incentive programs
•Excise tax gross-ups on severance/change in control payments
•Repricing of stock options or other stock-based awards without shareholder approval
•Excessive severance or change in control provisions
•Hedging or pledging of Company stock by executives, employees and non-employee directors

PROGRAM OVERVIEW
The table below outlines the principal elements of our executive compensation program for fiscal 2024. Detailed descriptions of each element of compensation and discussion of how the Committee determined compensation levels for fiscal 2024 can be found in the section "— Elements of Fiscal 2024 Target Pay."

2024 Compensation Program Design
Plan	Annual Pay Element and Weightings	Performance and Vesting Period	Performance Measures (and Weightings)	Payout Range (vs. Target)
—	Base Salary	—	—	—
Annual Incentive Plan	Cash Bonus	Annual	Adjusted EBITDA (50%)	0% to 150%
Adjusted Free Cash Flow (35%)
Organic Revenue (15%)
Long-Term Incentive Plan	Performance Stock Awards •60% CEO •55% Other NEOs*	Three Years with Cliff Vesting	Adjusted EBITDA Margin (50%)	0% to 225%
Organic Revenue Growth (50%)
Relative TSR (± 25%)
	Restricted Stock Awards •40% CEO •45% Other NEOs*	Three Years with Annual Vesting	—
* Ms. McCarthy, whose service as an executive officer in fiscal 2024 was only in an interim capacity, received all of her stock-based awards under our long-term incentive plan in the form of restricted stock awards.
DETERMINING EXECUTIVE COMPENSATION
Role of the Human Capital and Compensation Committee
Our executive compensation program is administered by the Committee. The Committee is primarily responsible for the review and approval of compensation for all of our executive officers. Compensation for our Chief Executive Officer is further subject to ratification by a majority of the independent directors on the Board. For a further discussion of the Committee's key areas of responsibility, see "Corporate Governance — What committees has the Board established? — Human Capital and Compensation Committee."
Role of Management and the Chief Executive Officer
Our human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and its independent compensation consultant in order to ensure that our programs and incentives align with and support our business strategy. Management also recommends incentive plan metrics, performance targets and other plan objectives to be achieved, based on our expected performance and subject to Committee approval.

In connection with setting target compensation for fiscal 2024, our CEO reviewed the performance of the other executive officers of the Company and submitted recommendations to the Committee for proposed target pay adjustments. Our CEO also submitted pay recommendations for executive officer candidates for hire. Our human resources department provided data and analyses to the CEO to assist him in these activities. No executive officer participated in the setting of his or her own compensation and, except as described above, no executive officer other than our CEO participated in the setting of the compensation of any other executive officer during fiscal 2024.
Role of the Compensation Consultant
The Committee has the sole authority to select, retain, terminate and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery.
During fiscal 2024, the Committee retained Meridian to provide information, analyses and advice regarding executive and non-employee director compensation generally. In the course of conducting its activities, representatives of Meridian attended meetings of the Committee and presented findings and recommendations to the Committee for discussion. Representatives of Meridian also met with management to obtain and validate data and review materials. Beyond providing advice and recommendations on the amount and form of executive and director compensation, Meridian provided no additional services to either the Committee or management during fiscal 2024.
MIX OF PAY
The Committee believes that Mercury's pay mix strongly supports the Company's pay-for-performance culture. For fiscal 2024, 88% of our CEO’s target pay was in the form of variable pay that was subject to future performance. Base salary is the only element of target pay that is not variable and does not fluctuate based on future performance. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.

(1)For a further discussion of the amounts underlying our named executive officers' target pay for fiscal year 2024, see "—Executive Summary — 2024 Target Pay."
(2)"Other Named Executive Officers" refers to our non-CEO executive officers other than Ms. McCarthy, whose service as an executive officer in fiscal 2024 was only in an interim capacity. The target pay mix for these officers was calculated on an aggregate basis.

USE OF MARKET DATA AND COMPETITIVE COMPENSATION POSITIONING
Compensation Peer Groups
The Committee believes that Mercury's success is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at selected technology, aerospace and defense, and other industrial companies ("peers") with whom Mercury competes for business, executive talent or investor capital.
On an annual basis, the Company selects a group of peer companies for use in benchmarking target pay levels and practices towards the end of each fiscal year and in making pay decisions for the following fiscal year. For fiscal 2024, peer companies were selected using a scorecard approach that took relevant factors into account for each potential peer considered, including comparable industry and financial demographics; representation in defense and aerospace stock indices; use as a Mercury comparator by one of Mercury's stock analysts or by nationally-recognized proxy advisors; use of Mercury by the potential peer as one of its own peers for executive pay benchmarking; and prior inclusion by Mercury as a component in one of its compensation peer groups used for making pay decisions for fiscal 2023.
The table below shows the composition of our peer group that was established by the Committee in April 2023 for use in benchmarking target pay levels and practices to support pay decisions for fiscal 2024.

Compensation Peer Group for Fiscal 2024
3D Systems Corporation	FormFactor, Inc.	Novanta Inc.
Aerojet Rocketdyne Holdings, Inc.	Infinera Corporation	Onto Innovation Inc.
AeroVironment, Inc.	iRobot Corporation	OSI Systems, Inc.
Axcelis Technologies, Inc.	Kaman Corporation	RBC Bearings Incorporated
Belden Inc.	Kratos Defense & Security Solutions, Inc.	Rogers Corporation
BWX Technologies, Inc.	Leonardo DRS, Inc.	Viasat, Inc.
Curtiss-Wright Corporation	MACOM Technology Solutions Holdings, Inc.
Diodes Incorporated	Maxar Technologies Inc.
The Committee subsequently met in January 2024 to consider whether, referencing relevant factors and changes in financial demographics for both Mercury and its current or potential peers since April 2023, any changes should be made to the peer group to support its suitability for use in connection with target pay decisions for fiscal 2025. As compared to the peer group used to set target pay for fiscal 2024, the Committee determined to remove two of the above companies, Aerojet Rocketdyne and Maxar Technology, due to recent mergers and acquisitions activities, and made no other changes to the group.
Use of Market Data
In reviewing competitive compensation levels of our named executive officers at the beginning of fiscal 2024 (or at such later time during fiscal 2024 at which they became an executive officer), the Committee considered compensation peer group data for Messrs. Ballhaus and Farnsworth (respectively our Chief Executive Officer and Chief Financial Officer for all or substantially all of fiscal 2024). For Mr. Wells (who began fiscal 2024 as President of our Microelectronics division and was promoted in January 2024 to be our Chief Operating Officer) and Messrs. Cambria and Kupinsky (who successively served during fiscal 2024 and our General Counsel and Chief Legal Officer, respectively), the Committee considered competitive compensation levels based on the average of the compensation peer group data and survey data from the Radford Global Technology Survey ("Survey Data") specific to publicly traded companies of similar industry and revenue size to our own because it believed that including a broader survey group more accurately reflects the labor market for these positions and ensures a meaningful sample size. Finally, the Committee considered only Survey Data for reviewing competitive compensation levels for all of our other named executive officers.
Competitive Market Positioning
The Committee's practice is to make pay decisions regarding the elements of compensation that compose each named executive officer's target pay (base salary, target bonus and grant date target value of long-term incentives) in July or August of each fiscal year. As part of its decision-making process, the Committee compares each named executive officer's target pay for the fiscal year against the market median as its reference point in making executive pay decisions; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The primary factors considered by the Committee in making its annual pay determinations are shown below.

Target Pay Determinants
•Positioning to competitive market median	•Long-term financial and individual performance	•Role and responsibilities relative to benchmark, including as a result of leadership team size
•Competitive mix of fixed and variable pay	•Tenure and experience in role	•Internal pay equity
•Competitive mix of cash and equity	•Expected future contributions and market conditions	•Prior year's compensation levels
ELEMENTS OF FISCAL 2024 TARGET PAY
Base Salary
Base salary serves as the foundation of an executive's compensation and is an important component in our ability to attract and retain executive talent. On an individual basis, the Committee considers each executive's role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. Excluding promotions, our named executive officers received base salary merit increases for fiscal 2024 ranging from 2.5% to 4.0% of their respective base salaries as of the end of fiscal 2023. Merit increases for fiscal 2024 became effective on September 23, 2023.

	Fiscal 2024 Base Salary(1)	Fiscal 2023 Base Salary(2)	Percent Change
Current Employees:
William L. Ballhaus(3)	950,000	N/A	N/A
David E. Farnsworth(4)	450,000	N/A	N/A
Stuart H. Kupinsky(4)	450,000	N/A	N/A
Steven V. Ratner	437,750	425,000	3.0%
Charles R. Wells, IV(5)	450,000	415,000	(5)
Former Employees:
Christopher C. Cambria	407,968	398,017	2.5%
Allen Couture(5)	437,750	425,000	3.0%
Michelle M. McCarthy(5)	350,200	340,000	3.0%
(1)Reflects each executive's annual base salary rate at the end of fiscal 2024 or at such earlier time during fiscal 2024 on which their employment with Mercury terminated.
(2)Reflects each executive's annual base salary rate at the end of fiscal 2023
(3)Mr. Ballhaus' base salary for fiscal 2024 was established under his employment agreement entered into in connection with his appointment as our permanent CEO in August 2023. For a further discussion, see "—Employment Agreement with Bill Ballhaus."
(4)Fiscal 2024 base salaries for Messrs. Farnsworth and Kupinsky were established in connection with the commencement of their employment on July 17, 2023 and January 29, 2024 as our Chief Financial Officer and our Chief Legal Officer, respectively. For a further discussion, see "—Offer Letter with David Farnsworth" and "—Offer Letter with Stuart Kupinsky."

(5)Mr. Wells initially received a fiscal 2024 merit increase of 4.0%, resulting in a new base salary of $431,600, as President of Microelectronics. His base salary was subsequently increased to $450,000 on January 22, 2024 in connection with his promotion to serve as our Chief Operating Officer. For a further description, see "—Offer Letter with Charles Wells."
Annual Incentives

Key Features of the AIP for Fiscal 2024
•Performance compared to pre-established annual goals for adjusted EBITDA, revenue and adjusted free cash flow that reflect or are aligned with our internal annual operating plan
•Individual weightings used for each performance measure to calculate plan payouts are reviewed annually to ensure alignment with our priority focus areas for the fiscal year
•Payouts can range from 0% to 150% of target bonus based on performance
•As described below, the Committee retains discretion to adjust payouts, including to provide for a holistic assessment of our overall performance that is not limited to pre-established financial goals embedded in our annual operating plan

The AIP provides our executives with the opportunity to earn annual cash incentive awards based on their respective target bonuses and on company performance relative to pre-established goals for adjusted EBITDA, adjusted free cash flow and organic revenue. We chose these performance measures for our annual incentive plan because we believe that they constitute the most important financial measures that drive long-term shareholder value creation. While these performance measures are limited to financial measures, we believe that other items not captured in annual financial performance can drive long-term shareholder value creation, and the Committee therefore retains discretion to adjust plan payouts based on its holistic assessment of overall performance as appropriate.
For fiscal 2024, 50%, 35% and 15% of each participant's payout is tied to our results for the above performance measures, respectively. We selected these different weightings for the performance measures under the AIP to align with their relative importance in respect of our priority focus areas for the 2024 fiscal year. As compared to our fiscal 2023 AIP, we emphasized the importance of free cash flow generation over organic revenue growth consistent with our priorities and feedback received through recent shareholder engagement.
Target Bonuses for Fiscal 2024
AIP target bonuses are established annually for each named executive officer as a percentage of their base salary for the fiscal year.

	Fiscal 2024 Base Salary(1)	Fiscal 2024 Target Bonus (%)	Fiscal 2024 Target Bonus ($)
Current Employees:
William L. Ballhaus(2) )	950,000	150%	1,425,000
David E. Farnsworth(2)	450,000	110%	495,000
Stuart H. Kupinsky(2)(3)	450,000	100%	187,500
Steven V. Ratner(4)	437,750	100%	437,750
Charles R. Wells, IV(5)	450,000	110%	495,000
Former Employees:
Christopher C. Cambria(6)	407,968	100%	407,968
Allen Couture(4)	437,750	100%	437,750
Michelle M. McCarthy(7)	350,200	50%	175,100
(1)Reflects each executive's annual base salary rate at the end of fiscal 2024 or at such earlier time during fiscal 2024 on which their employment with Mercury terminated.
(2)Target bonuses for Messrs. Ballhaus, Farnsworth and Kupinsky were established in connection with the commencement of their employment with Mercury. For a further discussion, see "—Employment Agreement with Bill Ballhaus," "—Offer Letter with David Farnsworth" and "—Officer Letter with Stuart Kupinsky."

(3)For fiscal 2024, Mr. Kupinsky's target bonus was prorated to reflect the commencement of his employment with Mercury on January 29, 2024.
(4)Target bonuses for Messrs. Ratner and Couture were increased from 75% to 100% in connection with their respective promotions from Senior Vice President to Executive Vice President in the first quarter of the fiscal year.
(5)The target bonus for Mr. Wells was increased from 100% to 110% in connection with his promotion to Chief Operating Officer on January 22, 2024. For a further discussion, see "—Offer Letter with Charles Wells."
(6)Mr. Cambria's target bonus was increased from 90% to 100% during the first quarter to achieve better alignment with target bonus levels of the Company's other Executive Vice Presidents generally.
(7)Ms. McCarthy's target bonus was held constant at her fiscal 2023 level.
Performance Goals and Payout Ranges for Fiscal 2024
The Committee established threshold, target and maximum performance goals and related payout factors for each of our performance measures under the AIP at the beginning of our fiscal year in early August. Our target performance goal for each measure reflects, or is aligned with, our internal annual operating plan. The table below sets forth the specific performance goals and related payout factors established by the Committee under the AIP for fiscal 2024.

Performance Goals for Fiscal 2024(1)
Achievement Levels	Adjusted EBITDA (50% Weighting)	Adjusted Free Cash Flow (35% Weighting)	Revenue (15% Weighting)	Payout Factor (% of Target Bonus)(2)
Maximum	≥ 212.8	≥ 114.4	≥ 1,150.0	150%
Target	185.0	88.0	1,000.0	100%
Threshold	157.3	61.6	900.0	50%
Below Threshold	< 157.3	< 61.6	< 900.0	0%
(1)All performance goals are expressed in millions.
(2)Payouts for performance between the stated achievement levels are calculated using linear interpolation.
Results and AIP Payouts for Fiscal 2024
For purposes of calculating actual financial results under the AIP relative to threshold, target and maximum performance goals, the Committee excludes the effects of pre-established categories of items that it believes are not reflective of operating performance. For a further discussion of these adjustments, see "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures." After giving effect to these adjustments, our performance under the AIP for fiscal 2024 fell below the requirements necessary for our executives to earn a calculated payout under the plan.

Calculated Results under the AIP for Fiscal 2024
Performance Goal	Performance Achieved(1)	Payout Factor	Weighting	Payout Earned (% of Target Bonus)
Adjusted EBITDA	9.4	0.0%	50%	0.0%
Adjusted Free Cash Flow	40.8	0.0%	35%	0.0%
Revenue	835.3	0.0%	15%	0.0%
Total				0.0%
(1)Performance results are expressed in millions.
Following the end of the fiscal year, the Committee engaged in a comprehensive review of the Company's 2024 performance. As described in "Executive Summary – 2024 Performance Focus Areas and Highlights," our financial results for fiscal 2024 were negatively impacted by unexpected challenges that we believe to be transitory – primarily relating to warranty and inventory reserves, changes in contract cost estimates, renegotiation of underperforming contracts and technical and production challenges relating to our common product architecture – which obscured solid performance elsewhere in the business. Under the leadership of Mr. Ballhaus, our refreshed management team responded to these challenges with considerable progress in our priority areas, accompanied by substantially improved financial results for the second half of the year with respect to our adjusted EBITDA, free cash flow and backlog. After considering these meaningful and tangible achievements, the Committee determined to award our executives 40% of their respective target bonuses for fiscal 2024.

	Fiscal 2024 Target Bonus	Fiscal 2024 AIP Payout (%)	Fiscal 2024 AIP Payout ($)
William L. Ballhaus )	1,425,000	40.0%	570,000
David E. Farnsworth	495,000	40.0%	198,000
Stuart H. Kupinsky	187,500	40.0%	75,000
Steven V. Ratner	437,750	40.0%	175,100
Charles R. Wells, IV	495,000	40.0%	198,000
Over the past three years, bonus payouts to our executive officers have averaged 50% of target (40%, 19% and 90%, for fiscal years 2024, 2023 and 2022, respectively).
Long-Term Incentives
LTI awards are intended to align the interests of the named executive officers with shareholders by linking a meaningful portion of executive pay to shareholder value creation over a multi-year period. LTI awards are also provided to drive the performance of our long-term business strategy, engage and retain our key executives and facilitate ownership of our common stock. The Committee generally grants long-term incentives to our named executive officers in the form of restricted stock awards ("RSAs") and performance stock awards ("PSAs").
Restricted Stock Awards
RSAs are awarded to named executive officers under our LTI program to facilitate executive ownership of company stock, to align the interests of our executives with those of our shareholders and to support retention. RSAs vest in equal annual increments over a three-year period (or in the case of recipients who do not serve as executive officers in a permanent capacity, a four-year period), and the ultimate value of these awards to recipients is dependent on our stock price at the time of vesting.
Performance Stock Awards
PSAs are awarded to named executive officers under our LTI program primarily to motivate multi-year financial achievements that are aligned with shareholder value creation. In response to feedback received through our shareholder engagement program, the Committee instituted the following changes with respect to the performance terms of the PSAs, beginning with awards granted during fiscal 2024:
•the PSAs use absolute financial performance measures instead of relative financial performance measures for greater alignment with internal forecasts and better line-of-sight for recipients;
•the PSAs use Organic Revenue instead of Total Revenue to more effectively drive intended value-creation behaviors;
•the PSAs are subject to a modifier based on relative TSR to further align payouts with shareholder outcomes;
•our relative TSR performance will be assessed against the SPADE® Defense Index components instead of our compensation peer group, for better correlation with Mercury's long-term value creation as compared to our sector and enhanced objectivity in selecting benchmark components; and
•the maximum payout opportunity under our PSAs was reduced from 300% to 225% of target shares.
Award payouts under PSAs granted in fiscal 2024 are tied to Mercury's performance for the three-year fiscal period ending with fiscal 2026. As described above, the performance measures used to calculate award payouts are organic revenue and adjusted EBITDA margin (which is adjusted EBITDA divided by organic revenue), each of which is equally weighted in determining overall performance. The payout factor for each measure ranges from 0% to 200%. The award payout is also subject to a modifier based on Mercury's TSR for the performance period relative to the companies within the SPADE® Defense Index. This modifier can increase or decrease the payout percentage of the award by up to 25 percentage points. Accordingly, if maximum performance is achieved for the two performance measures (200%) and the TSR modifier (+ 25%), the award payout would be 225% of target shares.

While the Committee has elected to use organic growth and adjusted EBITDA as a factor in determining performance under both our annual incentive awards and our PSAs, the performance requirements under these awards are designed so that resulting payouts reflect different and important aspects of company performance that are not duplicative. Payouts under the AIP are based on performance for a single fiscal year, while payouts under the PSAs require sustained performance achievements over a three-year fiscal period. The Committee believes it is appropriate to separately reward annual and long-term organic revenue and adjusted EBITDA performance achievements because of the importance of these measures in creating long-term shareholder value.
Annual Long-Term Incentive Awards Granted in Fiscal 2024
The Committee typically approves the grant of long-term incentive awards for named executive officers on an annual basis in mid-August. For fiscal 2024, the Committee (and in the case of Mr. Ballhaus, the independent directors on the Board) approved the annual long-term incentive awards below, which were granted on August 17, 2023. In response to feedback received through our shareholder engagement program, the Committee increased the portion of LTI awards granted in the form of PSAs from 50% to 60% in the case of our CEO (as compared to our prior CEO for fiscal 2023), and to 55% in the case of the other named executive officers.

Grant Date Target Value of Annual LTI Awards For Fiscal 2024(1)
	Restricted Stock Awards(2) ($)	Performance Stock Awards(2) ($)	Total ($)
Current Employees:
William L. Ballhaus	$2,350,000	$3,400,000	$5,750,000
David E. Farnsworth	675,000	825,000	1,500,000
Stuart H. Kupinsky(3)	—	—	—
Steven V. Ratner	315,000	385,000	700,000
Charles R. Wells, IV(4)	495,000	605,000	1,100,000
Former Employees:
Christopher C. Cambria	360,000	440,000	800,000
Allen Couture	360,000	440,000	800,000
Michelle M. McCarthy(5)	350,000	—	350,000
(1)The grant date target values reported in the table above differ from the grant date fair values for these awards that are disclosed in the tables underlying the Tabular Executive Compensation Disclosure because they are calculated using different methodologies and assumptions. For a further discussion, see Note 2 to the Summary Compensation Table.
(2)Grant date target values were converted into the number of shares underlying each award based on the average closing price of Mercury's common stock during the 30 calendar days prior to the grant date.
(3)Mr. Kupinsky was not employed by Mercury at the time the annual LTI awards for fiscal 2024 were granted. However, Mr. Kupinsky received "new-hire" LTI awards in connection with his commencement of employment on January 29, 2024. For a further discussion of these awards, see "—Offer Letter with Stuart Kupinsky."
(4)This table does not include promotional LTI awards granted to Mr. Wells in connection with his promotion to Chief Operating Officer on January 22, 2024. For a further discussion, see "—Offer Letter with Charles Wells."
(5)Ms. McCarthy was not eligible to receive PSAs because PSAs are granted only to recipients who serve as an executive officer at the time of grant, and in a permanent capacity. This table does not include recognition LTI awards granted to Ms. McCarthy in connection with her additional responsibilities as Interim Chief Financial Officer and Treasurer between February and July of 2023. For a further discussion of these awards, see "—Recognition Awards for Michelle McCarthy."

EXECUTIVE PERQUISITES
We provide our named executive officers with limited personal perquisites consistent with competitive practices. On an annual basis in the second quarter of our fiscal year, we provide our executive officers with a $12,000 allowance for personal tax and financial planning. We also maintain an employee relocation policy, offering different tiers of benefits based on job level, for employees who are requested to relocate their primary residence in connection with their employment. In fiscal 2023, Messrs. Wells and Couture relocated their respective primary residences at our request, and their relocation expenses were paid and/or reimbursed under this policy based on a tier of benefits generally available to our employees at or above the job level of Vice President. A portion of these expenses or reimbursements were made in fiscal 2024. For a further discussion, see Note 5 to the "Summary Compensation Table."
EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
We have entered into an employment agreement with Mr. Ballhaus, and severance agreements with each of our other executive officers, that provide specified benefits in connection with certain terminations of employment. Our severance benefits are designed to be market competitive and do not include tax gross-ups. Consistent with market practice, these arrangements provide enhanced benefits in the event of a termination in connection with a change in control, which are designed to ensure that our executives entertain proposals that are in the best interests of our shareholders even when it may not be in their own personal best interest, thereby aligning the interests of the executives with those of our shareholders. For a further description of these severance agreements, other than in the case of Messrs. Cambria and Couture, see "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment." For a description of the separation agreements entered into in connection with the termination of Messrs. Cambria and Couture in fiscal 2024, see "—Separation Agreement with Christopher Cambria" and "—Separation Agreement with Allen Couture."
EMPLOYMENT AGREEMENT WITH WILLIAM BALLHAUS
Following a detailed review of internal and external candidates to serve as our permanent Chief Executive Officer, the Company and Mr. Ballhaus entered into an employment agreement as of August 15, 2023. Under the agreement, Mr. Ballhaus serves as Mercury's President and Chief Executive Officer, and after the 2023 annual shareholders meeting on October 25, 2023, as Chairman of Mercury's Board. The agreement has an initial employment term of four years, with successive 12-month renewals absent notice of non-renewal at least 30 days prior to the end of the applicable employment period.
Mr. Ballhaus' employment agreement provided for his annual target compensation for fiscal 2024 to be $8.125 million, consisting of a base salary of $950,000 retroactive to July 1, 2023 (the beginning of Mercury's 2024 fiscal year), a target bonus opportunity under the AIP of 150% of base salary, and awards of $3.4 million in PSAs and $2.35 million in RSAs to be granted on August 17, 2023.
In addition to his annual target compensation, the agreement provided for Mr. Ballhaus to receive a new-hire grant of premium-priced stock options on August 17, 2024 in four tranches with the following terms:

Premium Priced Stock Option Terms
Tranche	Option Shares	Per Share Exercise Price	Cliff Vesting Date	Termination Date
1	233,500	$42.00	8/17/2026	8/17/2027
2	233,500	43.00	8/17/2026	8/17/2027
3	233,500	46.00	8/17/2027	8/17/2028
4	233,500	49.00	8/17/2027	8/17/2028
While these stock options have a grant date fair value of $11.87 million, the terms of the awards feature staggered vesting and exercise periods that require significant shareholder value creation to be both achieved within a relatively short period of time, and sustained over multiple periods, to have any realizable value. The 30-day average closing price of our stock prior to the date on which these sign-on awards were granted was $36.57. In order to recognize the full grant date fair value of these awards, the per-share value of our stock would need to increase to at least $57.71 during each of the two years ended August 17, 2027 and August 17, 2028.

The agreement also provides for Mr. Ballhaus to receive a $3 million new-hire matching grant of RSAs on August 17, 2023. These awards will vest on August 17, 2026, contingent upon Mr. Ballhaus' purchase of at least $1.5 million in Mercury stock on the open market between the date of the agreement and December 15, 2023, which he must continue to hold through August 17, 2026. Mr. Ballhaus subsequently purchased $1.5 million in Mercury stock on August 18, 2023, which he has continued to hold through the date of this proxy statement.
In addition to the above compensation terms, the agreement also provides for specified benefits in connection with certain terminations of employment. For a further description, see "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment."
The independent directors on the Board approved the terms of Mr. Ballhaus' employment agreement at the recommendation of the Human Capital and Compensation Committee, following consultation with its independent compensation consultant, Meridian Partners, and after gaining further insight from Spencer Stuart, a leading executive search firm engaged by the Board as part of the CEO search process, on pay packages sought by other candidates based on Mercury’s current business profile.
OFFER LETTER WITH DAVID FARNSWORTH
In June 2023, the Company entered into an offer letter with Mr. Farnsworth in connection with the commencement of his employment as our Chief Financial Officer and Treasurer. The offer letter provided for annual target compensation for fiscal 2024 of $2.445 million, consisting of a base salary of $450,000, a target bonus opportunity under the AIP of 110% of base salary, and LTI awards of $1.5 million to be granted on August 17, 2023. In addition to this annual compensation, the offer letter provided for a sign-on bonus of $200,000, subject to full or partial repayment in the event of Mr. Farnsworth's resignation or termination for cause prior to the second anniversary of his start date with Mercury, and a grant of $3 million in new-hire LTI awards on August 17, 2023, composed equally of RSAs and PSAs, which were intended to restore compensation forfeited with a prior employer.
In addition to the above compensation terms, the offer letter also provides for specified benefits in connection with certain terminations of employment. For a further description, see "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment."
OFFER LETTER WITH STUART KUPINSKY
In January 2024, the Company entered into an offer letter with Mr. Kupinsky in connection with the commencement of his employment as our Chief Legal Officer and Corporate Secretary. The offer letter provided for initial annual target compensation of $1.75 million, consisting of a base salary of $450,000, a target bonus opportunity under the AIP for fiscal 2024 of 100% of base salary (prorated on the portion of the 2024 fiscal year remaining as of the commencement of his employment), and LTI awards of $850,000 to be granted in August 2024. In addition to this annual compensation, the offer letter provided for a grant of $1.5 million in new-hire LTI awards, composed 55% and 45% of PSAs and RSAs, respectively, which were intended to restore compensation forfeited with a prior employer.
In addition to the above compensation terms, the offer letter also provides for specified benefits in connection with certain terminations of employment. For a further description, see "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment."
OFFER LETTER WITH CHARLES WELLS
In January 2024, the Company entered into an offer letter with Mr. Wells in connection with his promotion to serve as our Chief Operating Officer. The offer letter provided for initial annual target compensation of $2.345 million, consisting of a base salary of $450,000, a target bonus opportunity under the AIP for fiscal 2024 of 110% of base salary, and LTI awards of $1.4 million to be granted in August 2024. In addition to this annual compensation, the offer letter provided for a grant of $500,000 in promotional LTI awards, composed 55% and 45% of PSAs and RSAs, which are intended to motivate multi-year financial achievements that are aligned with shareholder value creation and to further align Mr. Wells' interests with those of our shareholders.
RECOGNITION AWARDS FOR MICHELLE McCARTHY
Effective February 18, 2023, Michelle McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period until February 12, 2024, and resigned from Mercury effective March 1, 2024.
In recognition of Ms. McCarthy's additional responsibilities as our Interim Chief Financial Officer and Treasurer between February 18, 2023 and July 16, 2023, the Committee awarded her:
•grants of LTI awards on February 15, 2023 and July 17, 2023 in the form of RSAs, in each case having a grant date target value of $200,000; and
•a supplemental cash bonus payment of $215,000 effective July 6, 2023.
SEPARATION AGREEMENT WITH CHRISTOPHER CAMBRIA
Effective January 25, 2024, the Company entered into a separation agreement with Christopher Cambria in connection with his termination without cause effective March 1. In consideration for a general release of claims against the Company, the Company agreed to: (1) pay Mr. Cambria cash severance composed of (a) 1.5x annual base salary, payable in bi-weekly installments over the 18-months following his termination; and (b) a lump sum payment of 1.5x target bonus; (2) pay Mr. Cambria, in respect of his in-flight bonus for fiscal 2024, a prorated portion of his fiscal 2024 target bonus based on the portion of the 2024 fiscal year satisfied through his date of termination, as a lump sum payment; (3) amend his RSA awards granted in fiscal 2022 and 2024 to provide him with an additional one and two years of vesting service, respectively, upon his termination without cause; (4) amend his PSA awards granted in fiscal 2022 and 2024 to provide him with prorated vesting of his awards based on the portion of the respective vesting periods satisfied through one year after the date of his termination without cause (with the final payout of the awards subject to the Company's actual performance during the applicable three-year performance periods); (5) enter into a 12-month consulting agreement with a monthly cash retainer of $33,133 under which Mr. Cambria would provide legal advice, services and support in connection with the transition of his duties and the prosecution or defense of any legal matters arising out of any facts or circumstances in existence prior to Mr. Cambria's termination; (6) provide subsidized healthcare benefits continuation at active employee rates, in the event that Mr. Cambria timely elects to receive such benefits under COBRA, for up to 18 months; and (7) outplacement services in an amount up to $30,000.
SEPARATION AGREEMENT WITH ALLEN COUTURE
Effective February 16, 2024, the Company entered into a separation agreement with Allen Couture in connection with his termination without cause effective February 16, 2024. In consideration for a general release of claims against the Company, the Company agreed to: (1) provide Mr. Couture the benefits contemplated under his existing severance letter agreement previously executed with the Company (as detailed in "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment"), (2) amend his RSA awards granted in fiscal 2023 to provide him with an additional year of vesting service upon his termination without cause and (3) amend his PSA awards granted in fiscal 2023 to provide him with prorated vesting of his award based on the portion of the vesting period satisfied through his date of termination without cause (with the final payout of the award subject to the Company's actual performance during the full three-year performance period).
STOCK OWNERSHIP GUIDELINES
Our stock ownership guidelines reflect the Committee's belief that executives should accumulate a meaningful level of ownership in company stock to align their interests with those of our shareholders. The Committee recently amended our stock ownership guidelines, among other things, to increase the ownership requirements of both our Chief Executive Officer and Chief Financial Officer and to eliminate ownership credit under the policy for unvested PSAs granted on or after September 15, 2023 (the effective date of the revised policy) consistent with shareholder preferences.
Under our revised guidelines, the CEO's ownership guideline is equivalent in value to six times (6x) his base salary. The ownership guidelines for the other named executive officers is equivalent in value to four times (4x) base salary for our Chief Financial Officer and Chief Operating Officer and one and one-half times (1.5x) base salary for all other executives. The Committee reviews progress toward guideline achievement annually. Each covered executive is required to retain 50% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options until the guideline multiple of base salary is met. Each covered executive is expected to meet the applicable ownership guideline within five years of the effective date of the policy (or if later, five years after becoming subject to the policy). For purposes of the revised guidelines, stock ownership includes shares of company stock held outright, share equivalents held in benefit plans, unvested RSAs and (if granted prior to September 15,

2023) unvested PSAs assuming target performance. Unexercised stock options and unearned PSAs from grants since September 15, 2023 are not counted for purposes of assessing stock ownership relative to these guidelines
COMPENSATION CLAWBACK POLICY
At the beginning of fiscal 2024, the Committee adopted a revised clawback policy that complies with new standards applicable to NASDAQ-listed companies, which were approved by the U.S. Securities and Exchange Commission in June of 2023. The revised policy applies to our current and former executive officers together with our Chief Accounting Officer.
Under our clawback policy, the Committee will, in all appropriate circumstances, require reimbursement of any compensation that, during or after the three most recently completed fiscal years, was granted, earned, or vested (1) based upon the attainment of a financial reporting measure in whole or in part, or (2) in connection with a time-based equity award, in each case to the extent that:
•we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws; and
•a smaller payment would have been made to the executive based upon the restated financial results.
ANTI-HEDGING AND ANTI-PLEDGING POLICIES
Our policies prohibit all executives, employees and non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value of company stock.
COMPENSATION RISK ASSESSMENT
The Committee periodically reviews and discusses with management, management's assessment of whether risks arising from Mercury's compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the company. As part of the most recent assessment, the following were determined on a collective basis for Mercury and its subsidiaries:
•Our compensation programs consist of both fixed and variable components, as well as short and long-term performance measures. Fixed compensation is in the form of base salary, which provides a steady income stream to our employees regardless of the performance of our business or stock price. Variable compensation (in the form of annual and long-term incentives) fluctuates based upon our performance against short- and long-term objectives or our stock price. This balanced mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks.
•Our incentive compensation designs emphasize company profit, revenue and cash flow as key performance measures. We believe that our focus on these measures encourages a comprehensive approach to our overall performance and emphasizes consistent behavior across the organization.
•Payouts under our AIP and our PSAs are subject to maximum limits as a percentage of target awards. We believe this mitigates excessive risk taking by limiting potential windfalls for dramatically exceeding performance expectations.
•We prohibit all of our employees from engaging in short sales or pledges of company stock, or buying or selling puts, calls, or other derivative securities related to company stock. These restrictions are intended to minimize the likelihood that our employees will become subject to personal incentives that are contrary to the long-term interests of Mercury and our shareholders.
•Our stock ownership guidelines policy is intended to align our executives' long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code ("IRC") generally disallows a tax deduction to publicly-held companies (such as Mercury) for compensation paid to certain "covered employees" in excess of $1 million per covered employee in any year. Neither the Committee nor the full Board has adopted a formal policy regarding tax deductibility of compensation paid to the Company's executive officers. While the Committee carefully considers the net cost and value to the Company of maintaining the deductibility of all compensation, it also desires the flexibility to reward the Company's executive officers in a manner that enhances the Company's ability to attract and retain individuals as well as to create longer term value for our stockholders. Thus, income tax deductibility is only one of several factors the Committee considers in making decisions regarding the Company's executive compensation program. The Committee may authorize compensation that might not be deductible, if the Committee determines that such compensation decision is in the best interest of the Company.
EQUITY GRANT TIMING
We do not time the grant of equity awards to precede the release of non-public information. Grants of annual LTI awards to executives and employees are typically made on or about the 15th day of each August. Grants of other equity awards (in connection with new hires, promotions and recognition awards), if any, are typically made on or about the 15th day of each month. Under the terms of the Company's LTI plans, the exercise price of stock options awarded under such plans may not be less than the fair market value of the underlying company stock on the date of grant. The Committee does not grant discounted stock options, and our long-term equity incentive plans do not permit stock option repricing without shareholder approval.
When calculating the number of shares to be granted in respect of an LTI award with an intended grant date target value, the Company's practice is to value each share underlying the award to be granted based on the 30-day average closing price of our stock prior to the grant date.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
No portion of this Human Capital and Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Human Capital and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Committee recommended to Mercury's Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury's annual report on Form 10-K for the fiscal year ended June 28, 2024.
During fiscal 2024, Howard L. Lance, Orlando P. Carvalho, Lisa S. Disbrow and Scott Ostfeld served as members of the Committee. Scott Ostfeld has served as a member of the Committee since July 10, 2023.

By the Human Capital and Compensation Committee of
the Board of Directors of Mercury Systems, Inc.

Howard L. Lance, Committee Chair
Orlando P. Carvalho
Lisa S. Disbrow
Scott Ostfeld

TABULAR EXECUTIVE COMPENSATION DISCLOSURE
Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of all individuals serving as our principal executive officer or principal financial officer at any time during fiscal 2024, each of our three other most highly compensated executive officers serving at our 2024 fiscal year end and two other persons who would have been among those three except for the fact that they were no longer serving as executive officers at year end. These officers are collectively referred to as our "named executive officers."

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Current Employees:

William L. Ballhaus(6) Chairman, President and Chief Executive Officer	2024	$913,462	$570,000	$9,036,147	$11,870,199	$—	$32,700	22,422,508
	2023	—	—	—		—	255,967	255,967

David E. Farnsworth(7) EVP and Chief Financial Officer	2024	415,385	398,000	4,674,584	—	—	34,846	5,522,815

Stuart H. Kupinsky(8) EVP, Chief Legal Officer and Corporate Secretary	2024	173,077	75,000	1,568,385	—	—	8,308	1,824,770

Steven V. Ratner(9)(10) EVP and Chief Human Resources Officer	2024	434,317	175,100	728,296	—	—	33,163	1,370,876

Charles R. Wells, IV(11) EVP and Chief Operating Officer	2024	434,562	198,000	1,667,249	—	—	32,939	2,332,750
	2023	415,000	—	—		78,020	168,709	661,729
	2022	263,365	—	3,600,657		371,783	9,498	4,245,303
Former Employees:

Christopher C. Cambria(10)(12)(13) Former EVP, General Counsel and Corporate Secretary	2024	287,606	—	1,785,271	—	—	1,970,278	4,043,155

Allen Couture(10)(13)(14) Former EVP, Execution Excellence	2024	291,207	—	1,288,747	—	—	973,664	2,553,618

Michelle M. McCarthy(15) Former SVP and Chief Accounting Officer and Former Interim Chief Financial Officer and Treasurer	2024	246,435	—	556,256	—	—	14,045	816,736
	2023	324,500	215,000	341,140	—	31,960	18,365	930,965

(1)The amounts reported in this column for fiscal 2024 represent payouts for 2024 performance and, in the case of Mr. Farnsworth, a sign-on bonus of $200,000 that was paid to him in connection with the commencement of his employment at Mercury and was intended to restore compensation forfeited with a prior employer. For a further discussion, see "Compensation Discussion and Analysis — Elements of Fiscal 2024 Target Pay — Annual Incentives — Actual Results and AIP Payouts for Fiscal 2024" and "Compensation Discussion and Analysis — Offer Letter with David Farnsworth."
(2)The amounts reported in this column for fiscal 2024 represent the aggregate grant date fair value of the following stock awards granted to our named executive officers.

Grant Date Fair Value of 2024 Stock Awards(a)
Name	Annual Stock Awards(b)	New-Hire Stock Awards(c)	Promotional Stock Awards(d)	Recognition Stock Awards(e)	Modifications of Prior Stock Awards(f)		Total Grant Date Fair Value
Current Employees:
William L. Ballhaus	$5,993,506	$3,042,641	$—	$—	$—		$9,036,147
David E. Farnsworth	1,560,573	3,114,011	—	—	—		4,674,584
Stuart H. Kupinsky	—	1,568,385	—	—	—		1,568,385
Steven V. Ratner	728,295	—	—	—	—		728,295
Charles R. Wells, IV	1,144,454	—	522,795	—	—	(e)	1,667,249
Former Employees:
Christopher C. Cambria	832,317	—	—	—	952,954		1,785,271
Allen Couture	832,317	—	—	—	456,431		1,288,748
Michelle M. McCarthy	354,988	—	—	201,268	—	(f)	556,256
(a)The grant date fair values of stock awards are computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718), and do not reflect whether the named executive officer has actually realized a financial benefit from the related awards. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of stock awards in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended June 28, 2024.
The grant date fair values of stock awards reported in this Summary Compensation Table and the other tables in the "Tabular Executive Compensation Disclosure" section of this proxy statement are different than the grant date target values for such awards that are reported in the Compensation Discussion and Analysis. The amounts that appear in the Compensation Discussion and Analysis reflect our practice of valuing stock awards based on the average per share closing price of Mercury's common stock over the 30 days prior to the date of grant, while the amounts that appear in the Tabular Executive Compensation Disclosure section are calculated using the closing price of Mercury common stock only on the grant date itself. In addition, the grant date values ascribed to awards of PSAs discussed in the Compensation Discussion and Analysis assume that the target level of performance for these awards will be achieved, while the values reported for these awards in the Tabular Executive Compensation Disclosure section are based on a Monte-Carlo simulation model that may result in a different expectation of performance at the time of grant. For a further discussion, see Note 3 below.
(b)Reflects awards of PSAs and RSAs granted on August 17, 2023 as part of the executive's annual compensation for fiscal 2024. For a further discussion, see "Compensation Discussion and Analysis — Long-Term Incentives."
(c)In the case of Mr. Ballhaus, reflects a new-hire matching award of RSAs granted on August 17, 2023, the vesting of which is contingent upon Mr. Ballhaus' purchase of at least $1.5 million in Mercury stock on the open market between August 15, 2023 and December 15, 2023, which he must continue to hold through August 17, 2026. Mr. Ballhaus purchased $1.5 million in Mercury stock on August 18, 2023, which he has continued to hold through the date of this proxy statement. For a further discussion, see "Compensation Discussion and Analysis — Employment Agreement with William Ballhaus." For each of Messrs. Farnsworth and Kupinsky, represents awards of PSAs and RSAs intended to restore compensation forfeited with a prior employer. For a further discussion, see "Compensation Discussion and Analysis — Offer Letter with David Farnsworth" and "Compensation Discussion and Analysis — Offer Letter with Stuart Kupinsky."
(d)Represents awards of PSAs and RSAs granted to Mr. Wells in connection with his promotion to serve as our Chief Operating Officer. For a further discussion, see "Compensation Discussion and Analysis — Offer Letter with Charles Wells."
(e)Represents awards of RSAs granted to Ms. McCarthy in connection with her service as our interim Chief Financial Officer and Treasurer from February 18, 2023 through July 16, 2023. For a further discussion, see Note 15 below.
(f)Messrs. Cambria and Couture each entered into separation agreements with the Company providing for the modification of outstanding PSAs and RSAs held by them, pursuant to which they would receive additional vesting in connection with their respective terminations without cause. Consistent with SEC rules, the amounts reported in the Stock Awards column for fiscal 2024 includes the incremental fair values of these modified awards, calculated as of their respective modification dates (the effective dates of their applicable separation agreements with the Company) in accordance with ASC Topic 718. The incremental shares issuable as a result of these modifications appear in the

"Grants of Plan-Based Awards" table as new grants awarded as of the applicable modification dates. For a further discussion, see Note 13 below.
(3)The fiscal 2024 amounts reported for PSAs in this column reflect the grant date fair value of such awards based on a Monte-Carlo valuation of each award on the date of grant, determined under ASC Topic 718. Excluding the incremental value of modified PSA awards discussed in Note 13 below, the fiscal 2024 amounts included in this column for PSAs are: Mr. Ballhaus – $3,610,103; Mr. Farnsworth – $2,468,656; Mr. Kupinsky – $889,603; Mr. Ratner – $408,802; Mr. Wells – $938,938; Mr. Cambria – $467,203; and Mr. Couture -– $467,203. If these PSAs had been valued as of the grant date assuming that the highest level of performance would be achieved, the amounts included for each named executive officer would have been as follows (reflecting, in each case, the number of shares issuable for maximum performance, multiplied by the per share closing price of our stock on the grant date of these awards as determined under ASC Topic 718): Mr. Ballhaus – $7,574,661; Mr. Farnsworth – $5,179,696; Mr. Kupinsky – $1,866,695; Mr. Ratner – $857,742; Mr. Wells – $1,970,113; Mr. Cambria – $980,277; and Mr. Couture – $980,277. For a further discussion of the grant date fair values attributable under ASC Topic 718 to PSAs issued to our named executive officers on August 17, 2023, see Note 3 to the "Grants of Plan-Based Awards" table.
(4)Represents the aggregate grant date fair value of the premium-priced stock options granted to Mr. Ballhaus as a new-hire award. As discussed in "Compensation Discussion and Analysis — Employment Agreement with William Ballhaus," the terms of these awards feature staggered vesting and exercise periods that require significant shareholder value creation to be both achieved within a relatively short period of time, and sustained over multiple periods, to have any realizable value. The grant date fair values of stock options are computed in accordance with ASC Topic 718, and do not reflect whether Mr. Ballhaus has actually realized a financial benefit from the awards. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of stock options in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended June 28, 2024.
(5)The table below shows the components of this column for fiscal 2024:

Name	Employer Contributions to 401(k) Plan(a)	Personal Tax and Financial Planning(b)	Relocation Expenses(c)	Severance(d)(e)		Total All Other Compensation
Current Employees:
William L. Ballhaus	$20,700	$12,000	$—	$—		$32,700
David E. Farnsworth	22,846	12,000	—	—		34,846
Stuart Kupinsky	8,308	—	—	—		8,308
Steven V. Ratner	21,163	12,000	—	—		33,163
Charles R. Wells, IV	20,744	12,000	195	—	(e)	32,939
Former Employees:
Christopher C. Cambria	13,038	12,000	—	1,945,241		1,970,279
Allen Couture	11,611	12,000	40,913	909,140		973,664
Michelle M. McCarthy	14,045	—	—	—	(f)	14,045
(a)Reflects company contributions credited to accounts of our named executive officers under the Mercury Employees Retirement Investment Trust, which is a tax-qualified, 401(k) defined contribution plan. Employer contributions vest in equal annual increments over the two-year period following the participant's date of hire or, if earlier, upon the applicable participant attaining the age of 55.
(b)The amounts in this column represent an annual stipend paid in lump sum to secure personal tax and financial planning advisory services.
(c)Represents payments or reimbursements of relocation expenses under our employee relocation policy at a tier of benefits generally available to employees serving at or above the job level of Vice President. Consistent with this policy, the amount for relocation expenses for Mr. Couture includes a gross-up payment of $12,008 related to the portion of the relocation expenses treated as taxable compensation, in order to make the relocation tax neutral to the employee.
(d)Represents the following amounts in connection with the separation agreement entered into between Mr. Cambria and the Company effective January 25, 2024: (i) cash severance payments of $1,495,883 over the 18-month period following Mr. Cambria's termination; (ii) post-employment healthcare premiums of $21,762 over the 18-month period following Mr. Cambria's termination, allowing him to receive COBRA coverage for this period at active employee rates; (iii) a lump sum payment of $30,000 in lieu of outplacement services; and (iv) a monthly cash retainer of $33,133 payable under a post-employment consulting agreement for the 12 months following his termination under which he would provide legal advice, services and support to the Company. For a further discussion, see "Compensation Discussion and Analysis — Separation Agreement with Christopher Cambria."
(e)Represents the following amounts in connection with the separation agreement entered into between Mr. Couture and the Company effective February 16, 2024: (i) cash severance payments of $875,500 over the 12-month period following Mr. Couture's termination; (ii) post-employment healthcare premiums of $3,640 for the two-month period following Mr. Couture's termination, allowing him to receive COBRA coverage for this period at active employee rates (after which he cancelled this coverage); and (iii) a lump sum payment of $30,000 in lieu of outplacement services. For a further discussion, see "Compensation Discussion and Analysis — Separation Agreement with Allen Couture."
(6)Mr. Ballhaus has served as a member of Mercury's Board of Directors since June 21, 2022. Although Mr. Ballhaus was appointed as our Interim President and Chief Executive Officer on June 25, 2023, he did not receive any compensation for fiscal 2023 other than in connection with his non-employee director service. Following the completion of a detailed search process, he was named as our President and Chief Executive Officer effective August 15, 2023, and as Chairman of our Board effective October 25, 2023.
(7)Mr. Farnsworth joined Mercury on July 17, 2023 as our Chief Financial Officer and Treasurer. He served in this capacity through October 25, 2023, after which he has continued to serve as our Chief Financial Officer.
(8)Mr. Kupinsky joined Mercury on January 29, 2024.
(9)Mr. Ratner served as Senior Vice President and Chief Human Resources Officer until September 23, 2023, when he was promoted to the office of Executive Vice President and Chief Human Resources Officer. Mr. Ratner was not a named executive officer prior to fiscal 2024.
(10)Messrs. Ratner, Cambria and Couture were not named executive officers during for our 2022 and 2023 fiscal years.
(11)Mr. Wells served as President of Microelectronics until January 22, 2024, when he was named as our Chief Operating Officer.
(12)Mr. Cambria served as our General Counsel and Secretary until his termination by Mercury without cause effective March 1, 2024. For a further discussion, see "Compensation Discussion and Analysis — Separation Agreement with Christopher Cambria."
(13)As described in Note 2 above, each of Messrs. Cambria and Couture entered into separation agreements with the Company during fiscal 2024 providing for the modification of outstanding RSAs and PSAs held by them, pursuant to which they would receive additional vesting in connection with their respective terminations without cause. Consistent with SEC rules, the amounts reported in the Stock Awards column for fiscal 2024 include the incremental fair values of these modified awards, calculated as of their modification dates (the effective dates of their respective separation agreements with the Company) in accordance with ASC Topic 718, as follows.

Name	Original Grant Date	Modification Date	Grant Type	Incremental Fair Value of Modified Award
Christopher C. Cambria	August 16, 2021	January 25, 2024	PSAs	$148,558
	August 16, 2021	January 25, 2024	RSAs	67,096
	February 15, 2022	January 25, 2024	PSAs	353,444
	February 15, 2022	January 25, 2024	RSAs	149,900
	August 17, 2023	January 25, 2024	PSAs	132,507
	August 17, 2023	January 25, 2024	RSAs	101,449
		Total		$952,954

Allen Couture	October 17, 2022	February 16, 2024	PSAs	$233,557
	October 17, 2022	February 16, 2024	RSAs	222,874
		Total		$456,431

As reflected in the above table, the amounts reported in the Stock Awards column for Messrs. Cambria and Couture for fiscal 2024 include $634,509 and $233,557, respectively, attributable to the incremental fair value of PSA awards modified during the fiscal year. The incremental fair values of these awards were calculated based on a Monte-Carlo valuation of such awards on their respective modification dates, determined under ASC Topic 718. If the incremental fair values of these PSAs had been calculated as of the modification date assuming that the highest level of performance would be achieved, the amounts included for each named executive officer would have been as follows (reflecting, in each case, the number of incremental shares issuable for maximum performance, multiplied by the per share closing price of our stock on the modification date): Mr. Cambria – $2,231,064; and Mr. Couture – $891,291.
(14)Mr. Couture served as a Senior Vice President, Execution Excellence, until July 26, 2023, when he was promoted to the office of Executive Vice President, Execution Excellence. He was terminated by Mercury without cause effective February 16, 2024. For a further discussion, see "Compensation Discussion and Analysis — Separation Agreement with Allen Couture."
(15)Ms. McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period until February 12, 2024, and resigned from Mercury effective March 1, 2024. In recognition of her additional service for her interim role, Ms. McCarthy received a cash payment of $215,000 on July 6, 2023, and RSAs on February 15, 2023 and July 17, 2023 with grant date fair values of $212,307 and $201,268, respectively. The cash payment and the RSAs granted on February 15, 2023 appear in the Bonus and Stock Award columns for fiscal 2023. The RSAs granted on July 17, 2023 appear in the Stock Awards column as part of her fiscal 2024 compensation in accordance with SEC rules because they were granted during that fiscal year. For a further discussion of the awards described in this paragraph, see "Compensation Discussion and Analysis — Recognition Awards for Michelle McCarthy." Ms. McCarthy was not a named executive officer during for our 2022 fiscal year.

Grants of Plan-Based Awards
The following table provides information regarding: (1) annual incentive plan awards and (2) PSA, RSA and stock option awards under the Mercury Systems, Inc. Amended and Restated 2018 Stock Incentive Plan. Except as set forth below, plan-based awards granted to the named executive officers in fiscal year 2024 were approved by the Human Capital and Compensation Committee (the "Committee"), or by the independent directors on our Board of Directors (in the case of all awards granted to our Chief Executive Officer) on the dates below.

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Employees:
William L. Ballhaus	AIP(1)	—	—	712,500	1,425,000	2,137,500
	PSA(2)(3)	8/17/23	8/11/23				23,243	92,972	209,187				3,610,103
	RSA(4)	8/17/23	8/11/23							64,260			2,383,403
	Matching RSA(5)	8/17/23	8/11/23							82,034			3,042,641
	Option(6)	8/17/23	8/11/23								233,500	42.00	3,007,219
	Option(6)	8/17/23	8/11/23								233,500	43.00	2,939,213
	Option(7)	8/17/23	8/11/23								233,500	46.00	3,048,763
	Option(7)	8/17/23	8/11/23								233,500	49.00	2,875,005

David E. Farnsworth	AIP(1)	—	—	247,500	495,000	742,500
	PSA(2)(3)	8/17/23	8/10/23				5,640	22,559	50,758				875,966
	PSA(2)(3)(8)	8/17/23	8/10/23				10,254	41,017	92,288				1,592,690
	RSA(4)	8/17/23	8/10/23							18,458			684,607
	RSA(4)(8)	8/17/23	6/20/23							41,017			1,521,321

Stuart H. Kupinsky	AIP(1)	—	—	93,750	187,500	281,250
	PSA(2)(3)	2/15/24	1/11/24				6,814	27,255	61,324				889,603
	RSA(4)	2/15/24	1/11/24							22,299			678,782

Steven V. Ratner	AIP(1)	—	—	218,875	437,750	656,625
	PSA(2)(3)	8/17/23	8/10/23				2,632	10,528	23,688				408,802
	RSA(4)	8/17/23	8/10/23							8,614			319,493

Charles R. Wells, IV	AIP(1)	—	—	247,500	495,000	742,500
	PSA(2)(3)	8/17/23	8/10/23				4,136	16,544	37,224				642,404
	PSA(2)(3)	2/15/24	1/11/24				2,271	9,085	20,441				296,534
	RSA(4)	8/17/23	8/10/23							13,536			502,050
	RSA(4)	2/15/24	1/11/24							7,433			226,261

Former Employees:
Christopher C. Cambria	AIP(1)	—	—	203,984	407,968	611,952
	PSA(2)(3)	8/17/23	8/10/23				3,008	12,032	27,072				467,203
	8/16/21 PSA Modification (9)(10)	1/25/24	1/21/24				—	6,510	19,530				148,558
	2/15/22 PSA Modification (9)(10)	1/25/24	1/21/24				—	14,545	43,635				353,444
	8/17/23 PSA Modification (9)(10)	1/25/24	1/21/24				999	3,996	8,991				132,507
	RSA(4)	8/17/23	8/10/23							9,844			365,114
	8/16/21 RSA Modification (9)(11)	1/25/24	1/21/24							2,170			67,096
	2/15/22 RSA Modification (9)(11)	1/25/24	1/21/24							4,848			149,900
	8/17/23 RSA Modification (9)(11)	1/25/24	1/21/24							3,281			101,449

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Allen Couture	AIP(1)	—	—	218,875	437,750	656,625
	PSA(2)(3)	8/17/23	8/10/23				3,008	12,032	27,072				467,203
	10/17/22 PSA Modification (9)(10)	1/25/24	1/21/24				—	10,199	22,948				233,557
	RSA(4)	8/17/23	8/10/23							9,844			365,114
	10/17/22 RSA Modification (9)(11)	1/25/24	1/21/24							7,651			222,874

Michelle M. McCarthy	AIP(1)	—	—	87,550	175,100	262,650
	RSA(4)(12)	7/17/23	6/16/23							5,767			201,268
	RSA(4)	8/17/23	8/10/23							9,571			354,988

(1)Represents the cash payout opportunities under our annual incentive plan for fiscal 2024 that would be earned assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Committee for the performance measures under the plan. For a further discussion of the performance measures and payout opportunities for 2024, see "Compensation Discussion and Analysis – Elements of 2024 Target Pay – Annual Incentives."
(2)PSAs granted during fiscal 2024 vest on the third anniversary following their grant date. The final number of shares of our common stock earned in respect of these awards will vary based upon Mercury's organic revenue and adjusted EBITDA margin over the three-year fiscal performance period ending with fiscal year 2026, and is also subject to a modifier based on Mercury's TSR for the performance period relative to the companies within the Spade Defense Index. The amounts disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns for these awards represent the number of shares of our common stock that would be earned assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Committee in respect of each award, applying the lowest (- 25%), the mid-point (0%) and the highest (+ 25%) TSR modifiers to these achievements, respectively. For a further discussion of these PSAs, see "Compensation Discussion and Analysis – Elements of Fiscal 2024 Target Pay – Long-Term Incentives – Performance Stock Awards." See also "– Potential Payments Upon Change in Control or Termination of Employment" for a discussion concerning the effect of a change in control or termination of employment on outstanding PSAs.
(3)The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column for PSAs granted during fiscal 2024 represents the grant date fair value of each award based on a Monte-Carlo valuation on the date of grant, determined under ASC Topic 718. However, with respect to PSAs granted on August 17, 2023, the grant date of these awards for purposes of ASC Topic 718 is considered to be October 25, 2023 because the specific performance goals for the performance measures under the awards were not finalized and approved by the Committee (or in the case of the CEO, by the independent directors on the Board) until this later date. Accordingly, for PSA awards listed as being granted on August 17, 2023 in the Grant Date column, the amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of each award as of October 25, 2023 based on a Monte-Carlo valuation thereof at that date, determined under ASC Topic 718.
(4)Except as set forth in Note 5 below, RSAs vest in equal annual increments over a three-year period (or in the case of recipients who do not serve as executive officers in a permanent capacity, a four-year period) following their grant date. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the grant date fair value of each award, as calculated in accordance with ASC Topic 718. For a further discussion of our RSAs, see "Compensation Discussion and Analysis – Elements of Fiscal 2024 Target Pay – Long-Term Incentives – Restricted Stock Awards." For a discussion concerning the effect of a change in control or termination of employment on outstanding RSAs, see "– Potential Payments Upon Change in Control or Termination of Employment."
(5)Represents a new-hire matching award of RSAs granted to Mr. Ballhaus. These RSAs will vest on August 17, 2026, contingent upon Mr. Ballhaus' purchase of at least $1.5 million in Mercury stock on the open market between the date of the agreement and December 15, 2023, which he must continue to hold through August 17, 2026. Mr. Ballhaus purchased $1.5 million in Mercury stock on August 18, 2023, which he has continued to hold through the date of this proxy statement. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the grant date fair value of the new-hire matching award, as calculated in accordance with ASC Topic 718. For a further discussion of Mr. Ballhaus' new-hire awards, see "Compensation

Discussion and Analysis – Employment Agreement with William Ballhaus." For a discussion concerning the effect of a change in control or termination of employment on these RSAs, see "– Potential Payments Upon Change in Control or Termination of Employment."
(6)Represents a new-hire grant of premium priced stock options that vest on August 17, 2026 and expire on August 17, 2027. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the grant date fair value of each award, as calculated in accordance with ASC Topic 718. For a further discussion of Mr. Ballhaus' new-hire awards, see "Compensation Discussion and Analysis – Employment Agreement with William Ballhaus." For a discussion concerning the effect of a change in control or termination of employment on these stock options, see "– Potential Payments Upon Change in Control or Termination of Employment."
(7)Represents a new-hire grant of premium priced stock options that vest on August 17, 2027 and expire on August 17, 2028. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the grant date fair value of each award, as calculated in accordance with ASC Topic 718. For a further discussion of Mr. Ballhaus' new-hire awards, see "Compensation Discussion and Analysis – Employment Agreement with William Ballhaus." For a discussion concerning the effect of a change in control or termination of employment on these stock options, see "– Potential Payments Upon Change in Control or Termination of Employment."
(8)Represents new-hire awards that are subject to enhanced protections in the event of a termination of employment. For a further discussion, see "– Potential Payments Upon Change in Control or Termination of Employment."
(9)During fiscal 2024, Messrs. Cambria and Couture each entered into separation agreements with the Company providing for the modification of outstanding PSAs and RSAs held by them, pursuant to which they would receive additional vesting in connection with their respective terminations without cause. Consistent with SEC rules, the incremental shares issuable as a result of these modifications (subject, in the case of PSAs, to the original performance conditions of the applicable awards) appear in this table as new grants awarded as of the applicable modification date (the effective date of the applicable separation agreement). The date that appears in the Award column represents the original grant date of each modified award.
(10)PSAs vest on the third anniversary following their original grant date. The amounts disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns for these awards represent the incremental number of shares of our common stock that would be earned as a result of the modification described in Note 9 above assuming achievement of the original Threshold, Target or Maximum levels of performance established by the Committee in respect of each award. For PSAs that were originally granted prior to fiscal 2024, the final number of shares of our common stock earned in respect of these awards will vary based upon Mercury's results for revenue and EBITDA margin over the three-year fiscal performance period beginning with the fiscal year in which the PSAs were originally granted, relative to the results for these measures reported by the companies included within a peer group established by the Committee at the time of the original grant date. For a discussion of the performance terms of the PSAs originally granted during fiscal 2024, see Note 2 above. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents: (a) for PSAs originally granted prior to fiscal 2024, the incremental fair value of the modified award, calculated in accordance with ASC Topic 718 assuming that the probable outcome as of the modification date of the performance conditions in respect of the award is achieved; and (b) for PSAs originally granted during fiscal 2024, the incremental fair value of the modified award, calculated based on a Monte-Carlo valuation of the award on the modification date in accordance with ASC Topic 718.
(11)RSAs vest in equal annual increments over a three-year period following their original grant date. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the incremental fair value of the modified award on the modification date, as calculated in accordance with ASC Topic 718. For a further discussion of our RSAs, see "Compensation Discussion and Analysis – Elements of Fiscal 2024 Target Pay – Long-Term Incentives – Restricted Stock Awards."
(12)These RSAs were granted to Ms. McCarthy in recognition of her additional responsibilities as Interim Chief Financial Officer and Treasurer. For a further discussion of the awards, see "Compensation Discussion and Analysis – Recognition Awards for Michelle McCarthy."

Outstanding Equity Awards at Fiscal Year-End
The following table provides information with respect to holdings of exercisable and unexercisable stock options, and unvested RSAs and PSAs, held by the named executive officers at June 28, 2024. Ms. McCarthy does not appear in this table because her LTI awards were forfeited in connection with her resignation. In addition, no shares are disclosed in this table with respect to performance stock awards that were scheduled to vest on August 16, 2024 because the threshold performance requirements for these awards (which are based on performance over the three-year fiscal period ending with fiscal 2024) were not achieved.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Current Employees:

William L. Ballhaus	8/17/23		—	233,500	42.00	8/17/27	64,260	1,734,377	23,243	627,329
	8/17/23		—	233,500	43.00	8/17/27	82,034	2,214,098
	8/17/23		—	233,500	46.00	8/17/28
	8/17/23		—	233,500	49.00	8/17/28

David E. Farnsworth	8/17/23		—	—	—	—	18,458	498,181	5,640	152,224
	8/17/23	(5)	—	—	—	—	41,017	1,107,049	10,254	276,755

Stuart H. Kupinsky	2/15/24		—	—	—	—	22,299	601,850	6,814	183,910

Steven V. Ratner	5/16/22		—	—	—	—	6,391	172,493	19,174	517,506
	8/17/23		—	—	—	—	8,614	232,492	2,632	71,038

Charles R. Wells, IV	11/15/21		—	—	—	—	5,131	138,486	15,393	415,457
	2/15/22		—	—	—	—	5,030	135,760	15,091	407,306
	8/17/23		—	—	—	—	13,536	365,337	4,136	111,631
	2/15/24		—	—	—	—	7,433	200,617	2,271	61,294

Former Employees:

Christopher C. Cambria	2/15/22	(6)	—	—	—	—	—	—	14,545	392,570
	8/17/23	(6)	—	—	—	—	—	—	1,540	41,565

Allen Couture	10/17/22	(6)	—	—	—	—	—	—	10,199	275,271
	8/17/23	(6)(7)	—	—	—	—	—	—	—	—

(1)Represents stock options that vest one year prior to the option expiration date reported in the table above.
(2)Represents RSAs, which vest in three equal annual increments commencing on the first anniversary following the grant date. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSAs, see "– Potential Payments Upon Change in Control or Termination of Employment."

(3)The market value of each award is based on the closing price of our common stock on June 28, 2024 of $26.99, multiplied by the number of shares reported for the award.
(4)Represents PSAs, which vest on the three-year anniversary following the grant date, subject to the applicable performance requirements of the awards. Consistent with SEC rules, (a) the number of shares reported for PSA awards granted on November 15, 2021, February 15, 2022 and May 16, 2022 reflects the Target level of performance for these awards because our actual performance through the end of fiscal 2024 was between the Threshold and Target levels of performance under these awards (which is based on the Company's performance over the three fiscal years ending in 2024, as compared to peer group performance that has yet to be fully publicly reported as of the date of this proxy statement and is subject to review and certification by the Committee); (b) the number of shares reported for PSA awards granted on October 17, 2022 reflects the Threshold level of performance for these awards because our actual performance through the end of fiscal 2024 was below the Threshold level of performance under these awards (which is based on the Company's performance over the three fiscal years ending in 2025); and (c) the number of shares reported for PSA awards granted on August 17, 2023 and February 15, 2024 reflect the Threshold level of performance because our actual performance through the end of fiscal 2024 was below the Threshold level of performance under these awards (which is based on performance over the three fiscal years ending in 2026). For a discussion concerning the effect of a change in control or termination of employment on outstanding PSAs, see "– Potential Payments Upon Change in Control or Termination of Employment."
(5)Represents new-hire awards that are subject to enhanced protections in the event of a termination of employment. For a further discussion, see "– Potential Payments Upon Change in Control or Termination of Employment."
(6)Represents PSAs granted on the date set forth in the Grant Date column, after giving effect to the modification of these awards effective January 25, 2024 and February 16, 2024 under individual separation agreements entered into between the Company and Messrs. Cambria and Couture, respectively, in connection with their terminations without cause.
(7)The number of outstanding PSA awards granted on October 17, 2022 is disclosed as zero because the number of shares issuable under these awards based on Threshold performance is zero.

Options Exercised and Stock Vested
The following table provides information regarding the vesting of RSAs and PSAs held by our named executive officers during fiscal 2024. No stock options were exercised by any of the named executive officers during fiscal 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Current Employees:
William L. Ballhaus	5,859	196,431
David E. Farnsworth	—	—
Stuart H. Kupinsky	—	—
Steven V. Ratner	6,391	199,591
Charles R. Wells, IV	10,161	331,569
Former Employees:
Christopher C. Cambria	26,555	850,733
Allen Couture	18,584	614,267
Michelle M. McCarthy	6,067	202,712
(1)The amounts reported in this column represent the gross number of shares of our common stock acquired upon the vesting of RSAs and PSAs without taking into account shares sold on behalf of the recipient to satisfy applicable tax withholding obligations.
(2)The amounts reported in this column are calculated based on the closing market price of our common stock on the date of vesting.

Potential Payments upon Change in Control
or Termination of Employment
Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards
We have entered into employment and/or severance agreements with our executive officers that provide certain benefits in the event of a termination of employment by us without cause or by the executive officer for good reason. The terms of these agreements are described below other than with respect to our named executive officers who are no longer employed by the Company.

Benefit	Standard Severance		Change in Control Severance(1)
	Chief Executive Officer	Other Named Executive Officers	Chief Executive Officer	Other Named Executive Officers
Qualifying Termination	Termination by company without cause (including in the case of the CEO, as a result of non-renewal of his employment agreement) or by executive officer for good reason		Termination by company without cause or by executive officer for good reason within 3 months prior to or 24 months following a Change in Control

Termination by company without cause or by executive officer for good reason during a Change in Control within 18 months following a Change in Control or during a protected period triggered by a potential change in control event(2)

Cash Severance	•24 months of base salary continuation •Lump-sum payment of 200% of target bonus •Prorated payout of bonus for fiscal year in process, subject to full-year company performance	•12 months of base salary continuation •Lump-sum payment of target bonus

Lump-sum payment equal to three times (3.0x) the sum of:

•annual base salary; and

•target bonus

Prorated payout of bonus for fiscal year in process, credited at greater of target or actual performance to date
Lump-sum payment equal to three times (3.0x) the sum of: •annual base salary; and •target bonus Prorated target bonus for the fiscal year in which termination occurs
Outplacement	Up to $45,000 in services	Up to $30,000 in services	Up to $45,000 in services	Up to $45,000 in services
Subsidized medical benefits at same cost as similarly situated active employees	Up to 24 months of coverage	Up to 12 months of coverage	Up to 24 months of coverage	Up to 18 months of coverage
Accelerated Equity Vesting

•Twenty-four months of additional vesting with respect to time-based awards, including stock option awards(3)

•Prorated vesting with respect to performance based awards, with payouts subject to actual performance for the full performance period

•One additional year of vesting with respect to RSAs issued in or after fiscal year 2024(4)

•Prorated vesting with respect to PSAs issued in or after fiscal year 2024, with payouts subject to actual performance for the full performance period(4)

•Full acceleration of outstanding long-term incentive awards

•PSA payouts will be based on the greater of target or actual performance through the date of the change of control (or in the case of the CEO, through the date of termination)

(1)A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock.
(2)In the event of a Qualifying Termination during a potential change in control period, the enhanced cash severance, outplacement and subsidized medical benefits are contingent upon the actual occurrence of a change in control within 18 months after the date of termination.

(3)With respect to the CEO's new hire matching awards granted on August 17, 2023 in the form of RSAs, all such awards will vest in the event of a termination by the Company without cause or by the CEO for good reason. For a further discussion, see "Compensation Discussion and Analysis – Employment Agreement with William Ballhaus."
(4)Pursuant to the offer letter between David Farnsworth and the Company, of his $3 million in new-hire long-term incentive awards granted on August 17, 2023, 100% of his awards will immediately vest in the event of his termination by Mercury without cause within the first eight months of his employment, and 75% of his awards will immediately vest in the event of such a termination within the twelve month period thereafter. The number of shares underlying any PSAs that are subject to such accelerated vesting shall be calculated as if the target level of performance thereunder was achieved. For a further discussion, see "Compensation Discussion and Analysis – Offer Letter with David Farnsworth."
In the event of an executive officer's death or disability, any unvested portion of a long-term incentive award previously granted to the executive officer will immediately vest, with achievements under performance stock awards being assessed based on actual performance through the end of the most recently completed fiscal quarter prior to the date of death or disability (or in the case of the CEO, through the full performance period). In the event of any other termination not otherwise described above, any unvested LTI awards held by the executive officer at the time of termination will immediately be forfeited.
Payments Upon Change in Control or Termination of Employment
The following table quantifies the payments under our severance arrangements and LTI awards that would be made by us to, or on behalf of, our named executive officers assuming the termination of their employment, under the circumstances described in the table, on June 28, 2024, which is the last business day of our 2024 fiscal year. Payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are not included in this table. No amounts are quantified in the table below for any of named executive officers whose employment was terminated before the end of the fiscal year.

		Circumstances of Termination
Name	Benefit(1)	By Mercury Without Cause or By Executive for Good Reason	In Connection With Change in Control(2)	Death/Disability
William L. Ballhaus	Cash Severance(3)	$4,750,000	$8,550,000	$—
	Outplacement(4)	45,000	45,000	—
	Medical Benefits(5)	43,934	43,934	—
	Accelerated Equity Vesting(6)	3,553,321	6,457,789	6,457,789
	Total	8,392,255	15,096,723	6,457,789

David E. Farnsworth	Cash Severance(3)	945,000	1,912,500	—
	Outplacement(4)	30,000	45,000	—
	Medical Benefits(5)	—	—	—
	Accelerated Equity Vesting(6)	1,248,316	3,321,146	3,321,146
	Total	2,223,316	5,278,646	3,321,146

Stuart H. Kupinsky	Cash Severance(3)	900,000	1,800,000	—
	Outplacement(4)	30,000	45,000	—
	Medical Benefits(5)	19,136	28,705	—
	Accelerated Equity Vesting(6)	218,496	1,337,462	1,337,462
	Total	1,167,632	3,211,167	1,337,462

Steven V. Ratner	Cash Severance(3)	875,500	1,751,000	—
	Outplacement(4)	30,000	45,000	—
	Medical Benefits(5)	14,504	21,755	—
	Accelerated Equity Vesting(6)	98,216	1,206,642	1,206,642
	Total	1,018,220	3,024,397	1,206,642

Charles R. Wells, IV	Cash Severance(3)	945,000	1,912,500	—
	Outplacement(4)	30,000	45,000	—
	Medical Benefits(5)	21,827	32,740	—
	Accelerated Equity Vesting(6)	227,170	2,354,689	2,354,689
	Total	1,223,997	4,344,929	2,354,689

(1)Receipt of the benefits set forth in this table, other than in the event of the executive officer's death or disability, is conditioned upon the executive officer's execution of a customary release of all claims against Mercury.
(2)The benefits reported in this column are payable only in the event the executive officer's employment is terminated by the Company without cause, or by the executive officer for good reason, within a specified time period in respect of a potential change in control event or actual change in control. For a further discussion, see "— Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards." In the event that the payments reported in this column, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, these payments would be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.
The occurrence of a change in control has no immediate effect on the vesting of RSAs or PSAs; however, any PSAs outstanding at the time of a change in control would be automatically converted at that time to RSAs covering a number of shares based on the actual performance achieved under the PSAs through the date of the change in control (which would be deemed to be no less than the target level of performance). These new RSAs would be subject to the same remaining vesting schedule as the PSAs being converted.
(3)The cash severance benefit reported in this table reflects that the Company's actual bonus performance for fiscal 2024 was below threshold.

(4)The outplacement benefit reported in this table reflects the maximum amount payable for such services in connection with the circumstances of the applicable termination event.
(5)Medical benefits are based on the applicable multiple of the premiums paid by the Company in calendar 2024 to provide the named executive officer (and the named executive officer's spouse and dependents, as applicable) with medical, dental and vision coverage, together with an additional COBRA coverage administrative fee that would be borne by the company.
(6)The value reported for accelerated equity vesting reflects the unvested number of shares underlying outstanding awards on the date of termination, multiplied by the closing price of our common stock on the date of termination. No amounts are reported with respect to outstanding stock options because the exercise prices of such options exceeded the closing price of the Company's stock as of that date. In the case of PSAs, the value reported for accelerated equity vesting assumes that:
(a)    both the change in control (if applicable) and the termination of employment occurred on June 28, 2024; and
(b)    actual performance under each award is at the applicable level of achievement used to quantify the number of shares outstanding in the "Outstanding Equity Awards at Fiscal Year-End" table.

CEO Pay Ratio
We are providing the following information about the ratio for fiscal 2024 of our CEO's total compensation to the total compensation of our median compensated employee (our "CEO pay ratio") pursuant to the SEC's guidance under Item 402(u) of Regulation S-K. The CEO pay ratio disclosed below represents a reasonable good faith estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below.
–Our CEO's total annual compensation for fiscal 2024, as reflected in the Summary Compensation Table, is $22,422,508.
–Our median employee's total annual compensation for fiscal 2024, calculated using the same methodology we used in the Summary Compensation Table with respect to our named executive officers, is $105,771.
–The resulting CEO pay ratio for fiscal 2024 is approximately 212:1.
–Our CEO's total annual compensation for fiscal 2024 includes new-hire awards in the form of premium-priced stock options, as well as a new-hire matching grant of RSUs. For a further discussion, see "Compensation Discussion and Analysis – Employment Agreement with William Ballhaus." Excluding these new-hire awards, our CEO's total annual compensation for fiscal 2024 would have been $7,509,668, and the resulting CEO pay ratio for fiscal 2024 would have been approximately 71:1.
We identified our median employee using our employee population as of April 1, 2024. As of that date, we employed 2,473 employees. This includes all full-time, part-time, and temporary employees. It does not include independent contractors.
To determine our median compensated employee, we chose target cash compensation as our consistently applied compensation measure. We calculated target cash compensation for each employee by aggregating annual base pay and annual target bonus for fiscal 2024, annualizing pay for those employees who commenced work during fiscal 2024 and any employees who were on leave for a portion of fiscal 2024. For hourly employees, we used a reasonable estimate of hours worked to determine annual base pay. We then identified the median employee by ranking all employees according to the target cash compensation we calculated, from lowest to highest.
After we identified the median employee based on this ranking, we calculated annual total compensation for that employee using the same methodology we used for our named executive officers in the Summary Compensation Table.
The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies, including in our own industry, may not be comparable to the CEO pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K (the "PVP Rules"), the following sets forth information regarding an amount referred to as "compensation actually paid" (or "CAP") to our current CEO, William L. Ballhaus, and to our former CEO, Mark Aslett, who collectively served as our principal executive officers (or “PEOs”) during our four most recently completed fiscal years, and to our named executive officers other than the PEOs during this this period (our "Other NEOs") whose compensation is reported either in our Summary Compensation Table in this proxy statement, or in the Summary Compensation Tables that appear in our prior proxy statements that report on executive compensation during the covered period.
Our Summary Compensation Tables disclose the total compensation paid to our PEOs and Other NEOs during the reported fiscal years, including the grant date fair value of stock-based awards granted during each fiscal year. As detailed further below, CAP for our PEOs and Other NEOs is calculated by replacing the value of these stock-based awards with an amount that reflects annual changes in the fair value of stock awards granted or held by the covered officer, including for each covered fiscal year:
◦Grants of LTI Awards: the year-end fair value of the awards granted in the covered fiscal year that remain outstanding and unvested as of the end of the year;
◦Vestings of LTI Awards: the change in fair value from the end of the prior fiscal year to the vesting date with respect to any awards granted in prior years that vested in the covered fiscal year;
◦Forfeitures of LTI Awards: the loss in fair value as of the end of the prior fiscal year with respect to any awards granted in prior years that were forfeited in the covered fiscal year; and
◦Prior LTI Awards that Remain Outstanding: the change in fair value from the end of the prior fiscal year to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year.
Accordingly, a substantial portion of the amounts reported as CAP for the fiscal years indicated relate to unvested awards that are contingent upon unsatisfied service and performance requirements and that remain subject to stock price fluctuation. For a discussion of the amounts actually realized by our named executive officers upon the vesting of stock awards during fiscal 2024, see "— Options Exercised and Stock Vested."
The "Compensation Discussion and Analysis" section of this proxy statement sets forth the factors considered by the Human Capital and Compensation Committee (and with respect to our CEO, the independent directors on the Board) when reviewing and setting the compensation of our named executive officers for fiscal 2024. The amounts reported below as CAP, which are disclosed in accordance with the PVP rules, were not considered as part of this process.

Fiscal Year							Value of Initial Fixed $100 Investment Based on:		Net Income(4)	Adjusted EBITDA(5)
	Summary Compensation Table Total for Current PEO(1)	CAP to Current PEO(1)(2)	Summary Compensation Table Total for Former PEO(1)	CAP to Former PEO(1)(2)	Average Summary Compensation Table Total for Other NEOs(1)	Average CAP to Other NEOs(1)(2)	Company Total Shareholder Return(3)	SPADE® Defense Index Total Shareholder Return(3)
2024	$22,422,508	$12,424,701	$—	$—	$2,663,671	$1,311,059	$33.58	$186.03	$(137.60)	$9.40
2023	255,967	92,270	836,533	(22,242,077)	813,657	(1,656,080)	43.06	152.99	(28.30)	132.30
2022	—	—	18,859,871	22,797,417	4,959,848	7,195,351	79.73	128.13	$11.30	$200.50
2021	—	—	4,949,119	1,559,821	1,709,461	597,369	82.20	136.60	$62.00	$201.90
(1)    The PEOs and Other NEOs whose compensation is reported in the table above include the current and former officers disclosed in the table below.

Covered Officer or Group	Fiscal Year(s)	Name	Title
Current PEO	2024-2023	William L. Ballhaus(a)	Chairman, President and Chief Executive Officer
Former PEO	2023-2021	Mark Aslett	Former President and Chief Executive Officer
Other NEOs	2024	David E. Farnsworth(a)	EVP, Chief Financial Officer
	2024	Stuart H. Kupinsky(a)	EVP, Chief Legal Officer and Corporate Secretary
	2024	Steven V. Ratner	EVP, Chief Human Resources Officer
	2024-2022	Charles R. Wells, IV(a)	EVP, Chief Operating Officer
	2024, 2021	Christopher C. Cambria(a)	Former EVP, General Counsel and Secretary
	2024	Allen Couture(a)	Former EVP, Execution Excellence
	2024-2023	Michele M. McCarthy (a)	Former SVP, Chief Accounting Officer and Former Interim Chief Financial Officer and Treasurer
	2023	Christine Harbison	Former EVP, Chief Growth Officer
	2023-2021	Michael D. Ruppert	Former EVP, Chief Financial Officer and Treasurer
	2023-2022	James M. Stevison	Former EVP, President of Mission Systems
	2022	Thomas Huber	Former EVP, Chief Transformation Officer
	2021	Didier M.C. Thibaud	Former EVP, Chief Operating Officer
(a)    For a discussion of changes in employment, roles and responsibilities during fiscal 2024, see the Notes to the Summary Compensation Table.
(2)    CAP reflects the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted in accordance with the table below.

Covered Officer or Group	Fiscal Year	Summary Compensation Table Total	Deduction of Stock Awards Included in Summary Compensation Table Total		Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Year	Fair Value at End of Prior Fiscal Year of Equity Awards Forfeited in Covered Fiscal Year(a)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Fiscal Year(b)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Compensation Actually Paid
Current PEO	2024	$22,422,508	$(20,906,346)		$10,914,774	$—	$—	$—	$(6,235)	$12,424,701
	2023	255,967	(190,967)	(c)	137,530	(55,394)	—	—	(54,866)	92,270
Former PEO	2023	836,533	—		—	—	(21,075,879)	—	(2,002,731)	(22,242,077)
	2022	18,859,871	(16,981,781)		21,054,950	671,932	—	—	(807,555)	22,797,417
	2021	4,949,119	(3,732,297)		4,049,633	(3,677,514)	—	—	(29,120)	1,559,821
Other NEOs (group average)	2024	2,663,671	(1,776,823)		892,415	(319,226)	(170,680)	41,529	(19,827)	1,311,059
	2023	813,657	(361,958)		277,383	(875,095)	(1,313,428)	—	(196,639)	(1,656,080)
	2022	4,959,848	(2,745,023)		4,992,208	54,101	—	—	(65,783)	7,195,351
	2021	1,709,461	(1,078,205)		665,928	(693,131)	—	—	(6,684)	597,369
(a)    Amounts reported in this column for fiscal 2024 represent the fair value of unvested LTI awards forfeited by virtue of the terminations of Messrs. Cambria and Couture without cause effective March 1, 2024 and February 16, 2024, respectively, and the resignation of Ms. McCarthy effective March 1, 2024.
(b)    Amount reported in this column for fiscal 2024 represents the fair value of shares underlying LTI awards that were granted on August 17, 2023 and vested in connection with the termination of Messrs. Cambria and Couture by the Company without cause pursuant to separation agreements effective on January 25, 2024 and February 16, 2024, respectively, including as a result of a modification to the awards made pursuant to Mr. Cambria's separation agreement. For a discussion concerning the effect of termination of employment without cause on outstanding LTI awards, see "– Potential Payments Upon Change in Control or Termination of Employment." For a further discussion concerning the modifications made to Mr. Cambria's outstanding LTI awards in connection with his termination without cause, see "Compensation Discussion and Analysis — Separation Agreement with Christopher Cambria."
(3)    Total shareholder returns ("TSRs") are based on an initial $100 investment, measured on a cumulative basis from the market closing price on July 2, 2020 through the market close on the last trading day of each covered fiscal year in each of Mercury common stock and the SPADE® Defense Index. We use the SPADE® Defense Index both as a performance modifier under our PSAs granted in fiscal 2024 and in the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report to shareholders.

(4)    Amounts reported in millions.
(5)    We have designated adjusted EBITDA as our Company-Selected Measure under the PVP Rules, which is reported in this table in millions. Adjusted EBITDA is the principal financial measure used under our AIP to align annual payouts with performance. Adjusted EBITDA is a non-GAAP financial measure that excludes the effects of pre-established categories of items that the Human Capital and Compensation Committee believes are not reflective of operating performance. These categories are identical to the adjustments that we use for the external reporting of our adjusted EBITDA results in our periodic earnings releases. For a further discussion, see "Compensation Discussion and Analysis—Elements of Target Pay—Annual Incentives" and "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures." The Committee does not consider the calculation of CAP as part of its executive compensation determinations; accordingly, the Committee does not actually use any financial performance measure specifically to link CAP to Company performance.
Most Important Financial Measures Used to Link Compensation with Performance
The table below provides an unranked list of the financial measures that we consider to have been the most important for fiscal 2024 in linking the compensation of our PEOs and Other NEOs to our performance. For a further discussion of how these measures are used to align payouts with performance, see "Compensation Discussion and Analysis—Elements of Target Pay—Annual Incentives," "Compensation Discussion and Analysis—Elements of Target Pay—Long-Term Incentives," and "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures." The Committee does not consider the calculation of CAP as part of its executive compensation determinations; accordingly, the Committee does not actually use any financial performance measure specifically to link CAP to Company performance.

Most Important Financial Performance Measures for Fiscal 2024
Adjusted EBITDA	Revenue	Adjusted Free Cash Flow
Three-Year Adjusted EBITDA Margin	Three-Year Revenue Growth

Relationships Between CAP and Selected Performance Measures
The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and the total shareholder returns set forth in the Pay Versus Performance Table for our three most recently completed fiscal years.

The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and our net income results as set forth in the Pay Versus Performance Table for our three most recently completed fiscal years.

The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and our Adjusted EBITDA results as set forth in the Pay Versus Performance Table for our three most recently completed fiscal years.

REPORT OF THE AUDIT COMMITTEE
No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Mercury Systems, Inc. (the "Company") Board of Directors appointed us as an Audit Committee to oversee the Company's accounting and financial reporting processes on behalf of the Board of Directors, including review of the Company's consolidated financial statements, its system of internal controls, and the independence and performance of its internal auditor and independent registered public accounting firm. As an Audit Committee, we select the independent registered public accounting firm. The Audit Committee has robust policies and procedures in place for selecting and monitoring the independent registered public accounting firm and its independence, including: an annual evaluation process; review of auditor and team member qualifications; rotation of lead engagement and concurring partners every five years; hiring restrictions for auditor employees; pre-approval of non-audit services; review of results from internal quality reviews, peer reviews, and Public Company Accounting Oversight Board ("PCAOB") inspections; and private meetings between the Audit Committee and the independent registered public accounting firm throughout the year.
We are governed by a written charter adopted by the Audit Committee and our Board of Directors, which is available through the Investor Relations page of the Company's website at www.mrcy.com.
The Audit Committee consisted of five members, Messrs. Nearhos, DeMuro, and O'Brien and Mses. Disbrow and Plunkett, all non-employee directors during their service on the Committee. Messrs. Nearhos and DeMuro and Mses. Disbrow and Plunkett served on the Committee for the full fiscal year ended June 28, 2024. Mr. O'Brien served on the Committee from the start of the fiscal year through the Company's Annual Meeting of Shareholders on October 25, 2023, at which time he retired from his service on the Board. None of the members of the Audit Committee was an officer or employee of the Company during their service on the Committee, and the Board of Directors has determined that each member of the Audit Committee meet the independence requirements promulgated by The Nasdaq Stock Market, Inc. and the Securities and Exchange Commission ("SEC"), including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Nearhos, DeMuro. and O'Brien and Ms. Disbrow are "audit committee financial experts" and Ms. Plunkett is "financially literate" as such terms are defined under SEC rules.
The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for the Company's fiscal year ended June 28, 2024, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended June 28, 2024. At the end of each quarter and financial year, we have met with the Company's independent registered public accounting firm, KPMG LLP, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 28, 2024 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended June 28, 2024, filed with the SEC, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of the Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending June 27, 2025.
We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the PCAOB, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with Audit Committees under generally accepted auditing standards.
We have reviewed the permitted services under rules of the SEC as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also noted that the only fees they received were for audit services.
Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 28, 2024 be included in the Annual Report on Form 10‑K for the fiscal year ended June 28, 2024.

By the Audit Committee of the Board of
Directors of Mercury Systems, Inc.

Barry R. Nearhos, Committee Chair
Gerard J. DeMuro
Lisa S. Disbrow
Debora A. Plunkett

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 27, 2025. KPMG served as our independent registered public accounting firm for the fiscal years ended June 28, 2024 and June 30, 2023. A representative of KPMG is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 28, 2024 (fiscal 2024) and June 30, 2023 (fiscal 2023) were as follows:

	Fiscal 2024	Fiscal 2023
Audit Fees	$3,035,860	$2,647,454
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$3,035,860	$2,647,454
Audit fees for fiscal years 2024 and 2023 represent the aggregate fees billed for professional services provided by our independent registered public accounting firm for the audits of our consolidated financial statements and our internal control over financial reporting, reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q, as well as the statutory review of a foreign subsidiary, and for consents issued relating to registration statements in each fiscal year.
What is the Audit Committee's pre-approval policy?
The Audit Committee pre-approves all auditing services and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chairman of the Committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chairman pursuant to the above-described delegation of authority may not exceed $100,000, and the Chairman is required to report any such approvals to the full Committee at its next scheduled meeting.
For fiscal years 2024 and 2023, 100% of all fees were approved by the Audit Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 28, 2024, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were satisfied, other than: (i) a Form 3 for David E. Farnsworth was filed on August 17, 2023 reporting beneficial ownership of zero shares that was required by him joining Mercury as Executive Vice President, Chief Financial Officer on July 17, 2023 and (ii) a Form 3 for Stephanie Georges was filed on October 6, 2023 reporting beneficial ownership of 40,573 shares that was required by her promotion to Executive Vice President, Chief Communications Officer, effective as of September 23, 2023.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single    proxy statement and annual report addressed    to those shareholders. This process,    which is    commonly referred to as householding, potentially means extra convenience for shareholders and cost savings for companies. We have not     implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be householding our proxy materials. If a shareholder receives a householding notification from his, her, or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker    that they    will be householding communications to your address, householding will continue until you are notified otherwise.
Shareholders who currently receive    multiple    copies of the proxy materials at their address     and would like to request householding of their communications should contact their broker. In addition, if any shareholder that receives a householding notification wishes to receive a separate annual report and proxy statement at his, her, or its address, such shareholder should also contact his, her, or its broker directly.
SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in our proxy statement relating to the 2025 Annual Meeting of Shareholders must be received at our principal executive offices on or before May 15, 2025. Such proposals must meet the requirements of Rule 14a-8 to be eligible for inclusion in our proxy statement. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2025 Annual Meeting, notice of them, whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Secretary no earlier than June 25, 2025 and no later than July 25, 2025. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
In addition to satisfying the above requirements under our by-laws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the additional information required by Rule 14a-19 no earlier than June 25, 2025 and no later than July 25, 2025. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.
OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Appendix A
MERCURY SYSTEMS, INC.
2024 EMPLOYEE STOCK PURCHASE PLAN
1.     PURPOSE.
It is the purpose of this 2024 Employee Stock Purchase Plan (the "Plan") to provide a means whereby Eligible Employees (as defined below) may purchase Common Stock (as defined below) of Mercury Systems, Inc. (the "Company") through after-tax payroll deductions. It is intended to provide a further incentive for Eligible Employees to promote the best interests of the Company and to encourage stock ownership by Eligible Employees in order that they may participate in the Company’s economic growth.
It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code (as defined below) and the provisions of this Plan shall be construed in a manner consistent with the Code and Treasury Regulations promulgated thereunder.
2.     DEFINITIONS.
The following words or terms, when used herein, shall have the following respective meanings:
(a) "Account" shall mean the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.
(b) "Basic Compensation" shall mean the regular rate of salary or wages in effect during a Purchase Period, before any deductions or withholdings, and including overtime, bonuses and sales commissions, but excluding amounts paid in reimbursement of expenses.
(c) "Board of Directors" shall mean the Board of Directors of Mercury Systems, Inc.
(d) "Code" shall mean the Internal Revenue Code of 1986, as amended.
(e) "Committee" shall mean the Human Capital and Compensation Committee appointed by the Board of Directors.
(f) "Common Stock"” shall mean shares of the Company’s common stock, $.01 par value per share.
(g) "Eligible Employees" shall mean all persons employed by the Company or its Subsidiaries, but excluding:
(1) Persons whose customary employment is less than twenty hours per week or five months or less per year; and
(2) Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.
For purposes of the Plan, employment will be treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence, for up to 90 days or so long as the Participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.
(h) "Exercise Date" shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, "Exercise Date" shall mean the immediately preceding business day.
(i) "Participant" shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.
(j) There shall be two "Purchase Periods" in each full calendar year during which the Plan is in effect. The first Purchase Period shall commence on May 15 and continue through November 14, and the second Purchase Period shall commence on November 15 and continue through May 14. Notwithstanding the foregoing, the last Purchase Period shall end on November 14, 2033.
(k) "Purchase Price" shall mean the lower of (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant Purchase Period, or (ii) 85% of such value on the relevant Exercise Date. If the shares of Common Stock are listed on any national securities exchange, including without limitation the Nasdaq Stock Market, the fair market value per share of Common Stock on a particular day shall be the closing price, if any, on the largest such exchange on such day, and, if there are no sales of the shares of Common Stock on such particular day, the fair market value of a share of Common Stock shall be determined by taking the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the particular day in accordance with Treasury Regulations Section 25.2512-2. If the shares of Common Stock are not then listed on any such exchange, the fair market value per share of Common Stock on a particular day shall be the mean between the closing "Bid" and the closing "Asked" prices, if any, as reported in the National Daily Quotation Service for such day. If the fair market value cannot be determined under the preceding sentences, it shall be determined in good faith by the Plan Administrator.
(l) "Subsidiary" shall mean any present or future corporation which (i) would be a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code and (ii) is designated as a participating employer in the Plan by the Plan Administrator.
3.     GRANT OF OPTION TO PURCHASE SHARES.
Each Eligible Employee shall be granted an option effective on the first business day of each Purchase Period to purchase shares of Common Stock subject to shareholder approval as set forth in Section 19 hereunder. The term of the option shall be the length of the Purchase Period. The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event greater than 2,200 shares per option, or such other number as determined from time to time by the Plan Administrator prior to the date the option is granted (the "Share Limitation"). Notwithstanding the foregoing, no employee shall be granted an option which permits their right to purchase shares under the Plan to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option is granted.
4.     SHARES.
There shall be 1,000,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company and held as treasury shares. Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan.
The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, and the purchase price for each such option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.
5.     ADMINISTRATION.
The Plan shall be administered by the Board of Directors or the Committee appointed from time to time by the Board of Directors. Notwithstanding the foregoing, the Board of Directors or the Committee, if one has been appointed, may at any time delegate administrative tasks under the Plan to one or more persons (including the power to further redelegate such authority in whole or in part to one or more persons) in order to assist in the administration of the Plan. References herein to the "Plan Administrator" shall mean the Board of Directors, the Committee, or to any person exercising authority delegated in accordance with the foregoing. The Plan Administrator is vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Plan Administrator's determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee or any other person or persons acting as the Plan Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.
6.     ELECTION TO PARTICIPATE.
An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a "Stock Purchase Agreement" form prior to the enrollment deadline established for such Purchase Period by the Plan Administrator, which shall be prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined by the Plan Administrator. The election to participate shall be effective for the Purchase Period for which it is made, and if provided for in the Stock Purchase Agreement, may carry over to successive Purchase Periods. There is no limit on the number of Purchase Periods for which an Eligible Employee may participate. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of their Basic Compensation, but in no event less than one percent (1%) nor more than ten percent (10%) of their Basic Compensation, not to exceed $25,000 per year. An Eligible Employee may not change their authorization except as otherwise provided in Section 9. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed in the Plan will automatically lapse.
7.     EMPLOYEE STOCK PURCHASE ACCOUNT.
An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with provisions hereof, the Company may use for any valid corporate purpose all amounts deducted from a Participant's wages under the Plan and credited for bookkeeping purposes to their Account.
The Company shall be under no obligation to pay interest on funds credited to a Participant's Account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.
8.     PURCHASE OF SHARES.
Each Eligible Employee who is a Participant in the Plan automatically and without any act on their part will be deemed to have exercised their option on each Exercise Date to the extent that the balance then in their Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Common Stock subject to their option, subject to the Share Limitation and the Section 423(b)(8) limitation described in Section 3. Any balance remaining in the Participant's Account shall be retained in the Participant's Account and added to the aggregate payroll deductions during the next Purchase Period for purposes of determining the number of shares which may be acquired by such Participant pursuant to Section 3, unless a refund is requested by the Participant. No interest shall be paid on the balance remaining in any Participant's Account.
9.     WITHDRAWAL.
A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel their election by written notice of cancellation ("Cancellation") in such form as shall be determined by the Plan Administrator delivered to the office or person designated by the Company to receive Stock Purchase Agreements, but any such notice of Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date.
A Participant will receive in cash, as soon as practicable after delivery of the notice of Cancellation, the amount credited to their Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.
Upon dissolution or liquidation of the Company every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in their Account. If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date, upon exercise of such option and for each share as to which such option was exercised, the securities or property which a holder of one share of Common Stock was entitled upon and at such time of such merger or consolidation. In accordance with this paragraph and this Plan, the Plan Administrator shall determine the kind or amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.
10.     ISSUANCE OF SHARES.
The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a shareholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.
Within a reasonable time after the Exercise Date, the Company shall notify the transfer agent and registrar of the Common Stock of the Participant's ownership of the number of shares of Common Stock purchased by a Participant for the Purchase Period, which shall be registered either in the Participant's name or jointly in the names of the Participant and their spouse with right of survivorship as the Participant shall designate in their Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the party designated by the Company to receive such notices.
11.     ESPP BROKER ACCOUNT.
The Company may require that the shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm. The account will be known as the ESPP Broker Account. Except as otherwise provided below, the Plan Administrator may prohibit the deposited shares from being transferred from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the first business day of the Purchase Period in which those shares were acquired (or in the case of the initial Purchase Period under this Plan that commences on May 15, 2024, the two (2)-year period measured from the date that the shareholder approval requirement contemplated under Section 19 hereunder is satisfied) and (ii) the end of the one (1)-year period measured from the actual Exercise Date of those shares. Such limitation, if applicable, shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred to other accounts or to other brokerage firms.
The foregoing procedures shall not in any way limit when the Participant may sell the Participant's shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the Participant may request a share transfer from the Participant's ESPP Broker

Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account.
The foregoing procedures shall apply to all shares purchased by each Participant in the United States, whether or not that Participant continues in Eligible Employee status.
12.     TERMINATION OF EMPLOYMENT.
(a) Upon a Participant's termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due to them and the entire balance credited to their Account shall be automatically refunded, and their rights under the Plan shall terminate.
(b) Upon the death of a Participant, no payroll deduction shall be made from any compensation due to them at time of death, the entire balance in the deceased Participant's Account shall be paid in cash to the Participant's designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to their estate, and their rights under the Plan shall terminate.
13.     RIGHTS NOT TRANSFERABLE.
The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during their lifetime and is not transferable by them. If a Participant attempts to transfer their right to purchase shares under the Plan, they shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant.
14.     NO GUARANTEE OF CONTINUED EMPLOYMENT.
Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.
15.     NOTICE.
Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to Mercury Systems, Inc., 50 Minuteman Road, Andover, MA 01810, Attn: ESPP Administrator. Any notice to a Participant or an Eligible Employee shall be sent by email to the account maintained on behalf of the Participant or Eligible Employee by the Company (or such other email address as they may designate for such notices pursuant to such procedures as may be established by the Plan Administrator) or shall be delivered by mail to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing pursuant to such procedures as may be established by the Plan Administrator.
16.     APPLICATION OF FUNDS.
All funds deducted from a Participant's wages in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant's Account shall be credited with the amounts of all payroll deductions as provided in Section 7.
17. GOVERNMENT APPROVALS OR CONSENTS.
This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 18, the Plan Administrator may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state.
18.     AMENDMENT OF THE PLAN.
The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors without approval of the Company's shareholders may (a) increase the total number of shares of Common Stock which may be purchased by all Participants, (b) change the class of employees eligible to receive options under the Plan, or (c) make any changes to the Plan which require shareholder approval under applicable law or regulations, including Section 423 of the Code and the regulations promulgated thereunder.
For purposes of this Section 18, termination of the Plan by the Board of Directors pursuant to Section 19 shall not be deemed to be an action which adversely affects options theretofore granted hereunder.
19.     TERM OF THE PLAN.
The Plan shall become effective on the date on which it has been adopted by the Board of Directors, provided that it is approved on or prior to November 14, 2024 by the affirmative vote of holders of a majority of the stock of the Company present or represented and entitled to vote at a duly held shareholders' meeting; provided, that in the event such shareholder approval is not timely obtained, then no shares of Common Stock shall be issued hereunder, any balance held in the Participant's account shall be refunded to the Participant without interest, and the Plan shall automatically terminate immediately thereafter. The Plan shall continue in effect through November 14, 2033, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time, but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. If at any time shares of Common Stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.
20.     NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.
By electing to participate in the Plan, each Participant agrees to notify the Company in writing immediately after the Participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Purchase Period in which such Common Stock was acquired. Each Participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as "disqualifying dispositions" under Sections 421 and 424 of the Code, which have certain tax consequences to Participants and to the Company and its participating Subsidiaries. The Participant acknowledges that the Company may send a Form W-2, or substitute therefor, as appropriate, to the Participant with respect to any income recognized by the Participant upon a disqualifying disposition of Common Stock.
21.     WITHHOLDING OF ADDITIONAL INCOME TAXES.
By electing to participate in the Plan, each Participant acknowledges that the Company and its participating Subsidiaries are required to withhold taxes with respect to the amounts deducted from the Participant's compensation and accumulated for the benefit of the Participant under the Plan and each Participant agrees that the Company and its participating Subsidiaries may deduct additional amounts from the Participant's compensation, when amounts are added to the Participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations.
22.     INTERNATIONAL SUB-PLANS.
The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Section 423 of the Code but are intended to comply with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Section 423 of the Code requirements but may be conducted concurrently with those offerings.
23.     GENERAL.
Whenever the context of this Plan permits, the masculine gender shall include the feminine and neuter genders.
Approved by the Board of Directors: April 24, 2024
Approved by the Shareholders:

Appendix B
Reconciliation of GAAP Measures to Non-GAAP Measures
The Company defines adjusted EBITDA as income before other non-operating adjustments, interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition, financing and other third party costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, COVID related expenses, and stock-based and other non-cash compensation expense. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:
•Other non-operating adjustments. The Company records other non-operating adjustments such as gains or losses on foreign currency remeasurement, investments and fixed asset sales or disposals among other adjustments. These adjustments may vary from period to period without any direct correlation to underlying operating performance.
•Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of the Company's operations.
•Income taxes. The Company's GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.
•Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.
•Amortization of intangible assets. The Company incurs amortization of intangible assets primarily as a result of acquired intangible assets such as backlog, customer relationships and completed technologies but also due to licenses, patents and other arrangements. These intangible assets are valued at the time of acquisition or upon receipt of right to use the asset, amortized over the requisite life and generally cannot be changed or influenced by management after acquisition.
•Restructuring and other charges. The Company incurs restructuring and other charges in connection with management's decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company's adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.
•Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.
•Acquisition, financing and other third party costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal, accounting, and other third party advisory fees. The Company may also incur third-party costs, such as legal, banking, communications, proxy solicitation, and other third party advisory fees in connection with engagements by activist investors or unsolicited acquisition offers. Although the Company may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facility as well as non-cash financing expenses associated with obtaining its credit facility. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.
•Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company's income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.
•Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although the Company may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company's business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.
•COVID related expenses. The Company incurred costs associated with the COVID pandemic. These costs relate primarily to enhanced compensation and benefits for employees as well as incremental supplies and services to support social distancing and mitigate the spread of COVID. These costs include expanded sick pay related to COVID, overtime, the Mercury Employee COVID Relief Fund, meals and other compensation-related expenses as well as ongoing testing for onsite employees. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.
•Stock-based and other non-cash compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. The Company also incurs non-cash based compensation in the form of pension related expenses. Although stock-based and other non-cash compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards, as well as pension actuarial assumptions. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation and other non-cash compensation.
Below is a reconciliation between adjusted EBITDA and the most comparable GAAP financial measure, net income.

(in millions)	Fiscal 2023	Fiscal 2024	Q4 Fiscal 2023	Q4 Fiscal 2024
Net loss	$(28.3)	$(137.6)	$(8.2)	$(10.8)
Other non-operating adjustments, net	(1.6)	(0.6)	(1.6)	(0.2)
Interest expense, net	24.1	33.8	6.6	8.6
Income tax benefit	(20.2)	(51.6)	(6.6)	(7.8)
Depreciation	43.8	40.4	9.9	10.1
Amortization of intangible assets	53.6	47.7	12.6	11.3
Restructuring and other charges	7.0	26.2	0.6	6.8
Impairment of long-lived assets	—	—	—	—
Acquisition, financing and other third party costs	10.0	4.4	3.8	1.4
Fair value adjustments from purchase accounting	0.4	0.7	0.2	0.2
Litigation and settlement expense, net	0.5	4.9	(1.2)	0.9
COVID related expenses	0.1	—	—	—
Stock-based and other non-cash compensation expense	43.0	41.3	5.9	10.7
Adjusted EBITDA	$132.3	$9.4	$21.9	$31.2

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment, which includes capitalized software development costs, and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

(in millions)	Fiscal 2023	Fiscal 2024	Q4 Fiscal 2023	Q4 Fiscal 2024
Net cash provided by (used in) operating activities	$(21.3)	$60.4	$12.6	$71.8
Purchases of property and equipment	(38.8)	(34.3)	(8.8)	(10.3)
Free cash flow	$(60.1)	$26.1	$3.8	$61.4

Adjusted free cash flow is a non-GAAP financial measure that is used to measure the Company's fiscal year performance under its Annual Incentive Plan. Adjusted free cash flow excludes the effects of pre-established categories of items that the Human Capital and Compensation Committee believes are not reflective of operating performance. The following table reconciles our free cash results described above for fiscal 2024 to the adjusted free cash flow measure used under our Annual Incentive Plan for fiscal 2024.

(in millions)	Fiscal 2024
Free cash flow	$26.1
Prior Year Factoring Repayment	30.5
Current Year Ending Factoring Balance	(33.8)
Restructuring Outflows	13.8
Litigation, Acquisition and Other One-Time Expense	4.2
Adjusted free cash flow	$40.8

The Mercury Processing Platform is the single source for technology that survives and thrives at the edge

EDGE READY
SILICON TO SYSTEMS
DATA TO DECISION
Purpose Built
Trusted & Secure
Software Defined
Open & Modular
Signal
Compute
Data Management
Display
Secure
MERCURY PROCESSING PLATFORM
Components
Modules
Subsystems
Integrated Solutions

MERCURY SYSTEMS – INNOVATION THAT MATTERS®

Mercury Systems is a technology company that delivers mission-critical processing power to the edge to solve the most pressing aerospace and defense challenges. Combining technologies and expertise developed for more than 40 years, the Mercury Processing Platform offers customers a unique advantage to unleash breakthrough capabilities. It spans the full breadth of signal processing—from RF front end to the human-machine interface—enabling customers to turn data into decisions with standard products and custom solutions from silicon to system scale. Mercury's products and solutions are deployed in more than 300 programs and across 35 countries.

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Online

Go to **www.envisionreports.com/MRCY** or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by October 23, 2024 at 1:00 A.M., Eastern Time

Shareholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Mercury Systems, Inc. Shareholder Meeting to be Held on October 23, 2024.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Annual Report to Shareholders and Proxy Statement are available at:

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Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/MRCY**.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

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Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before October 11, 2024 to facilitate timely delivery.

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Shareholder Meeting Notice

Mercury Systems, Inc. Annual Meeting of Shareholders will be held on Wednesday, October 23, 2024 at 10:00 am ET at 50 Minuteman Road, Andover, MA 01810.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4:

1. To elect three Class III directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors have been duly elected and qualified.
   01 - Orlando P. Carvalho
   02 – Barry R. Nearhos
   03 – Debora A. Plunkett
2. To approve, on an advisory basis, the compensation of our named executive officers.
3. To approve our 2024 Employee Stock Purchase Plan.
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

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PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/MRCY**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Mercury Systems, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by October 11, 2024.

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by October 23, 2024 at 1:00 A.M., Eastern Time.

Online
Go to **www.envisionreports.com/MRCY** or scan the QR code — login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4.

Nominee	For	Withhold
01 - Orlando P. Carvalho	☐	☐
02 - Barry R. Nearhos	☐	☐
03 - Debora A. Plunkett	☐	☐

Proposal	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To approve our 2024 Employee Stock Purchase Plan.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Mercury Systems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William L. Ballhaus, David E. Farnsworth, and Stuart H. Kupinsky, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 23, 2024 at 10:00 a.m., local time, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice or the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, AND FOR PROPOSALS 2, 3, AND 4, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE.

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